Exhibit 99.1

The information contained herein is not complete and may be changed. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended. Additional information with respect to these securities has been filed with the U.S. Securities and Exchange Commission.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JULY 24, 2024

INFORMATION STATEMENT

This information statement is being furnished in connection with the distribution (the “spin-off” or “distribution”) of all the outstanding common shares of Grafiti Holding Inc., a British Columbia corporation (“Grafiti Holding”). We operate a business in the United Kingdom (“UK”) providing a comprehensive set of data analytics and statistical visualization solutions for engineers and scientists (the “Grafiti UK Business”). On December 26, 2023, all of the outstanding shares of Grafiti Limited, a UK limited company (“Grafiti UK”) held by XTI Aerospace, Inc. (previously named “Inpixon”) (the “Parent”) were transferred to Grafiti Holding, making Grafiti UK a wholly owned subsidiary of Grafiti Holding (the “Reorganization”). On December 27, 2023 (the “record date”), all of the outstanding common shares of Grafiti Holding were transferred to the Grafiti Holding Inc. Liquidating Trust (the “trust”), to be held for the benefit of holders of the Parent’s common stock, preferred stock and those outstanding warrants that are contractually entitled to participate in the distribution (collectively, the “participating securityholders”), on a pro rata basis as of the record date. See “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences for U.S. Holders.” The trust will continue to hold the Grafiti Holding common shares until the effective date of the registration statement on Form 10 of which this information statement is a part (the “Registration Statement”), promptly following which the trust will deliver the Grafiti Holding common shares to the participating securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of the Parent’s common stock as of the record date. Following the delivery of the Grafiti Holding common shares to the participating securityholders, we will be an independent reporting company. The date on which the trust delivers the Grafiti Holding common shares to the participating securityholders is referred to herein as the “delivery date”. The time when the Securities and Exchange Commission (the “SEC”) declares the Registration Statement effective is referred to herein as the “effective time,” and the date on which the effective time occurs is referred to herein as the “effective date.” Grafiti Holding together with Grafiti UK may be referred to in this information statement collectively as “Grafiti,” “we,” “us,” “our”, or the “Company.”

We are providing this information statement to describe the Grafiti UK Business and the distribution of Grafiti Holding common shares to participating securityholders who will be our shareholders upon completion of the spin-off.

For every 50 shares of the Parent’s common stock held of record by you as of the record date, you will receive one Grafiti Holding common share. In addition, the holders of the Parent’s preferred stock and certain outstanding warrants (the “participating warrants”) are entitled, pursuant to the applicable certificates of designation and warrant agreements, respectively, to participate in the spin-off distribution to the same extent that the holder thereof would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the record date (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations). Holders of other outstanding warrants which provide that the holders of such warrants as of the record date may only participate in the distribution upon exercise of such warrants before the record date will not participate with respect to any unexercised warrant shares as of the record date. Fractional Grafiti Holding common shares that the participating securityholders otherwise would have been entitled to receive after application of the above ratio will be rounded up to the nearest whole share. The distributed shares are in book-entry form only, which means that no physical stock certificates will be delivered to the participating securityholders. Promptly following the effective date, the trust will deliver an aggregate of 3,600,001 Grafiti Holding common shares to the participating securityholders, with adjustments made for individual round-ups, on the delivery date.

NO VOTE OF the parent’s STOCKHOLDERS IS REQUIRED FOR THE DISTRIBUTION. THEREFORE, YOU ARE NOT BEING ASKED FOR A PROXY, AND WE ARE NOT ASKING YOU FOR A PROXY

We expect that the distribution will be a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences to U.S. Holders” on page 79.

Grafiti Holding is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as Grafiti Holding remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Our Business – Emerging Growth Company Status.”

Grafiti Holding has entered into a Business Combination Agreement, dated October 23, 2023 (as amended from time to time, the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon” or “Damon Motors”), and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti Holding (“Amalco Sub”), pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti Holding (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by requisite securities holders of Damon, approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, as amended (the “Securities Act”), approval of the listing of the Grafiti Holding common shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Business Combination, Damon obtaining lock-up agreements from holders of 95% of its fully diluted outstanding shares excluding certain Damon noteholders, and Damon maintaining a cash balance of at least $3 million as of the time of consummating the Business Combination. Grafiti Holding, after the closing of the Business Combination, is referred to herein as the “combined company.” If the Business Combination is consummated, holders of Grafiti Holding common shares, including the participating securityholders and management that hold Grafiti Holding common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which have been issued to persons who are members of Grafiti Holding’s management team prior to consummation of the Business Combination and persons who were members of the Parent’s management team prior to consummation of the merger transaction between XTI Aircraft Company (“XTI”) and Parent (the “XTI Merger”), pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, among XTI, Parent, and Superfly Merger Sub, Inc. (as amended, the “XTI Merger Agreement”).

Grafiti Holding common shares are not publicly traded and there is currently no public market for our common shares. We expect that there will be no public trading market for the Grafiti Holding common shares unless the Business Combination is consummated. Listing of the Grafiti Holding common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti Holding has applied for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 16.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this information statement is July 24, 2024.

You should rely only on the information contained in this information statement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This information statement is being furnished solely to provide information to the participating securityholders who will receive Grafiti Holding common shares in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of the Parent. This information statement describes our business, our relationship with the Parent, and the distribution, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common shares that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business, ownership of our common shares and the Business Combination, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

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SUPPLEMENTAL INFORMATION

Unless the context otherwise requires, references in this information statement are as follows:

Unless otherwise stated or the context otherwise requires, “Grafiti”, the “Company”, “we”, “our” and “us” means Grafiti Holding Inc. (which may also be referred to as “Grafiti Holding”) and our consolidated subsidiaries  including Grafiti UK. References to Grafiti’s historical business and operations refer to the business and operations of Grafiti UK, which operates the Grafiti UK Business.

Unless otherwise stated or the context otherwise requires, the “Parent” means XTI Aerospace, Inc. (formerly, Inpixon), a Nevada corporation. “Parent” prior to the completion of the XTI Merger is also referred to herein as Inpixon.

MARKET AND INDUSTRY DATA

This information statement contains statistical data, estimates and information concerning Grafiti’s industry, including market positions and the size and growth rates of the markets in which Grafiti participates, that are based on independent industry publications and reports or other publicly available information, as well as other information based on Grafiti’s internal sources. Although the management of Grafiti believes the market and industry data included in this information statement are reliable and are based on reasonable assumptions, this data involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Management has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which Grafiti operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements and Information.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Grafiti owns or has rights to trademarks, trade names and service marks used in connection with the operation of the Grafiti UK Business. Other trademarks, trade names and service marks appearing in this information statement are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this information statement are listed without the applicable ®, ™ and SM symbols.

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INFORMATION STATEMENT SUMMARY

The following summary highlights information contained elsewhere in this information statement relating to the spin-off and the Business Combination. You should read this entire information statement including the risk factors, our management’s discussion and analysis of financial condition and results of operations, our historical financial statements, and our unaudited pro forma condensed combined financial statements and the respective notes to those historical and pro forma financial statements.

Our historical financial data has been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows specifically allocable to the Grafiti UK Business during all periods shown. Our pro forma condensed combined financial data adjust our historical combined financial data to give effect to the spin-off and the Business Combination and our anticipated capital structure following the spin-off and the Business Combination.

Except as otherwise indicated or the context otherwise requires, the information included in this information statement assumes the completion of the spin-off.

Grafiti

Grafiti Holding is the holding company of Grafiti UK, which operates the Grafiti UK Business. Grafiti is a distributor in the UK and certain other European countries of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers. Our products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the study of the efficacy of established drugs and therapies, and in epidemic propagation research, among other applications. Engineers use our products for a multitude of applications which include, but are not limited to, conducting surface modelling analysis and curve fitting in order to design new engineering processes, studying signal attenuation and propagation in radio engineering. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti Holding was incorporated on October 17, 2023 in British Columbia, Canada. Grafiti UK was formed by the Parent on May 13, 2020 as a distribution arm for its SAVES products in the UK market and part of the European market.

Grafiti UK’s strategy is to build a broader, long term customer base by increasing its sales of Grafiti UK’s product offerings which will include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Corporate Information

The address of our principal executive office is 169 Bath Road, Slough, 4DX UK.

Our Internet website is https://grafiti.co.uk/. The information contained on, or that may be obtained from, our website is not a part of this information statement or the information statement of which it forms a part. We have included our website address in this information statement solely as an inactive textual reference.

Spin-off

In December of 2021, the Parent announced that its Board of Directors had authorized a review of strategic alternatives, including a possible asset sale, merger with another company or spin-off of one or more of its business units in an effort to maximize shareholder value. Since then, the Parent evaluated multiple opportunities and entered into definitive agreements with respect to three strategic transactions, consisting of the spin-off and sale of the Parent’s enterprise apps business in March of 2023, the business combination between the Parent and XTI pursuant to the XTI Merger Agreement which was consummated on March 12, 2024, and the proposed business combination between Grafiti and Damon Motors pursuant to the Business Combination Agreement which, if consummated, will be consummated following the spin-off.

During the third quarter of 2023, the Parent announced its intention to divest its SAVES lines of business as conducted in the United Kingdom from its real time location services and analytics business (the “Remaining Business”). In connection with the spin-off, on December 26, 2023, the Parent transferred to Grafiti Holding all of the shares of Grafiti UK owned by the Parent, making Grafiti UK a wholly-owned subsidiary of Grafiti Holding.

The spin-off is part of the Solutions Divestiture (as defined in the XTI Merger Agreement), which was a condition to consummating the merger transaction contemplated by the XTI Merger Agreement. As the Outside Date (as defined in the XTI Merger Agreement) was originally designated as December 31, 2023, and the Parent did not expect the Registration Statement to become effective until 2024, to facilitate the Solutions Divestiture, on the record date the Parent transferred the Grafiti Holding common shares to the trust, which holds the Grafiti Holding common shares for the benefit of the participating securityholders. The Grafiti Holding common shares will be held by the trust until the effective date, promptly following which the trust will deliver the Grafiti Holding common shares to the participating securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of the Parent’s common stock as of the record date.

Grafiti Holding, the Parent and the initial trustee of the trust have entered into a Liquidating Trust Agreement, dated December 27, 2023 (the “Liquidating Trust Agreement”), pursuant to which the Parent distributed the Grafiti Holding common shares owned by the Parent to the trust as of the record date and the trust will deliver the Grafiti Holding common shares to the beneficiaries promptly following the effective date. If the distribution is not consummated prior to the second anniversary of the date of the Liquidating Trust Agreement, the trustee(s) of the trust will be empowered to liquidate the Grafiti Holding common shares held by the trust and distribute the proceeds thereof to the participating securityholders as beneficiaries.

As a holder of common stock of the Parent, you will receive one Grafiti Holding common share for every 50 shares of the Parent’s common stock that you held at the close of business on the record date. In addition, in accordance with the terms of the Parent’s preferred stock charters and the warrant agreements for the participating warrants, each holder of the Parent’s preferred stock and the participating warrants is entitled to participate in the spin-off distribution to the same extent that the holder would have participated if the holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the record date. Other outstanding warrants which provide that the holders of such warrants as of the record date may only participate in the distribution of Grafiti Holding common shares upon exercise of such warrants before the record date have remained unexercised and as a result, will not participate. Since the Parent transferred the Grafiti Holding common shares that it owned to the trust for the benefit of the participating securityholders, the Parent does not own any Grafiti Holding common shares.

The spin-off is governed by (i) a separation and distribution agreement, dated October 23, 2023 (as amended from time to time, the “Separation Agreement”) between the Parent and Grafiti Holding, (ii) an assignment and assumption agreement dated December 26, 2023 between the Parent and Grafiti Holding to transfer the shares of Grafiti UK owned by the Parent to Grafiti Holding in exchange for Grafiti Holding common shares (the “Assignment Agreement”), and (iii) the Liquidating Trust Agreement by and among Grafiti Holding, the Parent and the initial trustee of the trust (collectively, the “Spin-off Documents”), which provide the terms and conditions of the separation of the two businesses and for the spin-off. Following the spin-off, Grafiti’s management team will include Nadir Ali, as Chief Executive Officer, President and the sole director. Nadir Ali, former Chief Executive Officer and director of the Parent, currently serves as the sole officer and director of Grafiti and will continue to do so following the spin-off until the Business Combination is consummated.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to security holders of the Parent who will receive Grafiti Holding common shares in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Grafiti Holding’s or the Parent’s securities. The information contained in this information statement is believed by Grafiti Holding to be accurate as of the date set forth on its cover. Changes may occur after that date and neither the Parent nor Grafiti Holding will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

Emerging Growth Company Status of Grafiti

Grafiti Holding is an “emerging growth company” as defined in the JOBS Act. As such, Grafiti Holding will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of some or all of these exemptions, some investors may find Grafiti Holding common shares less attractive. If our common shares become publicly traded, the result may be a less active trading market for our common shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that we, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Recent Developments

Proposed Business Combination with Damon and Equity Prepaid Forward Transaction

Grafiti Holding has entered into the Business Combination Agreement, pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company continuing as a wholly-owned subsidiary of Grafiti Holding. The Business Combination is subject to material conditions, including (1) approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court (the “Court”) after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, (2) a vote in favor of a resolution approving the Business Combination by (a) two-thirds of the votes cast on such resolution by the Damon shareholders present in person or represented by proxy at the applicable Damon shareholders meeting; (b) two-thirds of the votes cast on such resolution by the holders of Damon Class B Preferred Shares and Class A Series 2 Company Preferred Shares, voting together as a single class on an as converted basis; (c) two-thirds of the votes cast on such resolution by the holders of Damon warrants; (d) two-thirds of the votes cast on such resolution by the holders of Damon options; (e) three-quarters of the underlying value of the votes cast on such resolution by the holders of Damon convertible notes and a majority of the holders of such Damon convertible notes; and (f) any approval requirements as may be imposed by the Court, (3) approval of the listing of the Grafiti Holding common shares on Nasdaq after giving effect to the Business Combination, (4) Damon obtaining lock-up agreements from holders of 95% of its fully diluted outstanding shares excluding certain Damon noteholders, and (5) Damon maintaining a cash balance of at least $3 million as of the time of consummating the Business Combination. Upon the consummation of the Business Combination, holders of Grafiti Holding common shares, including the participating securityholders and management that hold Grafiti Holding common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which have been issued to persons who are members of Grafiti Holding’s management team prior to consummation of the XTI Merger pursuant to the XTI Merger Agreement.

Prior to the closing of the Business Combination, Damon plans to enter into a subscription agreement with two institutional investors providing for the purchase by the investors of a number of Damon common shares that will be exchanged for a number of Grafiti Holding common shares equal to 9.9% of the total Grafiti Holding common shares outstanding at the closing of the Business Combination pursuant to the terms of the Business Combination Agreement, for an expected aggregate purchase price of $24 million. Additionally, upon the occurrence of a dilutive offering that triggers a lowering of the reset price under the FSPA (defined below), the investors may purchase a greater aggregate number of Grafiti Holding common shares equal to (i) the initially purchased amount at the closing divided by (ii) the quotient of the price of such dilutive offering divided by $12.00, and may enter into additional subscription agreements for the additional shares they may purchase. However, neither investor is required to purchase an amount of shares such that following the issuance, its beneficial ownership of Grafiti Holding common shares would exceed 9.9% of the outstanding Grafiti Holding common shares immediately after giving effect to such issuance (the “9.9% Beneficial Ownership Cap”). Concurrently with such subscription, Grafiti Holding and Damon plan to enter into a letter agreement with the investors regarding an OTC Equity Prepaid Forward Transaction (the “FSPA”), pursuant to which the purchase price for the subscribed shares will be paid back to the investors promptly following the closing of the Business Combination, resulting in a receivable to Grafiti Holding pursuant to the terms of the FSPA. The transaction subject to the FSPA will be settled upon the 12 month anniversary of the consummation of the Business Combination or earlier upon certain triggering events under the FSPA and in accordance with the corresponding settlement terms under the FSPA, and payments may be made to Grafiti Holding incrementally depending in part on the market price of the Grafiti Holding common shares and subject to the investors exercising their optional early termination rights under the FSPA. Accordingly, based on the terms of the FSPA, there can be no assurance that the FSPA will provide working capital to Grafiti Holding after the consummation of the Business Combination.

As consideration for the investors entering into the FSPA, Grafiti Holding will issue an aggregate of 300,000 common shares to the investors promptly following the consummation of the Business Combination.

See the sections “Business of Grafiti - Recent Developments - Proposed Business Combination with Damon” and “- Forward Share Purchase Agreement and Related Subscription Agreement” for a more detailed description of the Business Combination Agreement and the FSPA and the related subscription agreement.

Streeterville Note, Grafiti Holding Note and Related Transactions

June 26, 2024, Grafiti Holding and Streeterville Capital, LLC, a Utah limited liability company (“Investor”) entered into a note purchase agreement, pursuant to which Grafiti Holding agreed to sell, and the Investor agreed to purchase, a secured promissory note in an aggregate original principal amount of $6,470,000 (the “Streeterville Note”) in a private offering in reliance on the exemptions from registration under applicable securities laws. The Streeterville Note carries an original issue discount of $1,450,000. On the same day, the Investor paid the purchase price of $5,000,000 as follows: (a) $1,150,000 to Grafiti Holding; (b) $350,000 to Damon as a loan from Grafiti Holding to Damon, and (c) $3,500,000 into escrow, which will be distributed to Grafiti Holding upon satisfaction of certain conditions including: (a) consummation of the Business Combination; (b) the combined company’s common shares being listed on Nasdaq; and (c) immediately following the closing of the Business Combination, the combined company having no outstanding debt other than the Streeterville Note, certain other specified debts and trade payables incurred in the ordinary course of business.

In connection with the Streeterville loan transaction, Damon Motors Corporation, a Delaware corporation and a wholly-owned subsidiary of Damon (the “Damon Subsidiary”), and Damon, each entered into a Guaranty, dated as of June 26, 2024, whereby Damon and the Damon Subsidiary guaranteed the performance of Grafiti Holding’s obligations under the Streeterville Note. Additionally, Grafiti Holding’s obligations under the Streeterville Note are secured by a lien on the Grafiti Holding Note (as defined below) payable by Damon to Grafiti Holding (as described below) and all related claims, rights, and interests in the Grafiti Holding Note, pursuant to a Security Agreement between Streeterville and Grafiti Holding, dated June 26, 2024.

On June 26, 2024, Grafiti Holding purchased from Damon a senior secured promissory note with an original principal amount of $350,000 (the “Grafiti Holding Note”), issued in a private offering in reliance on the exemptions from registration under applicable securities laws. In accordance with the terms of the Grafiti Holding Note, Damon may request and Grafiti Holding may loan, in its discretion, additional funds up to an aggregate principal amount, including the original principal amount, of $1,000,000.

In connection with the Grafiti Holding Note, on June 26, 2024, Grafiti Holding and Damon also entered into a Security and Pledge Agreement (the “Damon Security Agreement”), and Grafiti Holding received a guaranty from the Damon Subsidiary in favor of Grafiti Holding (the “Damon Subsidiary Guaranty”). Under the Damon Security Agreement, Grafiti received a continuing first priority security interest in all of the existing and future assets of Damon to secure Damon’s obligations under the Grafiti Holding Note. Under the Damon Subsidiary Guaranty, the Damon Subsidiary agreed to guarantee the performance of Damon’s obligations under the Grafiti Holding Note and the Damon Security Agreement.

See the sections “Business of Grafiti - Recent Developments - Note Purchase Agreement with Streeterville and Related Security Documents” and “- Grafiti Holding Note and Related Security Documents” for a more detailed description of the Streeterville Note, the Grafiti Holding Note and the related transactions.

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics of the industry, our level of indebtedness, the legal and regulatory environment in which we operate, our status as an independent reporting company following the spin-off, and the Business Combination. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this information statement contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements and Information.”

TERMS OF THE SEPARATION AND DISTRIBUTION

In connection with the spin-off, promptly following the effective date, the trust will deliver the Grafiti Holding common shares held by the trust to the participating securityholders. The following is a brief summary of the terms of the spin-off. See the section entitled “The Separation and Distribution” for a more detailed description.

Distributing Company

XTI Aerospace, Inc. (formerly, Inpixon), referred to herein as the Parent

Since the Parent transferred the Grafiti Holding common shares that it owned to the trust for the benefit of the participating securityholders as of the record date, the Parent does not own any Grafiti Holding common shares.

Spin-off Company	Grafiti Holding Inc., referred to herein as Grafiti Holding, or together with its subsidiaries, as Grafiti. After the spin-off, Grafiti Holding will be an independent reporting company.

Background and Primary Purposes of the Spin-off	As a condition to closing the XTI Merger, which was consummated on March 12, 2024, the Parent was required to complete the divestiture of any business lines and other assets and liabilities that are not associated with its real time location services and analytics business, including its Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing (the “Solutions Divestiture”). Grafiti UK is the primary distributor of the SAVES software products in the UK and certain other European countries. To this end, the Parent transferred the Grafiti Holding common shares owned by it to the trust for the benefit of the participating securityholders as of the record date, as part of the Solutions Divestiture, and the trust will deliver the Grafiti Holding common shares to the participating securityholders promptly following the effective date. Grafiti is pursuing the Business Combination in an effort to further maximize value for the Parent’s stockholders.

Record Date	Close of business on December 27, 2023. Only the participating securityholders as of the record date are entitled to receive the Grafiti Holding common shares distributed in the spin-off. This right to receive the Grafiti Holding Common Shares will not trade with the Parent Common Stock following the record date.

Distribution Date (Transfer of Grafiti Holding Common Shares to Trust)	December 27, 2023. See “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences for U.S. Holders.”

Grafiti Holding Common Shares Delivery Date	The trust will deliver the Grafiti Holding common shares promptly following the effective date. On or about that date, we will issue a press release announcing effectiveness of the Registration Statement and the expected date of delivery of the Grafiti Holding common shares to the participating securityholders.

Distribution Ratio	On the delivery date, holders of Parent common stock, preferred stock and participating warrants will receive one Grafiti Holding common share for every 50 shares of Parent common stock held (or into which such preferred stock may be converted or for which such participating warrants may be exercised) as of the close of business on the record date.

Treatment of Preferred Stock and Participating Warrants	Holders of Parent’s outstanding preferred stock and participating warrants as of the record date are entitled to participate, pursuant to the applicable preferred stock charters and warrant agreements, in the spin-off distribution to the same extent that such holders would have participated if such holders had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations). Other outstanding warrants which provide that the holders of such warrants as of the record date may only participate in the distribution of Grafiti Holding common shares upon exercise of such warrants before the record date have remained unexercised and as a result, will not participate.

Trading of Grafiti Holding Common Shares	Grafiti Holding common shares are not publicly traded and there is currently no public market for our common shares. On December 27, 2023, the Parent transferred the Grafiti Holding common shares to the trust for the benefit of the participating securityholders. Accordingly, no public trading market for the Grafiti Holding common shares exists. We expect that there will be no public trading market for the Grafiti Holding common shares unless the Business Combination is consummated. Listing of the Grafiti Holding common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti Holding has applied for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination. However, there is no assurance that the Business Combination will be consummated or that the Grafiti Holding common shares will be listed on the Nasdaq Stock Market in connection with the Business Combination.

Distribution Agent	Odyssey Transfer and Trust Company (the “distribution agent”).

Distribution Mechanics	Before the delivery date, the trust will deliver all of the Grafiti Holding common shares it holds to the distribution agent for delivery to holders of Parent common stock, preferred stock and participating warrants as of the record date. Following the effective date of the Registration Statement, the trust, with the assistance of the distribution agent, will effectuate the delivery of Grafiti Holding common shares to the holders of Parent common stock, preferred stock and participating warrants as of the record date by way of direct registration in book-entry form. The distribution agent will mail each recipient of Grafiti Holding common shares a book-entry account statement that reflects such recipient’s Grafiti Holding common shares. For participating securityholders who owned Parent common stock through a broker or other nominee, Grafiti Holding common shares will be credited to their accounts by the broker or other nominee. Following the delivery of Grafiti Holding common shares, stockholders whose shares are held in book-entry form may request the transfer of their Grafiti Holding common shares to a brokerage or other account at any time and may request the delivery of physical stock certificates for their shares, in each case without charge.

Separation Agreement and Other Spin-off Document	Grafiti Holding has entered into the Separation Agreement with Inpixon, which sets forth the terms and conditions of the spin-off, the Assignment Agreement to transfer the shares of Grafiti UK owned by the Parent to Grafiti Holding in exchange for Grafiti Holding common shares, and the Liquidating Trust Agreement to transfer the Parent’s Grafiti Holding common shares to the trust to be held for the benefit of the participating securityholders.

Conditions to the Spin-off	The spin-off will occur only if, among other things:

●	the transfer of Grafiti UK common shares held by the Parent to Grafiti Holding in accordance with the Separation Agreement has been completed, which condition has already been satisfied;

●	our common shares shall have been registered under the Securities Act or the Exchange Act and the SEC will have declared effective the applicable registration statement, no stop order suspending the effectiveness of the registration statement will be in effect, and no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been made available to the Parent stockholders and participating warrant holders as of the record date;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority; and

●	No other events or developments exist or have occurred that, in the judgment of the board of directors of the Parent, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Risks Relating to Ownership of Our Common Shares and the Distribution	Our business is subject to both general and specific risks and uncertainties relating to our business, the spin-off and the proposed Business Combination. You should read carefully “Risk Factors” beginning on page 16 of this information statement.

Grafiti Holding Dividend Policy	After the spin-off, we intend to retain all earnings for the foreseeable future for use in the operation of our business. Consequently, we do not anticipate paying any cash dividends on our common share for the foreseeable future.

Tax Consequences to Participating Securityholders	For U.S. federal income tax purposes, the spin-off is expected to be a taxable transaction for the participating securityholders as of the record date. Each participating securityholder is urged to consult his, her or its own tax advisor as to the specific tax consequences of the distribution to him, her or it, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws, in light of his, her or its own circumstances. Please see the discussion under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders” on page 79 for a further discussion of the anticipated U.S. income tax consequences for U.S. Holders.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Set forth below are commonly asked questions and answers about the spin-off, and the transactions contemplated thereby or related thereto. You should read the sections entitled “The Separation and Distribution,” and “The Separation Agreement” of this information statement for a more detailed description of the matters described below.

Q:	What are the transactions contemplated by the spin-off?

A:	The spin-off is the separation of the Grafiti UK Business from the Parent, which will be accomplished through a series of transactions that will result in the participating securityholders owning all of the outstanding Grafiti Holding common shares held by the Parent as of the record date, following a transfer of all of the outstanding shares of Grafiti UK from the Parent to Grafiti Holding and Grafiti operating the Grafiti UK Business, and the transfer of all of the outstanding Grafiti Holding common shares as of the record date to the trust to be held for the benefit of the participating securityholders. The delivery of Grafiti Holding common shares to the participating securityholders is the final step in the spin-off and will be a pro rata distribution to be completed following the effectiveness of the Registration Statement and prior to the consummation of the Business Combination.

Q:	What is Grafiti?

A:	Grafiti Holding is a holding company incorporated under the laws of British Columbia. Grafiti, encompassing Grafiti Holding and its operating subsidiary Grafiti UK, serves as the Parent’s primary distributor in the UK and certain other European countries of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers. Following the spin-off, Grafiti Holding will be an independent reporting company operating the Grafiti UK Business through Grafiti UK.

Q:	What is the reason for the spin-off?

A:	As a condition to closing the XTI Merger, which was consummated on March 12, 2024, the Parent was required to complete the divestiture of any business lines and other assets and liabilities that are not associated with its real time location services and analytics business, including its Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing. Grafiti UK is the primary distributor of the SAVES software products in the UK and certain other European countries. To this end, the Parent transferred the Grafiti Holding common shares owned by it to the trust for the benefit of the participating securityholders as of the record date, as part of the Solutions Divestiture, and the trust will deliver the Grafiti Holding common shares to the participating securityholders promptly following the effective date. Grafiti is pursuing the Business Combination in an effort to further maximize value for the Parent’s stockholders.

Q:	What will I receive in the spin-off?

For every 50 shares of Parent common stock outstanding and into which any preferred stock is convertible or participating warrant is exercisable as of the record date, the holder(s) will be entitled to receive pursuant to the applicable preferred stock charters and warrant agreements one Grafiti Holding common share. Other outstanding warrants which provide that the holders of such warrants as of the record date may only participate in the distribution of Grafiti Holding common shares upon exercise of such warrants before the record date have remained unexercised and as a result, will not participate. We expect an aggregate of 3,600,001 Grafiti Holding common shares, with adjustments made for individual round-ups, will be distributed. For additional information on the distribution, see the section titled “The Separation and Distribution.”

Q:	How has the separation of Grafiti from the Parent been accomplished?

A:

On December 27, 2023, the Parent transferred the Grafiti Holding common shares held by the Parent to the trust for the benefit of the participating securityholders, on the basis of one Grafiti Holding common share for every 50 shares of Parent common stock the participating securityholder holds (or into which their preferred stock may be converted or for which their participating warrants may be exercised) at the close of business on the record date. The Parent and Grafiti Holding have been separated as two independent companies.

Q:	What is the record date for the distribution?

A:	The record date for the distribution is December 27, 2023.

Q:	When will the distribution be completed?

A:	On December 27, 2023, the Parent transferred the Grafiti Holding common shares held by the Parent as of the record date to the trust for the benefit of participating securityholders, on the basis of one Grafiti Holding common share for every 50 shares of Parent common stock the securityholder holds (or into which their preferred stock may be converted or for which their participating warrants may be exercised) at the close of business on the record date. The Grafiti Holding common shares will be held by the trust until the Registration Statement has been declared effective by the SEC, promptly following which time the Grafiti Holding common shares will be delivered to the participating securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares of Parent common stock (or any shares of Parent common stock into which their preferred stock may be converted or for which their participating warrants may be exercised) as of the record date.

Q:	What do the participating securityholders need to do to participate in the distribution (including the delivery)?

A:	The participating securityholders as of the record date for the distribution (including the delivery) are required to take any action to receive Grafiti Holding common shares, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required or will be sought. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Parent securities, or take any other action to receive your Grafiti Holding common shares. Please do not send in your Parent stock certificates. The distribution (including the delivery) will not affect the number of outstanding shares of Parent common stock or any rights of Parent securityholders.

Q.	How will Grafiti Holding common shares be delivered in the spin-off?

A.	You will receive Grafiti Holding common shares through the same channels that you currently use to hold or trade shares of Parent common stock, whether through a brokerage account or other channel. Receipt of Grafiti Holding common shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own shares of Parent common stock, including shares owned in certificated or book-entry form, or hold Parent preferred stock or participating warrants as of the close of business on the record date, on the delivery date, the trust, with the assistance of the distribution agent, will deliver Grafiti Holding common shares to you or to your brokerage firm on your behalf in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your Grafiti Holding common shares, or your bank or brokerage firm will credit your account for the shares.

Q.	Will Inpixon distribute fractional Grafiti Holding common share in the distribution?

A.	No. Inpixon will not distribute fractional Grafiti Holding common shares in the spin-off. Instead, Inpixon will round up to the nearest whole share any fractional shares that the participating securityholders would otherwise have been entitled to receive.

Q.	What are the conditions to the completion of the distribution?

A.	The distribution is subject to a number of conditions, including those conditions set forth on page 45 of this information statement together with the following conditions, among others:

●	the transfer of assets and liabilities to Grafiti Holding and the Parent, respectively, in accordance with the Separation Agreement will have been completed, which condition has been satisfied;

●	the Registration Statement of which this information statement forms a part will be declared effective, no stop order suspending the effectiveness of the Registration Statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been made available to the participating securityholders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or “blue sky” laws of the United States will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions; and

●	no other events or developments exist or have occurred that, in the judgment of the board of directors of the Parent, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The Parent and Grafiti cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the spin-off, see “The Separation Agreement — Conditions to the Distribution”.

Q.	Can the Parent decide to cancel the distribution of Grafiti Holding common shares even if all the conditions have been met?

A.	No. For U.S. federal income tax purposes, the distribution occurred as of the record date, when the Parent transferred the Grafiti Holding common shares to the trust for the benefit of the participating securityholders. Delivery of the Grafiti Holding common shares by the trust remains subject to effectiveness of the Registration Statement. See the section titled “The Separation and Distribution – Conditions to the Distribution.”

Q.	What if I want to sell my shares of Parent common stock or my Grafiti Holding common shares?

A.	You should consult with your advisors, such as your stockbroker, bank, tax or other financial advisor, if you want to sell your shares of Parent common stock or your Grafiti Holding common shares.

In accordance with the Business Combination Agreement, Grafiti Holding intends to apply lock-up terms to Grafiti Holding common shares issued in the distribution that are substantially similar to those contained in the lock-up agreements applicable to Damon securityholders by incorporating such terms in its organization documents or through another mechanism. This means that your Grafiti Holding common shares received in the distribution will be subject to lock-up restrictions for the period from the distribution to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% at the closing, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

Q.	Will the right to receive Grafiti Holding Common Shares in the spin-off be traded with the Parent common stock following the record date?

A.	No. Only the participating securityholders as of the record date are entitled to receive the Grafiti Holding common Shares distributed in the spin-off. This right to receive the Grafiti Holding common shares will not trade with the Parent common stock following the record date.

Q.	Will I be able to trade Grafiti Holding common shares?

A.	Grafiti Holding common shares are not publicly traded and there is currently no public market for our common shares. As of December 27, 2023, the Grafiti Holding common shares are held in trust for the benefit of the participating securityholders. Accordingly, no public trading market for Grafiti Holding common shares exists. Grafiti expects that there will be no public trading market for the Grafiti Holding common shares unless the Business Combination is consummated. Listing of the Grafiti Holding common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti Holding has applied for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination. However, there is no assurance that the Business Combination will be consummated or that the Grafiti Holding common shares will be listed on the Nasdaq Stock Market in connection with the Business Combination.

Q.	What will happen to the listing of Parent common stock?

A.	Parent changed its trading symbol from “INPX” to “XTIA” following the completion of the XTI Merger. Parent common stock will continue to trade on the Nasdaq Capital Market after the distribution under the symbol “XTIA”.

Q.	Will the number of shares of Parent common stock that I own change as a result of the distribution (including the delivery)?

A.	No. The number of shares of Parent common stock that you own will not change as a result of the distribution (including the delivery).

Q.	What are the material U.S. federal income tax consequences of the distribution?

A.	For U.S. federal income tax purposes the Company believes that the transfer by the Parent of the Grafiti Holding common shares to the trust will be treated as a taxable distribution by the Parent to the participating securityholders of the Grafiti Holding common shares on the record date and the subsequent transfer by the participating securityholders of the Grafiti Holding common shares to the trust on the same date. The Company further believes that the participating securityholders will be treated as the grantors and owners of the Grafiti Holding common shares while they are held in the trust pursuant to Sections 671 and 677 of the Code and the trust will be treated as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d). You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution for U.S. holders, see the section titled “Material U.S. Federal Income Tax Consequences to U.S. Holders.”

Q.	What is Grafiti’s relationship with the Parent following the separation?

A.	The Parent no longer owns any Grafiti Holding common shares. Our common shares have been transferred to a trust for the benefit of the participating securityholders and will be distributed to them on the delivery date. After the transfer, the Parent and Grafiti Holding have become separate companies. Nadir Ali, former Chief Executive Officer and director of the Parent, serves as the sole officer and director of Grafiti Holding until the closing of the Business Combination (if it occurs). Grafiti Holding has entered into the Separation Agreement with the Parent to effect the separation and distribution and provide a framework for Grafiti’s relationship with the Parent after the separation and certain other agreements prior to the completion of the spin-off, including the Liquidating Trust Agreement. These agreements provide for the separation between Grafiti and the Parent of the assets, employees, liabilities and obligations of the Parent and its subsidiaries attributable to periods prior to, at and after Grafiti’s separation from Inpixon and govern certain relationships between Grafiti and Inpixon after the separation. For additional information regarding the Separation Agreement and other transaction and commercial agreements, see the sections titled “Risk Factors — Risks Related to the Separation” and “The Separation Agreement.”

Q.	Are there risks associated with owning Grafiti Holding common shares?

A.	Yes. Ownership of Grafiti Holding common shares is subject to both general and specific risks, including those relating to Grafiti’s business, the industry in which it operates and Grafiti Holding’s status as a separate, publicly traded company following the spin-off. Ownership of Grafiti Holding common shares is also subject to risks relating to the separation. These risks are described in the section titled “Risk Factors” beginning on page 16. You are encouraged to read that section carefully.

Q.	Does Grafiti Holding plan to pay dividends?

A.	Grafiti Holding does not currently expect to pay dividends on its common shares. The declaration and payment of any dividends in the future by Grafiti Holding will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section titled “Dividend Policy.”

Q.	Who will be the distribution agent, transfer agent, registrar and information agent for the Grafiti Holding common shares?

A.	The distribution agent, transfer agent and registrar for Grafiti Holding common shares will be Odyssey Transfer and Trust Company. If you are a registered stockholder, for questions relating to the transfer or mechanics of the stock distribution, you should contact the designated agent at 888-290-1175 or 612-482-5100. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact your bank or brokerage firm with any questions relating to the distribution.

Q:	What are the transactions contemplated by the proposed Business Combination?

A:	Grafiti has entered into the Business Combination Agreement, pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the Damon Surviving Corporation continuing as a wholly-owned subsidiary of Grafiti. The Business Combination is subject to material conditions, including approval of the Business Combination by requisite securities holders of Damon, approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, approval of the listing of the Grafiti Holding common shares on the Nasdaq after giving effect to the Business Combination, Damon obtaining lock-up agreements from holders of 95% of its fully diluted outstanding shares excluding certain Damon noteholders, and Damon maintaining a cash balance of at least $3 million as of the time of consummating the Business Combination.

Q:	Why did the Parent decide to engage in the spin-off along with the Business Combination with Damon?

A:	The Parent determined that pursuing the spin-off along with the Business Combination would be in the best interests of the Parent and its stockholders because the spin-off and the Business Combination create significant opportunities and benefits to maximize value for Parent stockholders. In assessing and approving the spin-off and the Business Combination, the Parent considered the unavailability of alternative transactions that would produce similar or better results for the Parent and its stockholders. The Parent decided to pursue the spin-off and the Business Combination with Damon because it determined that the expected value to the Parent and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off transaction. The principal factor considered by the Parent in reaching this decision, in addition to the factors noted above, was Damon’s business and prospects, after giving effect to the proposed Business Combination with Grafiti.

The principal countervailing factors considered by the Parent in its deliberations concerning the spin-off and the Business Combination were:

●	the fact that the Damon transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a stand-alone spin-off;

●	the possibility that the Damon business will not perform in the anticipated manner;

●	risks relating to integrating the Grafiti UK Business with Damon’s current operations and the potential effects on the value of Grafiti Holding common shares to be received in the spin-off and the Business Combination; and

●	the additional cost and expense that would be incurred to consummate the spin-off and Business Combination, in addition to significantly higher operating costs and expenses that would be incurred in connection with the acquisition of the Damon business following the consummation of the Business Combination.

After consideration of the above factors and based on information furnished by Damon to the Parent, particularly in respect of the anticipated value of the combined business that Parent stockholders are anticipated to retain in relation to the Parent’s current market cap value, the Parent concluded that the expected value to the Parent and its stockholders from pursuing the spin-off along with the Business Combination was greater than the value of a stand-alone spin-off of the Grafiti UK Business.

Nevertheless, the Parent acknowledges that there is no assurance that the Business Combination will be completed within the expected timeframe, or at all. Despite this uncertainty, the Parent deems it advisable to pursue the spin-off without the Business Combination. The Parent believes that this strategic move can enable Grafiti Holding and the Parent to effectively pursue their distinct operating priorities and strategies. Additionally, it allows investors to independently understand and evaluate Grafiti Holding and the Parent based on their unique businesses and investment identities. See “The Separation and Distribution.”

Q:	What will I receive in the Business Combination if the Business Combination is completed?

A.	Following the distribution and if the Business Combination is completed, Grafiti Holding will issue common shares in exchange of the outstanding equity securities of Damon, which is expected to result in the holders of the then outstanding Grafiti Holding common shares, including the participating securityholders and management that hold Grafiti Holding common shares immediately prior to the closing of the Business Combination owning approximately 18%, and the Damon securityholders owning approximately 81.25%, of the common shares of the combined company on a fully-diluted basis immediately following the Business Combination. Parent stockholders will not receive any new Grafiti Holding common shares in the Business Combination and will continue to hold the Grafiti Holding common shares they received in the distribution.

Q.	What are the conditions to the consummation of the Business Combination?

A.	The consummation of the Business Combination is subject to the satisfaction or waiver of a number of conditions, including:

●	the approval by Damon’s securityholders of the required securityholder approval matters;

●	no governmental authority has enacted, issued or enforced any law or order that is then in effect and has the effect of making the Business Combination illegal or other prohibits the consummation of the Business Combination, and no law is in effect that makes the consummation of the Business Combination illegal or otherwise prohibits or enjoins Damon or the Parent or its affiliates from consummating the Business Combination;

●	the Registration Statement of which this information statement forms a part shall have become effective and the SEC has indicated that it has completed its review, and no stop or similar order shall be in effect with respect to the Registration Statement;

●	the Grafiti Holding common shares have been approved for listing on the Nasdaq and Grafiti Holding has received all necessary approval for the initial listing and the combined company will be able to satisfy the Nasdaq initial listing requirements upon closing;

●	the interim and final orders issued by the applicable court in British Columbia approving the Business Combination shall have been obtained on terms consistent with the Business Combination Agreement;

●	all applicable antitrust approvals have been obtained, all necessary notifications and filings have been made;

●	Dissent rights shall not have been exercised with respect to Damon shares representing more than 5% of votes attached to the issued and outstanding Damon shares;

●	subject to certain exceptions, the accuracy of representations and warranties and the performance of covenants by each party in the Business Combination Agreement, including Damon obtaining lock-up agreements from holders of 95% of its fully diluted outstanding shares excluding certain Damon noteholders and Damon maintaining a cash balance of at least $3 million as of the time of consummating the Business Combination;

●	no material adverse effects have occurred and uncured; and

●	receipt of customary closing documents.

Q.	When will the Business Combination be completed?

A.

The parties currently expect that the Business Combination will be completed in the second half of 2024. The outside date for consummation of the Business Combination is September 30, 2024, which may be extended by mutual agreement of the parties for an additional 30 days. However, there is no assurance when or if the Business Combination will be completed, and it is possible that factors outside of the control of the companies could result in the Business Combination being completed at a different time or not at all. Before the Business Combination can be completed, the delivery of the Grafiti Holding common shares to participating securityholders must be completed and Damon must obtain the approval of its securityholders and the final order issued by the applicable court in British Columbia approving the Business Combination, among other closing conditions the parties need to satisfy or waive.

Q.	What are the material U.S. federal income tax consequences of the Business Combination?

A.	Subject to the terms of the Business Combination Agreement, the Business Combination will be completed under the laws of British Columbia, Canada, by Canadian business entities. Parent stockholders and Grafiti Holding shareholders immediately prior to the Business Combination will not receive any common shares issued at the closing of the Business Combination. As a result, the Business Combination should not have any U.S. federal income tax consequences on Inpixon, Grafiti, or any Parent stockholder or Grafiti Holding shareholder immediately prior to the Business Combination.

Q.	Where can I find more information about Grafiti and the spin-off?

A.	If you have any questions relating to Grafiti and the spin-off, you should contact:

Gratifi Holding Inc.

c/o Grafiti Limited
169 Bath Road, Slough, United Kingdom
Email: ir@grafiti.com
Grafiti’s website is https://grafiti.co.uk/.

RISK FACTORS

You should carefully consider the following risk factors, together with information contained or incorporated by reference in this information statement in evaluating us and our common shares. The risks described below are the material risks, although not the only risks relating to the spin-off and the Business Combination. If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on Grafiti’s business, financial condition, results of operations or cash flows. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Grafiti’s Business

We have a strategic acquisition strategy which may make it difficult for potential investors to evaluate our future business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

We have a strategic acquisition strategy and have entered into the Separation Agreement and the Business Combination Agreement concurrently. This may make it difficult for potential investors to evaluate our future business. Although we may receive indemnification protections in connection with these acquisitions from undisclosed liabilities of the businesses we may acquire, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of any of the businesses we may acquire may not renew their relationships, for which there likely will be no indemnification. Accordingly, our business faces risks from inherent uncertainties of acquiring businesses in a competitive environment. There is no assurance that our acquired businesses will be successful or that we will attain profitability.

We may not be able to successfully integrate the business and operations of entities that we may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.

Integrating the technology and operations acquired in connection with potential future acquisitions involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential increase in operating costs;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs to successfully integrate operations, technologies, personnel of acquired businesses and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial or strategic benefits of future acquisitions which could have a material adverse effect on our business, financial condition and results of operations.

Even if we are able to successfully operate the acquired businesses, we may not be able to realize the revenue and other synergies and growth that we anticipate from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of certain risks:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies’ current and future products as expected;

●	the possibility that we may have entered a market with no prior experience and may not succeed in the manner expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or return on invested capital when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of such acquisitions.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition and operating results.

If we are successful in consummating acquisitions, including the current Business Combination, those transaction could subject us to a number of risks, including:

●	the purchase price we pay or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Our ability to successfully execute our business plan may require additional debt or equity financing, which may otherwise not be available on reasonable terms or at all.

Based on our current business plan, which includes the consummation of the Business Combination, we will need additional capital to support our operations, which may be satisfied with additional debt or equity financings. Future financings through equity offerings by us will be dilutive to existing stockholders. In addition, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting or consent rights, and the issuance of warrants, convertible notes or other derivative securities. We may also issue incentive awards under our equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could affect the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Future acquisitions may require substantial expansion of our systems, workforce and facilities and our corporate strategy includes plans for continued acquisitions of complementary technologies and businesses in furtherance of our growth plans. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of future acquisitions could place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

We have a history of operating losses and there is no assurance that we will be able to achieve profitability or raise additional financing or continue as a going concern.

We have a history of operating losses. We have incurred net losses attributable to our stockholders of approximately $73,137 and $106,918 for the nine months ended March 31, 2024 and 2023, respectively. This decrease in loss of approximately $33,781 was primarily attributable to lower cost of sales and lower salaries during the nine months ended March 31, 2024. The ability of our company to continue as a going concern is dependent upon our attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. While our operating costs for the nine months ended March 31, 2024 have decreased by 7% as compared to the same period for 2023, these cost reductions are not sufficient to cover our operating losses. Our management is evaluating options and strategic transactions and continuing to market and promote our product offerings to increase revenues, however, there is no guarantee that these efforts will be successful or that we will be able to achieve or sustain profitability. Historically, we have funded our operations primarily with proceeds from our parent corporation, and in June 2024 we raised debt financing from an institutional investor and received $1,500,000 in loan proceeds as an initial loan tranche, of which we have loaned $350,000 to Damon and may loan up to an aggregate of $1,000,000 to Damon. Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurance that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price if our common shares become publicly traded.

Our ability to achieve profitability is more challenging when sales slow due to adverse economic conditions, notwithstanding our cost reduction efforts, because our cost reduction efforts may not be sufficient to offset declining gross profit.

Adverse economic conditions may result in lower demand for the products we sell. When we experience a rapid decline in demand for products, we experience more difficulty in achieving the gross profit and operating profit we desire due to the lower sales and increased pricing pressure. The economic environment may also result in changes in vendor terms and conditions, such as rebates, cash discounts and cooperative marketing efforts, which may also result in downward pressure on our gross profit. As a result, there is pressure to reduce the cost of operations in order to maximize operating profits. To the extent we cannot reduce costs to offset such decline in gross profits, our operating profits typically deteriorate. The benefits from cost reductions may also take longer to fully realize and may not fully mitigate the impact of the reduced demand or changes in vendor terms and conditions. Should we experience a decline in operating profits or not achieve the planned level of growth in operations of previously acquired businesses, the valuations we develop for purposes of our goodwill impairment test may be adversely affected, potentially resulting in impairment charges. In addition, deterioration in the financial and credit markets heightens the risk of customer bankruptcies and delays in payment.

Our competitors can take more market share by reducing prices on our most profitable vendor products, causing us to reduce prices on such products.

The technology distribution industry is characterized by intense competition, based primarily on product availability, credit terms and availability, price, effectiveness of information systems and e-commerce tools, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and training, service and support. Our customers are not required to purchase any specific volume of products from us and may move business if pricing is reduced by competitors, resulting in lower sales. As a result, we must be extremely flexible in determining when to reduce prices to maintain market share and sales volumes and when to allow our sales volumes to decline to maintain our desired level of profitability for our products. We compete with a variety of regional, national and international distributors and resellers, some of which may have greater financial resources than us. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, vendors may choose to market their products directly to end-users, rather than through distributors such as us, and this could adversely affect our business, financial condition and results of operations.

Failure to obtain adequate product supplies or licenses from our primary vendor, or a significant change in vendor prices, terms or conditions of sale by our largest vendor may negatively affect our financial condition and results of operations.

All of our revenues have been derived from the sale of product licenses we purchase from the licensor. As disclosed in greater detail in the section “Business of Grafiti,” the Parent acquired an exclusive license to use, market, distribute, and develop the SAVES products pursuant to an Exclusive Software License and Distribution Agreement, by and among the Parent, Cranes Software International Ltd. and Systat Software, Inc., as amended on June 30, 2020 and February 22, 2021, and has licensed the SAVES products to us. In connection with the Solutions Divestiture and as reported in the current report on Form 8-K filed by the Parent on February 23, 2024, the Parent sold 100% of the equity interest in Grafiti LLC, then a wholly-owned subsidiary of the Parent which holds the exclusive license to develop and sell the SAVES products, along with other assets and businesses, to an entity controlled by Nadir Ali, our Chief Executive Officer and sole director.

As the licensor, Grafiti LLC has and its successors will have significant negotiating power over us, and rapid, significant, or adverse changes in sales terms and conditions, such as competitive pricing as well as reducing the level of purchase discounts and rebates available to us, may reduce the profit we can earn on the products and result in loss of revenue and profitability. Our gross profit could be negatively impacted if we are unable to pass through the impact of these changes to our distributors, resellers and customers. Additionally, significant changes in payment terms or payment arrangements could negatively impact our liquidity and financial condition. While we have entered into a distributor agreement with Grafiti LLC, this agreement may be terminated without cause upon 90 days’ prior notice, or immediately for specified reasons, including an uncured breach or bankruptcy. The loss of a relationship with Grafiti LLC, a change in their strategy (such as increasing direct sales vs. relying on distributors and resellers for the sale of their products), selling more and at better terms to existing or new competing distributors, a merger or reorganization of Grafiti LLC or its successors or significant changes in terms on Grafiti LLC’s or its successors’ products may adversely affect our business.

Potential conflicts of interest exist with respect to the intellectual property rights that we license from Grafiti LLC which is controlled by our Chief Executive Officer and sole director, and it is possible our interests and his interests may diverge.

Our business of distributing the SAVES products in the UK and certain other European countries depends solely on the license from Grafiti LLC, an entity controlled by Nadir Ali, our Chief Executive Officer and sole director. This license relationship presents the possibility of a conflict of interest in the event that issues arise with respect to the licensed intellectual property rights and the payment terms under our distributor agreement with Grafiti LLC, where our interests may diverge from those of Grafiti LLC. The actions taken on behalf of the Grafiti LLC may not be in the best interests of our stockholders.

A delay in the completion of our customers’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our customers to purchase products and services from us to maintain and increase our earnings, however, customer purchases are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. If sales expected from a specific customer are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our customers may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our customers for any reason, our business and financial condition could be adversely affected.

If our products fail to satisfy customer demands or to achieve increased market acceptance, our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products is critical to our continued success. Demand for our products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the statistical analytics and visualization market. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, our business operations, financial results and growth prospects will be materially and adversely affected.

Defects, errors, or vulnerabilities in the products or services that we sell or the failure of such products or services to prevent a security breach, could harm our reputation and adversely affect our results of operations.

Because the products we sell are complex, they have contained and may contain software design errors or software bugs that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ products and thereby leave customers vulnerable to advanced persistent threats (APTs) or security attacks.

Any defects, errors or vulnerabilities in the products we sell could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any such claims or litigation. In addition, litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, invasions, disruptions, cyber security threats, hacker attacks, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us financial or reputational damage, interrupt or suspend our operations, subject us to legal action and increased regulatory oversight, or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

We may enter into joint venture, teaming and other similar arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

While we have not entered into any joint venture, teaming and other similar arrangements at the current date, we may enter into these activities in the future. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

One customer accounted for approximately 16% of our gross revenue during the fiscal year ended June 30, 2023. One customer accounted for approximately 11% of our gross revenue during the nine months ended March 31, 2024. Each of these customers may or may not continue to be a significant contributor to revenue in 2024. No customer accounted for more than 10% of our gross revenue during the fiscal years ending June 30, 2022 or 2021. The loss of a significant amount of business from one of our major customers could materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

The growth of our business is dependent on increasing sales to our existing customers and obtaining new customers, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, meeting customers’ needs and expectations, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure by us to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement solutions that anticipate and respond to rapid changes in technology, the industry, and customer needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We offer one vendor’s product offerings and are dependent on our customers demand for this vendor’s products. There can be no assurances that consumer or commercial demand for our future products will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results. Unless we are able to release location-based products that meet a significant market demand, we will not be able to improve our financial condition or the results of our future operations.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud-based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, malicious acts, and similar disruptions from unauthorized tampering or human error. Use of our products and services in our customers’ environments may have the possibility of being breached as a result of acts other than our customers exposing confidential and sensitive information. Despite our security controls and measures, any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud-based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Our international business exposes us to geo-political and economic factors, legal and regulatory requirements, public health and other risks associated with doing business in foreign countries.

We provide our products and services to customers in many countries beyond the United Kingdom. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as Canadian and UK foreign policy.

Our international sales are also subject to local government laws, regulations and procurement policies and practices, which may differ from the UK Government regulations, including regulations relating to import-export control, investments, foreign exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively affect our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

In addition, our international operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as 2019-Novel Coronavirus (2019-nCoV), avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. For example, as a result of the Coronavirus outbreak, our ability to source internal connection cables for certain of our sensors has been delayed, which will require us to source these components from other vendors at a higher price that may result in an increase in our costs to produce our products In the event our customers are materially impacted by these events, it may impact anticipated orders and planned shipments for our products. With respect to political factors, the United Kingdom’s 2016 referendum, commonly referred to as “Brexit,” has created economic and political uncertainty in the European Union. Also, the European Union’s General Data Protection Regulation imposes significant new requirements on how we collect, process and transfer personal data, as well as significant fines for non-compliance. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Our international operations are subject to special government laws and regulations, such as the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our registration with the SEC and international operations subject us to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations in various jurisdictions, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act 2010 (“Bribery Act”), and other applicable laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. These laws and regulations apply worldwide. Our international activities create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA and the Bribery Act, even though these parties are not always subject to our control. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. Similarly, it is a defense under section 7 of the Bribery Act if a company has implemented “adequate procedures” designed to ensure compliance with the provisions of the Bribery Act. A violation of these laws or regulations could adversely affect our business, reputation, financial condition and results of operations.

We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions laws or import-export control regulations could subject us to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, reputation, financial condition and results of operations.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in Canada, the UK, the European Union and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit globally, have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and uncertain global outlook. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

Domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, broadly defined and rapidly evolving. Such regulation could directly restrict portions of our business or indirectly affect our business by constraining our customers’ use of our technology and services or limiting the growth of our markets.

We are subject to diverse laws and regulations relating to data privacy and security, including the United Kingdom data protection regime consisting primarily of the UK General Data Protection Regulation (UK GDPR) and the UK Data Protection Act 2018 and, in the EEA, Regulation 2016/679, known as the EEA General Data Protection Regulation (GDPR). The GDPR and UK GDPR implement stringent operational requirements for controllers of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data (including, in certain circumstances for marketing and other follower engagement), more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, additional obligations when we contract third-party processors in connection with the processing of personal data, and certain restrictions when transferring personal data outside of the UK.

Failure to comply with European Union laws, including failure under the GDPR and UK GDPR, Data Protection Act 2018, ePrivacy Directive and other laws relating to the security of personal data may result in fines up to €20 million (or £17.5 million under the UK GDPR) or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties including criminal liability, which may be onerous and adversely affect our business, financial condition, results of operations and prospects. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. Failure to comply with the GDPR and related laws may lead to increased risk of private actions from data subjects and consumer not-for-profit organizations, including a new form of class action that is available under the GDPR.

In recent years, US and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the United Kingdom, marketing is defined broadly to include any promotional material and the rules specifically on electronic marketing are currently set out in the ePrivacy Directive (which is implemented in the United Kingdom by the Privacy and Electronic Communications Regulations; this remains in force following the United Kingdom’s departure from the European Union), which requires informed consent for the placement of a cookie or similar technologies on a user’s device and for certain direct electronic marketing. The regime also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology, and non-compliance with marketing and cookies laws could lead to litigation, regulatory investigations, enforcement notices or monetary penalties. Further regulation or more stringent enforcement of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them.

In addition, our services may be subject to regulation under current or future laws or regulations implemented by governments and agencies of foreign jurisdictions where we currently or may in the future operate as these jurisdictions have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering user privacy, data security, technologies that are used to collect, store and/or process data, and/or the collection, use, processing, transfer, storage and/or disclosure of data associated with individuals. The categories of data regulated under these laws vary widely, are often broadly defined, and subject to new applications or interpretation by regulators. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging indoor positioning analytics technologies, creates a risk that regulators, lawmakers or other third parties, such as potential plaintiffs, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for our services and technologies or impose burdensome requirements on our services and/or customers’ use of our services, thereby rendering our business unprofitable.

If our treatment of data, privacy practices or data security measures fail to comply with these current or future laws and regulations in any of the jurisdictions in which we collect and/or process information, we may be subject to litigation, regulatory investigations, civil or criminal enforcement, financial penalties, audits or other liabilities in such jurisdictions, or our customers may terminate their relationships with us. In addition, data protection laws, such as the GDPR, foreign court judgments or regulatory actions could affect our ability to transfer, process and/or receive transnational data that is critical to our operations, including data relating to users, customers, or partners outside the United States. For instance, the GDPR restricts transfers of personal data outside of the European Economic Area, including to the United States, subject to certain requirements. Such data protection laws, judgments or actions could affect the manner in which we provide our services or adversely affect our financial results if foreign customers and partners are not able to lawfully transfer data to us.

The ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield frameworks and the European Commission’s Model Contractual Clauses, each of which are currently under particular scrutiny. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Any actual or perceived failure by us to comply with our privacy policy or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions and penalties against us.

Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal data or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the UK, Canada, EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services that we sell. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or otherwise interact with them. If enough end users choose not to visit our customers’ venues or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations and policies concerning privacy and data security that are applicable to the businesses of our customers may limit the use and adoption of our technologies and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our technologies. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

The lasting effects of the COVID-19 pandemic, and the potential impact of new pandemics or public health issues, could adversely affect our business, operations, financial condition and results of operations, and the extent to which the effects of the pandemic will impact our business, operations, financial condition and results of operations remains uncertain.

While the unprecedented challenges posed by the COVID-19 pandemic over the last few years are subsiding, there continue to be lasting effects that may continue to result in significant volatility and business and economic disruptions and uncertainty. We have taken steps to protect our employees and we continue to operate all of our services. However, the impact of the remaining effects of the pandemic, and the possibility of new pandemics or health issues, on our business, operations, financial condition, and results of operations is uncertain and difficult to predict. It will depend on numerous evolving factors that we may not be able to control or predict, including:

●	the duration and scope of the pandemic;

●	the extent to which the national, local and regional government authorities may take action to control and prevent the spread of new or more vaccine resistant variants that may emerge;

●	the extent and effectiveness of responsive actions by authorities and the impact of these and other factors on our employees, customers and vendors;

●	the impact of the pandemic on our employees;

●	the extent to which we are able to maintain and replace critical internet infrastructure components, when necessary;

●	our continued ability to execute on business continuity plans for the maintenance of our critical internet infrastructure, while most of our employees continue to work remotely; and

●	any negative impact on the demand for our services and products resulting from the economic disruption caused by the pandemic and responses thereto.

If we are unable to successfully respond to and manage the impact of the pandemic, and the resulting responses to it, our business, operations, financial condition and results of operations could be adversely impacted.

Risks Related to the Separation and Distribution

The proposed spin-off may not be completed on the currently contemplated timeline, or at all, may cause us to incur more expenses than anticipated and may not achieve the intended benefits.

The delivery of the Grafiti Holding common shares by the trust to the participating securityholders in connection with the spin-off is subject to the effectiveness of the Registration Statement of which this information statement is a part. There can be no assurance as to when such Registration Statement will be declared effective by the SEC. The costs and expenses of completing the spin-off may increase in the event that the timing of the spin-off is delayed and may not yield intended benefits.

Separating the Grafiti UK Business from the remainder of the SAVES business may also adversely affect the Grafiti UK Business following the separation and distribution, which could negatively impact our financial condition and results of operations. Moreover, we may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the separation and distribution, which could materially and adversely affect our business, financial condition and results of operations and lead to increased volatility in the price of our common share.

We expect the distribution to be a taxable event as of the record date and you may need to use cash from other sources to cover your tax liability.

We anticipate that the distribution will be a taxable event for U.S. federal income tax purposes for the participating securityholders as of the record date. If you, as a U.S. holder, receive Grafiti Holding common shares in the distribution, you will generally be treated as receiving a taxable distribution on the record date equivalent to the fair market value of the Grafiti Holding common shares on that date. If the distribution causes you to recognize taxable income, you will need to use cash from other sources to pay your tax liability because no cash will be distributed by us or Inpixon to the participating securityholders on the record date. Please see a more detailed discussion under “Material U.S. Federal Income Tax Consequences.”

Risks Related to Grafiti’s Common Shares

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this information statement. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to provide selected financial data in the information statements and periodic reports that we file with the SEC, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, and if our common shares become publicly traded, such trading market may be less active than it otherwise could be if we were not to take advantage of such exemptions, and our share price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period, and therefore, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

We do not intend to pay cash dividends to our shareholders.

We do not intend to pay cash dividends to our shareholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Indemnification of our officers and directors may cause us to use corporate resources to the detriment of our shareholders.

Our Articles eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by British Columbia law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Until October 17, 2028, our Articles require us to indemnify our directors and officers to the fullest extent permitted by British Columbia law, including in circumstances in which indemnification is otherwise discretionary under British Columbia law.

Under British Columbia law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

Reporting company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a reporting company, these rules and regulations will increase our compliance costs and make certain activities more time consuming and costly. As a reporting company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our share price may be volatile, if our shares become publicly traded.

If our common shares become publicly traded, the market price of our common shares is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our common shares;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies or successfully integrate acquired businesses;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common shares, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common shares;

●	the development and sustainability of an active trading market for our common shares; and

●	any future sales of our common shares by our officers, directors and significant shareholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of publicly traded companies. These market fluctuations may also materially and adversely affect the market price of our common shares, if our common shares become publicly traded.

We expect that there will be no public trading market for our common shares unless the Business Combination is consummated. If our common shares become publicly traded, the shares may be thinly traded, and the price may not reflect our value. There can be no assurance that there will be an active market for shares of our common shares if trading begins.

As of December 27, 2023, all of the outstanding Grafiti Holding common shares are held in trust for the benefit of participating securityholders. Accordingly, no public trading market for Grafiti Holding common shares exists. We expect that there will be no public trading market for our common shares unless the Business Combination is consummated. Listing of our common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, we plan to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

If trading of our common shares begins, the shares may be thinly traded and the price per share may not reflect our actual or perceived value. If our common shares become publicly traded, there can be no assurance that there will be an active market for such shares. The market liquidity will be dependent on the perception of our operating business, among other things. If our common shares become publicly traded, we plan to take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash or equity securities. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, even if our common shares become publicly traded, investors may not be able to liquidate their shares at all or liquidate their shares at a price that reflects the value of our business. If an active market should develop, the price may be highly volatile. If there is a relatively low per-share price for our common shares, many brokerage firms or clearing firms may not be willing to effect transactions in our common stock or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced common share as collateral for any loans.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares, if our common shares become publicly traded.

Other than any restrictions during the Interim Period (as defined below) in accordance with the Business Combination Agreement, we are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. If our common shares become publicly traded, the market price of our common shares could decline as a result of sales of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or the perception that such sales could occur.

We may not be able to satisfy the initial listing criteria of the Nasdaq Stock Market or any alternative market in connection with the Business Combination. If our common shares do become publicly traded, we cannot assure you that the market for our common shares will become sufficiently active for you to liquidate your shares.

We cannot assure you that we will be able to meet the initial listing standards of the Nasdaq Stock Market or any alternative market, or that we will be able to maintain any such listing, although we plan to apply to list our common shares on the Nasdaq Stock Market in connection with the Business Combination. The listing of our common shares on the Nasdaq Stock Market is a condition to consummating the Business Combination. We expect that a significant portion of the combined company’s common shares will be subject to the lock-up restrictions described elsewhere in this information statement at the closing of the Business Combination, which may adversely affect the liquidity in the trading market for our common shares initially after the Business Combination closes, even if we are able to obtain a listing on Nasdaq.

If the proposed Business Combination Agreement is terminated, or the condition to list our common shares on Nasdaq is waived by Damon, our common shares could become eligible to be quoted on an over-the-counter market maintained by OTC Markets Group Inc. In the over-the-counter markets, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common shares. In addition, if our common shares fail to meet certain criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common shares, which may further adversely affect their liquidity. This would also make it more difficult for us to raise additional capital.

If our shares are delisted from Nasdaq or becomes subject to “penny stock” rules due to pricing, it would become more difficult to trade our shares.

If we are approved for the initial listing of our common shares on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s continued listing requirements in order to maintain the listing of our securities on Nasdaq. Nasdaq Listing Rule 5450(a)(1) requires listed companies to maintain a minimum bid price of at least $1 per share. From time to time, our stock may have a trading price below $1 per share. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to regain compliance with the applicable listing requirements, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement again in the future or prevent future non-compliance with Nasdaq’s other listing requirements.

In addition, SEC rules and regulations require additional disclosure in connection with certain transactions involving a penny stock. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Risks Related to the Business Combination

If the Business Combination is consummated, Grafiti shareholders will experience substantial dilution.

It is anticipated that, upon the consummation of the Business Combination, holders of Grafiti Holding common shares, including the participating securityholders and management that hold Grafiti Holding common shares immediately prior to the closing of the Business Combination, will retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which have been issued to persons who are members of Grafiti Holding’s management team prior to consummation of the XTI Merger pursuant to the XTI Merger Agreement. Additionally, pursuant to the FSPA and the related subscription agreement, promptly following the closing of the Business Combination Agreement, Grafiti Holding will be obligated to issue 300,000 common shares as a commitment fee to the investors under the FSPA and up to 2,000,000 common shares, subject to the terms of the FSPA and the subscription agreement. Upon request by the investors under the FSPA, Grafiti Holding will be required to register with the SEC the resale of all these shares. In addition, see above “Risks Related to Grafiti’s Common Shares — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.”

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

Even if the Business Combination is approved by the Damon securityholders and the applicable British Columbia court, other specified conditions such as Nasdaq Stock Market approval of the initial listing of our shares must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. Grafiti and Damon may not satisfy all of the conditions to the closing in the Business Combination Agreement prior to the outside date which was extended from March 31, 2024 to September 30, 2024 and which may be further extended by mutual agreement of the parties (the “Outside Date”), and, accordingly, the Business Combination may not be completed. If the closing conditions are not satisfied or waived by the Outside Date, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Grafiti and Damon to each lose some or all of the intended benefits of the Business Combination. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the closing, or Grafiti or Damon may elect to terminate the Business Combination Agreement in certain other circumstances.

The Business Combination may be completed even though certain events occur prior to the closing that materially and adversely affect Grafiti or Damon.

The Business Combination Agreement provides that either Grafiti or Damon can refuse to complete the Business Combination if there is a material adverse change affecting the other party between October 23, 2023, the date of the Business Combination Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on either party, including:

●	general changes in the financial or securities markets or general economic or political conditions in the country or region in which either party does business, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes, conditions or effects that generally affect the industries in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States or the Public Health Agency of Canada), and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses; and

●	any failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

If adverse changes occur and Grafiti and Damon still complete the Business Combination, the market price of the combined company’s common shares may suffer. This in turn may reduce the value of the Business Combination to the shareholders of Grafiti, Damon or both.

Termination of the Business Combination Agreement could negatively impact Grafiti.

If the Business Combination is not completed for any reason, including the Damon securityholders or the applicable British Columbia court failing to approve the Business Combination or the Nasdaq Stock Market failing to approve the initial listing of our common shares, the ongoing businesses of Grafiti may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Grafiti would be subject to a number of risks, including the following:

●	Grafiti may experience negative reactions from its customers, vendors and employees;

●	Grafiti will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Business Combination Agreement restricts the conduct of Grafiti’s business prior to completion of the Business Combination, Grafiti may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and the board of directors of Grafiti seeks another merger or business combination, we cannot assure you that we will be able to find another acquisition target or that such other merger or business combination will be completed and there can be no assurance that Grafiti will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Business Combination Agreement.

Failure to complete the Business Combination may result in Damon paying a termination fee to the Parent, although such termination fee payable to the Parent may not enable us to pay our expenses incurred in connection with the proposed Business Combination.

If the Business Combination is not completed and the Business Combination Agreement is terminated under certain circumstances, Damon may be required to pay the Parent a termination fee of $2,000,000, although such termination fee may not enable us to pay our expenses incurred in connection with the proposed Business Combination unless the Parent pays such expenses on our behalf or otherwise loans such funds to us or invests further in our company to enable us to pay our expenses. If we are unable to pay our expenses incurred in connection with the Business Combination, our financial condition and results of operations will be adversely affected. Moreover, failure to complete the Business Combination may result in the failure of our common shares to ever become publicly traded.

Following the Business Combination, if consummated, the combined company will need to raise additional capital by issuing securities or debt securities. There is no guarantee that any financing will be obtained on favorable terms, or at all, and any equity financing, including pursuant to the FSPA and related subscription agreement, will be dilutive to existing shareholders. If the combined company is unable to obtain additional funding, it would be forced to delay, reduce or eliminate some or all of its research and development activities or commercialization efforts, which would adversely affect its business prospects.

Following the Business Combination, if consummated, the combined company will be required to raise additional funds for working capital to implement the combined company’s business plans. Additional financing may not be available to the combined company when needed or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such issuances will likely cause significant dilution to the combined company’s shareholders and the terms of any new equity securities may have preferences over the combined company’s common shares. Furthermore, any debt financing the combined company obtains may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.

These restrictive covenants could deter or prevent the combined company from raising additional capital as and when needed.

Prior to the closing of the Business Combination, Damon plans to enter into a subscription agreement with two institutional investors providing for the purchase by the investors of a number of Damon common shares that will be exchanged for a number of Grafiti Holding common shares equal to 9.9% of the total Grafiti Holding common shares outstanding at the closing of the Business Combination pursuant to the terms of the Business Combination Agreement, for an expected aggregate purchase price of $24 million. Additionally, upon the occurrence of a dilutive offering that triggers a lowering of the reset price under the FSPA, the investors may purchase a greater aggregate number of Grafiti Holding common shares equal to (i) the initially purchased amount at the closing divided by (ii) the quotient of the price of such dilutive offering divided by $12.00, and may enter into additional subscription agreements for the additional shares they may purchase. However, neither investor is required to purchase an amount of shares such that following the issuance, its beneficial ownership of Grafiti Holding common shares would exceed the 9.9% Beneficial Ownership Cap. Concurrently with such subscription, Grafiti Holding and Damon plan to enter into the FSPA with the investors, pursuant to which the purchase price for the subscribed shares will be paid back to the investors promptly following the closing of the Business Combination, resulting in a receivable to Grafiti Holding pursuant to the terms of the FSPA. The transaction subject to the FSPA will be settled upon the 12 month anniversary of the consummation of the Business Combination or earlier upon certain triggering events under the FSPA and in accordance with the corresponding settlement terms under the FSPA, and payments may be made to Grafiti Holding incrementally depending in part on the market price of the Grafiti Holding common shares and subject to the investors exercising their optional early termination rights under the FSPA. Accordingly, based on the terms of the FSPA, there can be no assurance that the FSPA will provide working capital to Grafiti Holding after the consummation of the Business Combination.

The combined company’s failure to raise additional capital as and when needed would have a negative effect on its financial condition, results of operations and ability to pursue its business plans, and as a result, the combined company may be unable to continue as a going concern.

The lack of a public market for the Damon shares makes it difficult to evaluate the value of the Damon shares.

The outstanding Damon shares are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Damon. Because the percentage of outstanding Grafiti Holding common shares to be held by our stockholders on a fully diluted basis upon completion of the Business Combination was determined based on negotiations among the parties to the Business Combination Agreement, it is possible that the fair market value of Grafiti Holding common shares to be retained by our stockholders will be less than the value we ascribed to such shares in connection with the Business Combination.

Grafiti and Damon do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common shares of the combined company will be your sole source of gain, if any, for the foreseeable future.

Following the Business Combination, future sales of shares by existing shareholders could cause the combined company’s share price to decline.

If existing shareholders of Grafiti and Damon sell, or indicate an intention to sell, substantial amounts of the combined company’s common shares in the public market after the Business Combination, the trading price of the common shares of the combined company could decline.

Grafiti and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination, that may result in adverse outcomes, including preventing the Business Combination from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed Business Combination are frequently subject to litigation or other legal proceedings, including actions alleging that the Grafiti Holding board of directors (“Grafiti Board”) breached its fiduciary duties to the Grafiti Holding shareholders by entering into the Business Combination Agreement or otherwise. Grafiti Holding and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination. Such claims, suits and legal proceedings are inherently uncertain, and their results cannot be predicted with certainty. An adverse outcome in such legal proceedings, as well as the costs and efforts of a defense even if successful, can have an adverse impact on Grafiti or Damon because of legal costs, diversion or distraction of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such legal proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders, which could in the future materially and adversely affect Grafiti’s or Damon’s business, operating results and financial condition. Furthermore, one of the conditions to the completion of the Business Combination is there must not be in force any governmental order enjoining or prohibiting the consummation of the Business Combination (provided that the governmental authority issuing such governmental order has jurisdiction over the parties to the Business Combination Agreement and the transactions contemplated thereby). As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the Business Combination, that injunction may prevent the Business Combination from becoming effective or from becoming effective within the expected time frame.

The announcement of the proposed Business Combination could disrupt Grafiti’s and Damon’s relationships with their respective customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks related to the impact of the announcement of the Business Combination on Damon’s business include the following:

●	employees may experience uncertainty about their future roles, which might adversely affect each party’s ability to retain and hire key personnel and other employees; and

●	the parties have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.

Grafiti and Damon will incur significant transaction and transition costs in connection with the Business Combination.

Each of Grafiti and Damon has incurred and expects that it will continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as an independent reporting company following the consummation of the Business Combination (if the Business Combination is completed, which we cannot assure you will occur). Grafiti and Damon may also incur additional costs to retain key employees. Grafiti and Damon will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination, and will be for the account of the party incurring such fees, expenses and costs or paid by Grafiti following the closing of the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Additionally, if the Business Combination Agreement is terminated by Damon or Grafiti due to the other’s breach of certain representations, warranties and covenants, the breaching party will pay the other all reasonable and documented transaction expenses of the other up to $1 million.

Because Grafiti is not conducting an underwritten offering of its securities, no underwriter has conducted a due diligence review of Grafiti’s or Damon’s business, operations or financial condition or reviewed the disclosures in this information statement.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such party, after reasonable investigation, believed that the statements in the registration statement were free from material misstatements and omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosures in the registration statement. Such due diligence may include calls with the registrant’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Damon intends to become publicly traded through the Business Combination rather than through an underwritten offering of Grafiti or Damon common shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Grafiti or Damon in order to establish a due diligence defense with respect to the disclosures presented in this information statement. While management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by an underwriter in an underwritten public offering. If such review and analysis had occurred, it is possible that certain information in this information statement may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Subsequent to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Grafiti may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on Grafiti’s financial condition, results of operations and the price of Grafiti Holding common shares, which could cause you to lose some or all of your investment.

Grafiti cannot assure you that the due diligence conducted in relation to Damon has identified all material issues or risks associated with Damon, its business or the industry in which it competes. Furthermore, Grafiti cannot assure you that factors outside of Grafiti’s and Damon’s control will not later arise. As a result of these factors, Grafiti and Damon may be exposed to liabilities and incur additional costs and expenses and Grafiti may be forced to later write-down or write-off assets, restructure its or Damon’s operations, or incur impairment or other charges that could result in Grafiti reporting greater losses. Even if Grafiti’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Grafiti’s financial condition and results of operations and could contribute to negative market perceptions about Grafiti’s securities or Damon. Additionally, we have no indemnification rights against the Damon securityholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the closing of the Business Combination.

Past performance by our management team, directors, advisors and their respective affiliates may not be indicative of future performance of an investment in the combined company or in the future performance of Damon or Grafiti following the Business Combination.

Information regarding performance by, or businesses associated with, our management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by our management team, directors, advisors and such affiliates is not a guarantee of success with respect to the Business Combination. You should not rely on the historical performance of our management team, directors and advisors or that of their respective affiliates as indicative of the future performance of an investment in Grafiti or Damon or the returns the combined company will, or is likely to, generate going forward.

The dual class share structure proposed for the combined company upon consummation of the Business Combination, if consummated, consisting of multiple voting shares and subordinate voting shares, will have the effect of concentrating voting control with Damon’s founder, Chief Executive Officer and current controlling shareholder, Jay Giraud, which may have a negative impact on the trading price of our common shares.

If the Business Combination is consummated, we expect to amend our Articles to provide for a new class of shares titled “Multiple Voting Shares” to be held by Damon’s founder, Chief Executive Officer and current controlling shareholder, Jay Giraud. The Multiple Voting Shares will have 9 votes per share, constituting a 35% voting interest in the outstanding voting power of the combined company on a non-diluted basis and a 30% voting interest in the outstanding voting power of the combined company on a fully diluted basis, as of the consummation of the Business Combination. Our common shares (referred sometimes in this information statement as “Subordinate Voting Shares” in the event the Business Combination is consummated) will continue to have only one vote per share.. As a result, Jay Giraud will have significant influence over the outcome of any matter requiring a vote of stockholders of the combined company.

The concentrated voting control of the holder of the Multiple Voting Shares will limit the ability of holders of Subordinate Voting Shares to influence corporate matters for the foreseeable future, including the election of directors as well as with respect to decisions regarding amendment of the combined company’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of the business, merging with other companies and undertaking other significant transactions. As a result, the holder of Multiple Voting Shares will have the ability to influence many matters affecting the combined company and actions may be taken that holders of Subordinate Voting Shares may not view as beneficial. The market price of the Subordinate Voting Shares could be adversely affected due to the significant influence and voting power of the holder of Multiple Voting Shares. Additionally, the significant voting interest of the holder of Multiple Voting Shares may discourage transactions involving a change in control, including transactions in which an investor, as a holder of the Subordinate Voting Shares, might otherwise receive a premium for the Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by the holder of Multiple Voting Shares.

If the Business Combination is terminated, the Parent will not be able to immediately recover its investment in the Bridge Note, which will remain outstanding in accordance with its terms.

In connection with the Business Combination and immediately following the execution of the Business Combination Agreement, the Parent purchased a convertible note from Damon in an aggregate principal amount of $3 million (the “Bridge Note”) together with a warrant to purchase common stock of Damon pursuant to a private placement, for an aggregate purchase price of $3 million. If the Business Combination is terminated in accordance with the Business Combination Agreement, the Parent may only receive a termination fee of $2 million in limited circumstances and will not be able to immediately recover the $3 million cash paid in respect of the Bridge Note. In case of such termination, the Parent shall continue to hold the Bridge Note until its maturity in accordance with the terms thereof.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements, including in the sections entitled “Information Statement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti,” and “Business of Grafiti.” These forward-looking statements include, without limitation, statements regarding the expected timing and structure of the spin-off and the Business Combination, the ability of the parties to complete the spin-off and the Business Combination, the expected benefits of the spin-off and the Business Combination, the tax consequences of the spin-off and the Business Combination, the expected business developments, products, technology, addressable markets, growth plans and strategies, future performance, financial condition, and results of operations of our company. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this information statement.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti.”

DIVIDEND POLICY

Grafiti Holding does not currently expect to pay dividends on its common shares. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Grafiti Holding’s board of directors. The Grafiti Holding Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that Grafiti Holding will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

CAPITALIZATION

On December 27, 2023, all of the outstanding common shares of Grafiti Holding were transferred to the trust to be held for the benefit of holders of the Parent’s participating securityholders, on a pro rata basis as of the record date. Accordingly, the businesses of Parent and Grafiti were separated. The information below is not necessarily indicative of our future capitalization. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti,” and Grafiti’s financial statements and notes thereto included elsewhere in this information statement.

The following table sets forth our cash and capitalization as of March 31, 2024 on an actual basis.

Actual
Cash and cash equivalents	342,761
Stockholders’ Equity
Common stock	-
Additional Paid in Capital	215,371
Accumulated other comprehensive loss	(3,516)
Accumulated deficit	(20,528)
Total capitalization	191,327

The capitalization table above reflects that the 3,600,001 Grafiti Holding common shares held by the trust were outstanding as of March 31, 2024. The actual number of shares to be delivered by the trust to the participating securityholders will be adjusted to account for individual round-ups of fractional shares.

THE SEPARATION AND DISTRIBUTION

Background and Reasons of the Separation and Distribution

In December 2021, the Parent’s board of directors authorized its management team to review strategic alternatives, including an asset sale, merger with another company or spin-off of one or more of its business units aimed at maximizing shareholder value. The Parent looked at a wide range of potential strategic transactions, companies, and structures to affect this strategy. The Parent evaluated over a dozen different companies and negotiated four non-binding letters of intent in its search for strategic partners and transactions that it believes could potentially increase shareholder value.

In March 2023, the Parent completed a spin-off of its enterprise apps business and business combination with KINS Technology Group, Inc. (“KINS”), a special purpose acquisition company pursuant to which the Parent stockholders received shares of KINS common stock valued at approximately $70 million. On July 25, 2023, the Parent also entered into the XTI Merger Agreement, which was closed on March 12, 2024. As a condition to closing the XTI Merger, the Parent was required to complete the Solutions Divestiture, by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing. To this end, the Parent has pursued the spin-off to fulfill its obligations under the XTI Merger Agreement, including transferring the Grafiti Holding common shares to the trust which holds the Grafiti Holding common shares for the benefit of the participating securityholders as of the record date, and is pursuing the Business Combination with the goal of further maximizing value for the Parent’s stockholders.

On October 18, 2023, the Parent’s board of directors approved the Business Combination and the spin-off under the terms of the Business Combination Agreement. The Parent determined that the spin-off and the Business Combination would be in the best interests of the Parent and its stockholders because the spin-off and the Business Combination create significant opportunities and benefits to maximize value for the Parent’s shareholders. In assessing and approving the spin-off and the Business Combination, the Parent considered the unavailability of alternative transactions that would produce similar or better results for the Parent and its stockholders. The Parent decided to pursue the spin-off and the Business Combination with Damon rather than a stand-alone spin-off transaction because it determined that the expected value to the Parent and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off transaction. The principal factor considered by the Parent in reaching this decision, in addition to the factors noted above, was Damon’s business and prospects, after giving effect to the proposed Business Combination with Grafiti.

The principal countervailing factors considered by the Parent in its deliberations concerning the spin-off and the Business Combination were:

●	the fact that the Damon transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a stand-alone spin-off;

●	the possibility that the Damon business will not perform in the anticipated manner;

●	risks relating to integrating the Grafiti UK Business with Damon’s current operations and the potential effects on the value of Grafiti Holding common shares to be received in the spin-off and the Business Combination; and

●	the additional cost and expense that would be incurred to consummate the spin-off and Business Combination, in addition to significantly higher operating costs and expenses that would be incurred in connection with the acquisition of the Damon business following the consummation of the Business Combination.

After consideration of the above factors and based on information furnished by Damon to the Parent, particularly in respect of the anticipated value of the combined business that the Parent stockholders are anticipated to retain in relation to the Parent’s current market cap value, the Parent concluded that the expected value to the Parent and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off of the Grafiti UK Business.

Nevertheless, the Parent acknowledges that there is no assurance that the Business Combination will be completed within the expected timeframe, or at all. Despite this uncertainty, the Parent deems it advisable to pursue the spin-off without the Business Combination. The Parent believes that this strategic move can enable Grafiti Holding and the Parent to effectively pursue their distinct operating priorities and strategies. Additionally, it allows investors to independently understand and evaluate Grafiti Holding and the Parent based on their unique businesses and investment identities.

When and How You Will Receive the Distribution

On December 27, 2023, the record date, the Parent transferred the Grafiti Holding common shares to a newly-created trust for the benefit of participating securityholders, on the basis of one Grafiti Holding common share for every 50 shares of Parent common stock the securityholder holds (or into which their preferred stock may be converted or for which their participating warrants may be exercised) at the close of business on the record date.

The trust in which the Grafiti Holding common shares are held was established for the benefit of the participating securityholders as of the record date. The Grafiti Holding common shares will be held by the trust until the Registration Statement of which this information statement forms a part has been declared effective by the SEC, promptly following which time the Grafiti Holding common shares will be delivered to the participating securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of Parent common stock as of the record date. Only the participating securityholders as of the record date are entitled to receive the Grafiti Holding Common Shares distributed in the spin-off. This right to receive the Grafiti Holding Common Shares will not trade with the Parent Common Stock following the record date.

The Grafiti Holding common shares are the sole asset of the trust, and the sole purpose of the trust is to hold and distribute those shares, as described. The initial trustee of the trust has (and any future trustees of the trust will have) exclusive authority to take actions on behalf of the trust within its stated purposes. Beneficial interests in the trust will not be issued in certificated form or otherwise evidenced by separate instruments of any kind, and will not be permitted to be traded. Following the delivery of the Grafiti Holding common shares by the trust to the beneficiaries, the trust will be liquidated.

For all U.S. federal and applicable state and local income tax purposes, we and the Parent will treat the transfer of the Grafiti Holding common shares to the trust as a transfer of the Grafiti Holding common shares to the participating securityholders followed by a transfer of the interests by the participating securityholders to the trust, and the participating securityholders will be treated as the grantors and owners of the interests held in the trust pursuant to Section 671-677 of the Internal Revenue Code of 1986, as amended (the “Code”), and the trust will be treated as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d). The trustee(s) will value, or cause to be valued, the Grafiti Holding common shares and notify the participating securityholders in writing of the valuation.

Odyssey Transfer and Trust Company will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Grafiti Holding common shares.

If you own shares of Parent common stock as of the close of business on the record date for the distribution, the Grafiti Holding common shares that you are entitled to receive in the distribution will be issued electronically, as of the delivery date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your Grafiti Holding common shares. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Parent common stock in the “regular-way” market up to and including the delivery date, you will be selling your right to receive Grafiti Holding common shares in the delivery.

Commencing on or shortly after the delivery date, if you hold physical share certificates that represent your shares of Parent common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of Grafiti’s common shares that have been registered in book-entry form in your name.

Most Parent stockholders hold their shares of common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Parent common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Grafiti Holding common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Will Receive

Grafiti Holding common shares distributed to holders in connection with the distribution will be registered under the Exchange Act and freely transferable, except for shares received by persons who may be deemed to be Grafiti affiliates or as contemplated by the term of the Business Combination as described below.

Persons who may be deemed to be Grafiti affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Grafiti Holding, which may include certain Grafiti executive officers, directors or principal stockholders. Securities held by Grafiti affiliates will be subject to resale restrictions under the Securities Act. Grafiti affiliates will be permitted to sell shares of Grafiti Holding common shares only pursuant to an effective resale registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

In accordance with the Business Combination Agreement, Grafiti Holding shall apply lock-up terms to Grafiti Holding common shares issued in the distribution that are substantially similar to those contained in the lock-up agreements applicable to Damon securityholders by incorporating such terms in its organization documents or through another mechanism. This means that your Grafiti Holding common shares received in the distribution will be subject to lock-up restrictions for the period from the distribution to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% at the closing, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

Number of Grafiti Holding Common Shares You Will Receive

For every 50 shares of Parent common stock that you own (or into which your preferred stock may be converted or into which you participating warrants may be exercised) at the close of business on December 27, 2023, the record date for the distribution, you will receive one Grafiti Holding common share on the delivery date.

Inpixon will not distribute any fractional Grafiti Holding common shares to the participating securityholders. Instead, Inpixon will round up to the nearest whole share any fractional Grafiti Holding common share to which the participating securityholders would otherwise have been entitled to receive.

Market for Grafiti Holding Common Shares

There is currently no public trading market for Grafiti Holding common shares. We expect that there will be no public trading market for the Grafiti Holding common shares unless the Business Combination is consummated. Listing of the Grafiti Holding common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti Holding has applied for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination. However, there is no assurance that the Business Combination will be consummated or that the Grafiti Holding common shares will be listed on the Nasdaq Stock Market in connection with the Business Combination.

Conditions to the Distribution

The Parent transferred the Grafiti Holding common shares to the trust for the benefit of participating securityholders at the close of business on the record date. The Grafiti Holding common shares will be held by the trust until the Registration Statement of which this information statement forms a part has been declared effective by the SEC, at which time the Grafiti Holding common shares will be delivered to the participating securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of Parent common stock as of the record date and time, provided that the following conditions are satisfied (or waived by the Parent in its sole discretion):

●	the transfer of assets and liabilities to Grafiti and the Parent, respectively, in accordance with the Separation Agreement will have been completed, which condition has been satisfied;

●	our common shares shall have been registered under the Exchange Act and the SEC will have declared effective the Registration Statement of which this information statement forms a part, no stop order suspending the effectiveness of the Registration Statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been made available to the Parent stockholders and participating warrant holders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions; and

●	no event or development will have occurred or exist that, in the judgment of the Parent’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The Parent cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. The satisfaction of the foregoing conditions does not create any obligations on the Parent’s part to effect the separation and distribution, and the Parent’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation and distribution, including by accelerating or delaying the timing of the consummation of all or part of the separation and distribution, at any time prior to the effective time of the distribution. To the extent that the Parent’s board of directors determines that any modifications by the Parent materially change the material terms of the distribution, the Parent will notify it stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Regulatory Approval

Apart from the registration under United States federal securities laws of Grafiti Holding common shares to be distributed in the distribution and related Nasdaq listing requirements, We do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Under the Nevada state law, the Parent stockholders will not have dissent rights in connection with the distribution.

THE SEPARATION AGREEMENT

The following is a summary of the material terms of the Separation Agreement. A copy of the Separation Agreement is filed as Exhibit 2.1 to the registration statement to which this information statement forms a part, and is incorporated by reference into this information statement. The following description does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement. You should refer to the full text of the Separation Agreement for details of the separation and distribution and the terms and conditions of the Separation Agreement.

When used in this section, “delivery date” refers to the date on which the trust distributes Grafiti Holding common shares to the participating securityholders.

The Separation Agreement provides for the separation of the Parent’s Grafiti UK Business from the Remaining Business. Among other things, the Separation Agreement provides for the transfer of all of the capital stock of Grafiti Limited to Grafiti Holding. The Separation Agreement also sets forth how the spin-off will be completed and other obligations of the parties prior to, upon and following the completion of the spin-off. Certain matters addressed by the Separation Agreement are described below.

Separation of the Grafiti UK Business

The Separation Agreement provides for the transfer of “Grafiti Assets”, which consist of all the issued and outstanding capital stock of Grafiti Limited, and Grafiti Liabilities (as defined in the Separation Agreement) related thereto at the effective time of the spin-off, pursuant to which (i) Inpixon has contributed to Grafiti Holding the Grafiti Assets and Grafiti has assumed certain liabilities in connection with the Grafiti Assets, and (ii) Grafiti has contributed to the Parent certain assets and liabilities related to the Remaining Business.

Except as expressly set forth in the Separation Agreement or any ancillary agreement, neither the Parent nor Grafiti expects to make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the spin-off, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either the Parent or Grafiti as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement and the ancillary agreements, unless the context otherwise requires.

Consents

The Separation Agreement provides that the Parent and Grafiti will use their respective reasonable best efforts to obtain promptly any required third-party consents or governmental approvals required in connection with the spin-off, provided that neither party will be required to make any payments or assume any liabilities or offer or grant any financial accommodation or other benefit with respect to any existing agreements with third parties not required to be paid under the terms of an existing agreement. The transfer of any specific asset to Grafiti, on the one hand, or the Parent, on the other hand, in connection with the spin-off will automatically be deferred until the completion of the transfer of the asset or liability, as applicable, can take place in accordance with any required consents or governmental approvals.

Conditions to the Spin-off

The Separation Agreement provides that the distribution is subject to satisfaction (or waiver by the Parent) of certain conditions. These conditions are described under “The Separation and Distribution — Conditions to the Distribution.” The Parent has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Mutual Releases

The Separation Agreement provides that Grafiti will release and discharge the Parent and its affiliates from all liabilities assumed by Grafiti as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to Grafiti’s business, Grafiti Assets and Grafiti Liabilities, and from all liabilities existing or arising in connection with the implementation of the separation and distribution, but excluding any liabilities resulting from actions by the Parent and its subsidiaries that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by the Parent or its subsidiaries. Similarly, the Parent and its affiliates will release and discharge Grafiti and its affiliates from all liabilities retained by the Parent and its subsidiaries as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation and distribution, but excluding any liabilities resulting from actions by Grafiti and its subsidiaries that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by Grafiti or its subsidiaries.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation Agreement and the transfer documents executed in connection with the separation.

Further Assurances

In addition to the actions specifically provided for in the Separation Agreement, each of the Parent and Grafiti agreed in the Separation Agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between the Parent and Grafiti related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of the Parent and Grafiti. If such efforts are not successful, either the Parent or Grafiti may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the Separation Agreement.

Expenses

Except as expressly set forth in the Separation Agreement or in any ancillary agreement, the Parent will be responsible for payment of all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution.

Other Matters

Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of witnesses and records, among others.

Termination

The Separation Agreement provides that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of the Parent without the approval of any person, including the Parent’s stockholders or Grafiti’s shareholders. In the event of a termination of the Separation Agreement, no party, nor any of its directors or officers, will have any liability of any kind to the other party or any other person. After the effective time of the distribution, the Separation Agreement may not be terminated except by an agreement in writing signed by both the Parent and Grafiti.

BUSINESS OF GRAFITI

Introduction

Grafiti Holding is a holding company with operations through its subsidiary, Grafiti Limited, which operates the Grafiti UK Business. Grafiti is a primary distributor of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti Holding was incorporated on October 17, 2023 in British Columbia, Canada. Grafiti UK was formed by Inpixon on May 13, 2020 as a distribution arm for the UK market and part of the European market for Inpixon’s SAVES business.

Our strategy is to build a broader, long term customer base by increasing the sales of Grafiti UK’s product offerings to include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Products and Services

We offer a comprehensive set of data analytics and statistical visualization software solutions for engineers and scientists. The suite of data analytics and statistical visualization tools includes SigmaPlot, SigmaStat, SYSTAT, PeakFit, TableCurve 2D, TableCurve 3D, SigmaScan and MYSTAT. In addition, over the last three years the next generation of the Sigmaplot Product called Sigmaplot NG was successfully developed. Sigmaplot NG is platform independent/Macintosh compatible and is a technological refresh of the past versions of Sigmaplot allowing it to leverage modern hardware architectures and computational capacity. In addition a cloud version of the Sigmaplot NG product which allows our customers to leverage the full power of the cloud and distribute our software among its users with low touch and/or no touch installation processes is anticipated to be released later this year.

SigmaPlot is the flagship product that goes beyond financially oriented spreadsheets and the “bells and whistles” of business graphing software by making the technical features that scientists and engineers need the highest priority. SigmaPlot provides more than 100 different 2D and 3D graph types. Researchers can choose from a full range of graphing options: technical axis scales, multiple axes, multiple intersecting 3-D graphs and more. With SigmaPlot, users create clear, compelling graphs that cannot be generated with basic spreadsheet packages.

Systat is a powerful statistical and graphical software package that is easy to use and highly integrated. The software includes basic and advanced statistics. The basic functions are usually the most commonly used statistics (e.g., user can do descriptive statistics, frequencies, correlations and etc.). Systat can also be used for advanced statistics (e.g., regression, ANOVA, MANOVA, factor analysis, cluster analysis, time series).

SigmaStat was sold as a separate product for decades and was recently integrated into SigmaPlot. SigmaStat is a user-friendly statistical software package scientists turn to when they want to be expertly guided through the analysis of their data. It is an ideal solution for anyone who needs to conduct statistical analysis but does not have the in-depth knowledge of the math behind the statistical procedures performed.

SigmaScan Pro Scientists, engineers or technicians face problems that are difficult to measure but easy to photograph. SigmaScan provides a complete image analysis package for studying the structure and size of the visual information — everything from image collection to data analysis. With powerful image analysis and data manipulation techniques, SigmaScan Pro transforms images into reliable statistics, understandable graphs and valuable scientific conclusions.

TableCurve 2D is a linear and non-linear curve fitting package for scientists. TableCurve 2D is the first and only program that completely eliminates endless trial and error by automating curve fitting.

TableCurve 3D performs linear and non-linear surface fitting. TableCurve 3D is the first and only program that combines a powerful surface fitter with the ability to find the ideal equation to describe three-dimensional empirical data.

PeakFit performs automated nonlinear peak separation and analysis. It was designed for scientists performing spectroscopy, chromatography and electrophoresis. PeakFit’s state-of-the-art nonlinear curve fitting is essential for accurate peak analysis and conclusive findings.

Sales and Marketing

Grafiti sales channels include direct sales as well as indirect sales through channel partners including resellers and distributors. Our five indirect sales partners distribute the Grafiti products in the western Europe region and also provide a wide range of pre- and post-sales services to Grafiti customers including installation and support services. There has not been any revenue concentration with any single channel distributor. The agreements with the channel distributions contain customary terms including a negotiated discount for the Manufacturer’s Suggested Retail Price.

Direct sales representatives are compensated with a base salary and, in certain circumstances, may participate in incentive plans such as commissions or bonuses.

Our products are marketed through industry-focused as well as account-based marketing strategies which utilize SEO, advertising, social media, trade shows, conferences, webinars, and other media.

Grafiti products are sold as annual or perpetual licenses along with maintenance subscriptions.

License, Distribution and Administrative Service Arrangements with Grafiti LLC

As described in “Corporate History” below, the Parent has assigned the License to Grafiti LLC.

On July 19, 2024, Grafiti UK entered into a Distributor Agreement with Grafiti LLC. Under the Distributor Agreement, Grafiti LLC granted Grafiti UK a non-exclusive, non-transferable right and license to market and distribute SAVES products in the United Kingdom and other agreed-upon territories. Grafiti UK will pay Grafiti LLC the then-current prices for the products, subject to a discount of up to 50% if certain revenue targets are met or other arrangements agreed upon by the parties. The deemed effective date of the Distributor Agreement is January 1, 2024, and will remain in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend. Either party may terminate the Agreement without cause by providing at least 90 days’ prior written notice, or immediately for specified reasons, including an uncured breach or bankruptcy.

Additionally, on July 19, 2024, Grafiti UK entered into an Administrative Support Service Agreement with Grafiti LLC. Under the Administrative Support Service Agreement, Grafiti LLC agreed to provide accounting, tax, and other administrative sales support services to Grafiti UK for $5,080 per month, with the amount subject to a 5% annual increase by Grafiti LLC. The Administrative Support Service Agreement is deemed to have commenced on January 1, 2024, and remains in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend.

The foregoing description of the Distributor Agreement and the Administrative Support Service Agreement is qualified in their entirety by reference to such agreements filed as Exhibits 10.13 and 10.14 to the registration statement on Form 10 of which this information statement is a part, and each is incorporated herein by reference.

Customers

Our customers include academic institutions, engineers and scientists in a variety of industries including environmental sciences, behavioral sciences, medical research, and engineering.

By understanding our customers unique needs and considering the markets we target, we provide expert guidance, demonstrations, and ongoing support to maximize the value our software brings. Over 60% of our customers are academic institutions or scientist associated with them. Our channel partners account for approximately 25% of our revenue.

We have one customer who accounted for more than 10% of our gross revenue during the fiscal year ended June 30, 2023 and during the nine months ended March 31, 2024. See “Risk Factors - We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.”

Competition

We operate in a market characterized by intense competition from competitive products and their distributors and/or resellers, based on such factors as price, quality and depth of product lines and training, as well as service and support provided by the distributor to the customer. We believe we are well equipped to compete effectively with other distributors in all of these areas.

Our business is characterized by innovation and rapid change in the products we distribute. Originlab and Graphpad Prism are the main competitors of the products that we sell. These competitive products are characterized by the complexity of their user interfaces and the pre-supposition and in-depth understanding of statistics. Sigmaplot, on the other hand, has an interface that is as intuitive and simple to use and the statistical analyses available in Sigmaplot can be accessed through an intuitive and guided interface that makes the adoption of it by scientists and engineers less cumbersome and very time efficient. Sigmaplot is characterized by the richness of its graphs and their almost infinite customizability relative to our competitors’ graphing solutions. We offer multiple pricing models and believe our products are competitively priced.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Employees

As of July 24, 2024, we have a principal executive officer and two employees in Grafiti UK, one of whom is responsible for sales and marketing efforts and the other being responsible for pre and post-sale support. We have another salesperson position open to be filled.

Facilities

As of July 24, 2024, we did not own any facilities or real properties.

Legal Proceedings

As of July 24, 2024, other than being subject to potential routine litigation and other claims that may arise in the normal course of business, we did not have any pending or threatened lawsuits or proceedings that are expected to have a material effect on our financial position, results of operations or liquidity.

Recent Developments

Proposed Business Combination with Damon

On October 23, 2023, Grafiti Holding entered into a Business Combination Agreement, by and among Inpixon, Damon Motors Inc., Grafiti Holding, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti Holding, which agreement was amended by the Amendment to Business Combination Agreement dated June 18, 2024 (the “Amendment”, and as amended, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, it is proposed that Amalco Sub and Damon amalgamate pursuant to Section 276 of the Business Corporations Act (British Columbia) (the “Amalgamation”) with the amalgamated company continuing as a wholly-owned subsidiary of Grafiti Holding. The Amalgamation will be in accordance with a plan of arrangement (the “Plan of Arrangement”) made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement, or made at the direction of the Supreme Court of British Columbia or another applicable court (the “Court”) in its final order with the prior written consent of Inpixon and Damon, each acting reasonably (the “Arrangement,” collectively with the Amalgamation and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Damon Motors is engaged in developing high-performance electric motorcycles. Damon’s electric motorcycles, which started as prototypes, are currently in the advanced stages of product validation and moving towards production.

In accordance with the Plan of Arrangement, upon the consummation of the Business Combination:

(i)	Each convertible note of Damon (“Damon Notes”) issued and outstanding immediately prior to the effective time of the Arrangement (the “Effective Time”) shall be automatically converted into such number of common shares of Damon (“Damon Common Shares”) such that following the exchange of such Damon Common Shares by applying the Exchange Ratio (as described below) in accordance with the Business Combination Agreement, the holders of the Damon Notes will receive such number of Grafiti Holding common shares that they are entitled to receive upon a Public Company Event (as such term is defined in the Damon Notes);

(ii)	Each simple agreement for future equity of Damon (“Damon SAFE”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Damon Common Shares such that following the exchange of such Damon Common Shares by applying the Exchange Ratio in accordance with the Business Combination Agreement, the holders of Damon SAFEs will each receive such number of Grafiti Holding common shares that they are entitled to receive in accordance with the terms of the Damon SAFEs;

(iii)	Each share of Class A Series 1 preferred shares, Class A Series 2 preferred shares, Class B preferred shares, seed preferred shares of Damon and any other class or series of Damon preferred shares (collectively, the “Damon Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than Damon Preferred Shares held by dissenting holders) shall be automatically converted into such number of Damon Common Shares as set out on a schedule to be attached to the Plan of Arrangement;

(iv)	All Damon Common Shares issued and outstanding immediately prior to the Effective Time, inclusive of all Damon Common Shares issued pursuant to the foregoing paragraphs (i), (ii) and (iii) (other than Damon Common Shares and Damon Preferred Shares (collectively, “Damon Shares”) held by dissenting holders) will be transferred and assigned to Grafiti Holding in consideration for a number of Grafiti Holding common shares determined by multiplying such number of Damon Common Shares by the Exchange Ratio.

(v)	Each option (whether vested or unvested) to purchase Damon Shares (“Damon Options”) issued and outstanding immediately prior to the Effective Time will be exchanged for an option (a “Converted Option”) (i) to acquire, subject to substantially the same terms and conditions as were applicable to the Damon Options, a number of Grafiti Holding common shares (rounded down to the nearest whole share) equal to the product of (A) the number of Damon Common Shares underlying such Damon Option, multiplied by the Exchange Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of such Damon Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(vi)	Each warrant to purchase Damon Shares (“Damon Warrant”) issued and outstanding immediately prior to the Effective Time, will be exchanged for a warrant (a “Converted Warrant”) (i) to acquire, subject to substantially the same terms and conditions as were applicable under such Damon Warrant, a number of Grafiti Holding common shares (rounded down to the nearest whole share) equal to the product of (A) the number of Damon Common Shares underlying such Damon Warrant, multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Damon Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(vii)	Each share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be exchanged into and become one newly issued, fully paid and nonassessable share of the corporate entity resulting from the amalgamation (“Damon Surviving Company”).

(viii)	As consideration for the issuance by Grafiti Holding of Grafiti Holding common shares described in paragraph (iv), Damon Surviving Company shall issue to Grafiti Holding one common share in its capital for each share of Grafiti Holding common shares issued pursuant to the transactions described in paragraph (iv).

The Exchange Ratio is defined in the Business Combination Agreement as the quotient of (A) the difference of (i) the quotient of the fully diluted shares of Grafiti Holding immediately prior to the Effective Time divided by 18% minus (ii) the fully diluted shares of Grafiti Holding immediately prior to the Effective Time; divided by (B) the fully diluted shares of Damon immediately prior to the Effective Time. Any commitment fee or similar fee payable by Grafiti Holding in equity securities in respect of any equity financing transaction involving Grafiti Holding or Damon entered into in connection with the Amalgamation or the Arrangement, (ii) any investment banking advisory fees or placement agent fees payable by Grafiti Holding in equity securities in connection with the Amalgamation or the Arrangement, and (iii) the Damon shares issued to Parent as consideration for entering into the Amendment, shall not be included in the fully diluted shares of Grafiti Holding or Damon for the purpose of the above calculation.

Additionally, subject to compliance with the applicable rules of Nasdaq, the parties shall take all actions necessary to (a) cause the Grafiti Holding articles, as amended, to provide for the issuance of multiple voting shares and (b) cause the Amalgamation consideration issuable to Jay Giraud, Damon’s Chief Executive Officer, to include such number of multiple voting shares as necessary to endow Mr. Giraud with an aggregate of 30% of the total votes of Grafiti Holding immediately following the closing of the Business Combination on a fully diluted basis. The multiple voting shares shall not provide any economic preference over the common shares of Grafiti Holding.

All Grafiti Holding common shares and other securities of Grafiti Holding issued and outstanding prior to the consummation of the Business Combination will remain unaffected by the Amalgamation and Arrangement.

The Business Combination is subject to material conditions, including:

(i) satisfaction of the initial listing criteria of the Nasdaq and Nasdaq approval of the listing of the Grafiti Holding common shares after giving effect to the Business Combination, which may require additional financing;

(ii) approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court (the “Court”) after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act;

(iii) a vote in favor of a resolution approving the Business Combination by (a) two-thirds of the votes cast on such resolution by the Damon shareholders present in person or represented by proxy at the applicable Damon shareholders meeting; (b) two-thirds of the votes cast on such resolution by the holders of Damon Class B Preferred Shares and Class A Series 2 Company Preferred Shares, voting together as a single class on an as converted basis; (c) two-thirds of the votes cast on such resolution by the holders of Damon warrants; (d) two-thirds of the votes cast on such resolution by the holders of Damon options; (e) three-quarters of the underlying value of the votes cast on such resolution by the holders of Damon convertible notes and a majority of the holders of such Damon convertible notes; and (f) any approval requirements as may be imposed by the Court;

(iv) an outstanding requirement that Damon obtain support agreements from Damon securities holders holding each threshold of Damon securities as described in (iii) above;

(v) an outstanding requirement that Damon obtain lock-up agreements from holders of the foregoing Damon securities holding at least 95% of the Damon fully diluted shares, excluding holders of certain Damon convertible notes; and

(vi) a requirement that Damon maintain a bank account balance of at least $3,000,000 for the sole purpose of satisfying potential obligations that Damon may have to pay Inpixon a termination fee or reimburse Inpixon or Grafiti Holding for certain transaction fees and expenses pursuant to the Business Combination Agreement if such agreement is terminated under certain circumstances, until the earliest to occur of (a) Damon’s satisfaction of such payment obligations in full, (b) the termination of the Business Combination Agreement under circumstances which do not require Damon to satisfy any such payment obligations and (c) the effective time of the Business Combination This requirement shall be deemed satisfied if Damon’s bank account balance equals or exceeds $3,000,000 as of immediately prior to the Effective Time.

If the Business Combination is completed, both Grafiti UK and the Damon Surviving Corporation will be wholly-owned subsidiaries of Grafiti Holding, which will adopt a new name as determined by Damon. We cannot assure you that the conditions to consummating the Business Combination will be satisfied.

Pursuant to the Business Combination Agreement, the parties will take all necessary action so that at the closing, the board of directors of the combined company will consist of such directors as Damon may determine, subject to the independent requirements under the Nasdaq rules, and provided that at least one director will be nominated by Grafiti Holding.

Upon the consummation of the Business Combination, holders of Grafiti Holding common shares, including the participating securityholders and management that hold Grafiti Holding common shares immediately prior to the closing, are anticipated to retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which have been issued to persons who are members of Grafiti Holding’s management team prior to consummation of the XTI Merger pursuant to the XTI Merger Agreement.

Except as expressly contemplated by the Business Combination Agreement or any ancillary documents, without the consent of the other party, Damon will, during the period commencing on the date of the Business Combination Agreement and continuing until the earlier to occur of the Closing and the termination of the Business Combination Agreement (the “Interim Period”), conduct its business in the ordinary course of business, comply with all applicable laws, and take all commercially reasonable measures necessary or appropriate to preserve intact its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its assets; and Grafiti will, during the Interim Period, comply with all applicable laws.

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including that each party may terminate the Business Combination Agreement if the closing does not occur on or prior to the outside date, which was extended from March 31, 2024 to September 30, 2024 pursuant to the Amendment, and which may be further extended by mutual agreement of the parties, unless such failure is due to a breach of representations or warranties, or failure to fulfill covenants under the Business Combination Agreement by such party.

Certain additional agreements were entered into in connection with the transactions contemplated by the Business Combination Agreement, including, among others, the lock-up agreement by and between Grafiti Holding, Damon and Damon securityholders (both insiders and non-insiders), and certain securityholder support agreement by and among the Parent, Grafiti Holding, Damon and certain Damon securityholders. These agreements were filed as Exhibits 10.5, 10.6 and 10.4, respectively, to the Current Report on Form 8-K filed by the Parent with the SEC on October 23, 2023 and incorporated herein by reference.

Forward Share Purchase Agreement and Related Subscription Agreement

Prior to the closing of the Business Combination, Damon plans to enter into a subscription agreement with two institutional investors providing for the purchase by the investors of a number of Damon common shares that will be exchanged for a number of Grafiti Holding common shares equal to 9.9% of the total Grafiti Holding common shares outstanding at the closing of the Business Combination pursuant to the terms of the Business Combination Agreement, for an expected aggregate purchase price of $24 million. Additionally, upon the occurrence of a dilutive offering that triggers a lowering of the reset price under the FSPA, the investors may purchase a greater aggregate number of Grafiti Holding common shares equal to (i) the initially purchased amount at the closing divided by (ii) the quotient of the price of such dilutive offering divided by $12.00, and may enter into additional subscription agreements for the additional shares they may purchase. However, neither investor is required to purchase an amount of shares such that following the issuance, its beneficial ownership of Grafiti Holding common shares would exceed the 9.9% Beneficial Ownership Cap. Concurrently with such subscription, the investors entered into a letter agreement with Grafiti Holding and Damon regarding an OTC Equity Prepaid Forward Transaction. The FSPA provides that in connection with the consummation of the Business Combination, an amount equal to the number of subscribed shares multiplied by the initial reset price of $12 per share would be made to the investors under the FSPA from the trust account of Damon’s counsel holding the proceeds from the sale of shares under the subscription agreement. As a result, after giving effect to the FSPA, the combined company will not initially retain any of the cash proceeds from the sale of the subscribed shares, resulting in a receivable to the combined company pursuant to the terms of the FSPA.

From time to time, prior to the 12 month anniversary of the consummation of the Business Combination, the investors will have the option to terminate the FSPA with respect to some or all the subscribed shares by providing written notice to Grafiti Holding, specifying the quantity by which the number of Purchased Shares subject to the FSPA will be reduced (such quantity, the “Terminated Shares”). In connection with any such optional early termination, the investors will pay to Grafiti Holding an amount equal to the product of (x) the number of Terminated Shares and (y) the then applicable reset price. Upon consummation of the Business Combination, the initial price for purposes of such calculation will be $12.00 per share. This price will be subject to reset on a bi-weekly basis to be the lowest of (a) the then-current reset price, (b) the initial reset price, and (c) the volume-weighted average price of the common shares of Grafiti Holding over the prior two weeks, subject to a floor price of $2.00; provided that the reset price will also be subject to full ratchet downward adjustment to equal the applicable price in certain dilutive offerings, if the dilutive offering price is lower than the then applicable reset price, which dilutive reset price may be lower than the floor price, as described in the FSPA.

Upon the occurrence of a triggering event described under the FSPA, including if the volume weighted average price of our common shares is less than $1.00 for 30 trading days during any 45 consecutive trading days, failure to register the resale of the shares as required under the FSPA, or a delisting event, or otherwise at the election of the investors no later than 12 months after the date of consummation of the Business Combination (the “Valuation Date”), the FSPA transaction will be settled by (A) the investors paying Grafiti Holding a settlement amount equal to the number of registered subscribed shares less the number of Terminated Shares multiplied by the applicable market price measure of the common shares at the time of the Valuation Date, and (B) Grafiti Holding paying the investors a settlement amount adjustment equal to the product of (x) (a) the number of subscribed shares as of the Valuation Date less (b) the number of Terminated Shares as of the Valuation Date, multiplied by (y) $1.00. However, if the settlement amount payable to the investors as described above is less than the settlement amount adjustment described above, then neither the investors nor Grafiti Holding will be liable for any payment to the other.

Accordingly, based on the terms of the FSPA, there can be no assurance that the FSPA will provide working capital to Grafiti Holding after the business combination.

Pursuant to the FSPA, if the Business Combination is consummated, Grafiti Holding will be obligated to issue 300,000 common shares to the FSPA investors (the “Commitment Fee Shares”), and pay up to an aggregate of $50,000 of legal expenses of the FSPA investors.

Following the consummation of the Business Combination, upon request of the FSPA investors, Grafiti Holding will be required to register with the SEC the resale of the Purchased Shares and the Commitment Fee Shares.

The foregoing description of the FSPA is qualified in their entirety by reference to such agreement filed as Exhibit 10.2 to the registration statement on Form 10 of which this information statement is a part, and each is incorporated herein by reference.

Note Purchase Agreement with Streeterville and Related Security Documents

On June 26, 2024, Grafiti Holding and Streeterville Capital LLC (the “Investor”) entered into a note purchase agreement (the “Note Purchase Agreement”), pursuant to which Grafiti Holding agreed to sell, and the Investor agreed to purchase, a secured promissory note in an aggregate original principal amount of $6,470,000 in a private offering in reliance on the exemptions from registration under applicable securities laws. The Streeterville Note carries an original issue discount of $1,450,000. On the same day, the Investor paid the purchase price of $5,000,000 as follows: (a) $1,150,000 to Grafiti Holding; (b) $350,000 to Damon as a loan from Grafiti Holding to Damon, and (c) $3,500,000 into escrow pursuant to the Escrow Agreement (as defined below).

The Streeterville Note will mature on December 26, 2025, or 18 months from issuance. It bears interest at 10% per annum, which will increase to the lesser of 22% or the maximum permitted by applicable law upon the occurrence of an event of default as defined in the Streeterville Note. In such an event, the Investor may declare the outstanding balance, multiplied by 110%, immediately due. Upon a change of control, the balance, multiplied by 110%, will also become due.

In connection with the closing of the Streeterville Note, the Investor delivered $3,500,000 of the note purchase price (the “Escrow Amount”) to counsel for the Investor, as escrow agent, under an escrow agreement dated June 26, 2024 (the “Escrow Agreement”). The Escrow Amount will be distributed to Grafiti Holding upon satisfaction of certain conditions, including: (a) consummation of the Business Combination; (b) the combined company’s common shares being listed on Nasdaq; and (c) immediately following the closing of the Business Combination, the combined company having no outstanding debt other than the Streeterville Note, certain other specified debts and trade payables incurred in the ordinary course of business.

In connection with the Streeterville loan transaction, Damon and the Damon Subsidiary each entered in to a Guaranty, dated as of June 26, 2024, whereby Damon and the Damon Subsidiary guaranteed the performance of Grafiti Holding’s obligations under the Streeterville Note (collectively, the “Guaranties in favor of Streeterville”). Additionally, Grafiti Holding’s obligations under the Streeterville Note are secured by a lien on the Grafiti Holding Note payable by Damon to Grafit Holding and all related claims, rights, and interests in the Grafiti Holding Note, pursuant to a Security Agreement between Streeterville and Grafiti Holding, dated June 26, 2024 (the “Security Agreement in favor of Streeterville”).

The foregoing description of the Note Purchase Agreement, the Streeterville Note, the Security Agreement in favor of Streeterville and the Guaranties in favor of Streeterville is qualified in their entirety by reference to these documents filed as Exhibits 10.5, 10.6, 10.7, 10.8 and 10.9, respectively, to the registration statement on Form 10 of which this information statement is a part, and each is incorporated herein by reference.

Grafiti Holding Note and Related Security Documents

On June 26, 2024, Grafiti Holding purchased from Damon a senior secured promissory note with an original principal amount of $350,000, issued in a private offering in reliance on the exemptions from registration under applicable securities laws.. In accordance with the terms of the Grafiti Holding Note, Damon may request and Grafiti Holding may loan, in its discretion, additional funds up to an aggregate principal amount, including the original principal amount, of $1,000,000.

Interest on the outstanding principal amount under the Grafiti Holding Note accrues at 10% per annum, which will increase to 18% per annum if amounts are unpaid when due or if an event of default as defined in the Grafiti Holding Note occurs. The maturity date is the earlier of (a) December 31, 2024, (b) when declared due and payable by Grafiti Holding upon the occurrence of an event of default, or (c) within three business days following the termination of the Business Combination Agreement by Grafiti Holding or Damon pursuant to Section 9.1(b) or by Grafiti pursuant to Section 9.1(d) of the Business Combination Agreement. Additionally, Damon agreed to certain financial and operational covenants in the Grafiti Holding Note, including limitations on borrowing and expenses.

In connection with the Grafiti Holding Note, on June 26, 2024, Grafiti Holding and Damon also entered into the Damon Security Agreement, and Grafiti Holding received a guaranty from the Damon Subsidiary in favor of Grafiti Holding. Under the Damon Security Agreement, Grafiti received a continuing first priority security interest in all of the existing and future assets of Damon to secure Damon’s obligations under the Grafiti Holding Note. Under the Damon Subsidiary Guaranty, the Damon Subsidiary agreed to guarantee the performance of Damon’s obligations under the Grafiti Holding Note and the Damon Security Agreement.

The foregoing description of the Grafiti Holding Note, Damon Security Agreement and Damon Subsidiary Guaranty is qualified in their entirety by reference to such documents filed as Exhibits 10.10, 10.11, and 10.12, respectively, to the registration statement on Form 10 of which this information statement is a part, and each is incorporated herein by reference.

Corporate History

On June 19, 2020, the Parent acquired an exclusive license to use, market, distribute, and develop the SYSTAT and SigmaPlot software suite of products (referred to as “SAVES”) pursuant to an Exclusive Software License and Distribution Agreement, by and among the Parent, Cranes Software International Ltd. (“Cranes”) and Systat Software, Inc. (“Systat” and, together with Cranes, the “Systat Parties”), as amended on June 30, 2020 and February 22, 2021 (as amended, the “License Agreement”). In connection with the License Agreement, the Parent received an exclusive, worldwide license to use, modify, develop, market, sublicense and distribute the SAVES software, software source, user documentation and related Systat Intellectual Property (as defined in License Agreement) (the “License”); and an option to acquire the assets underlying the License (the “Purchase Option”). In connection with the Solutions Divestiture, the Parent contributed the License, along with other assets and businesses, to Grafiti LLC, then a wholly-owned subsidiary of the Parent. As reported in the current report on Form 8-K filed by the Parent on February 23, 2024, the Parent sold 100% of the equity interest in Grafiti LLC to an entity controlled by Nadir Ali, our Chief Executive Officer and sole director.

Grafiti UK was incorporated by the Parent in May of 2020 to operate as a distributor of the SAVES products in the UK and western European region. Grafiti UK is responsible for maintaining all aspects of the relationship with the end customer. All customer interaction from solicitation, pre-sale activities, sale and invoicing, delivery and customer support is the responsibility of Grafiti UK.

Corporate Information

As of April 4, 2024, we had one operating subsidiary, Grafiti Limited (100% ownership) based in Slough, United Kingdom.

Our principal executive offices are located at 169 Bath Road, Slough, UK. Our Internet website is https://grafiti.co.uk/ and is currently under development. The information on, or that can be accessed through, our website is not part of this information statement, and you should not rely on any such information in making any investment decision relating to our common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRAFITI

You should read the following discussion in conjunction with the audited financial statements for the years ended June 30, 2023, 2022, and 2021 and the corresponding notes and the unaudited financial statements for the nine months ended March 31, 2024 and 2023 and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Grafiti Holding Inc. (collectively the “Company,” “we,” “us” or “our”) (“Grafiti Holding”) was incorporated in British Columbia, Canada on October 17, 2023. The Company is the parent non-operating holding company of Grafiti Limited (formerly known as Inpixon Limited) or “Grafiti UK”. Grafiti UK was formed in May 2020 as a distribution arm for the SAVES (as defined below) U.K. market and part of the European market.

Grafiti is a primary distributor of data analytics and visualization products known as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

In June 2024, we raised debt financing from an institutional investor and received $1,500,000 in loan proceeds as an initial loan tranche, of which we have loaned $350,000 to Damon and may loan up to an aggregate of $1,000,000 to Damon. See the sections “- Note Purchase Agreement with Streeterville and Related Security Documents” and “- Grafiti Holding Note and Related Security Documents” for a more detailed discussion.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the Company’s annual financial statements for the years ended June 30, 2023, 2022, and 2021 and Note 3 of the unaudited financial statements for the nine months ended March 31, 2024 and 2023 which are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

There have been no significant changes to our critical accounting policies and estimates from the information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s annual financial statements for the years ended June 30, 2023, 2022, and 2021.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. Our licenses are sold as perpetual or term licenses and the arrangements may include maintenance services which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

●	We receive fixed consideration for sales of software products. Revenue is recognized at point in time when the customer has title to the product and risks and rewards of ownership have transferred.

●	Revenue related to contracts for the sale of our software-as-a-service is recognized over time using the output method (days of software provided) because we are providing continuous access to its service.

●	We recognize revenue related to Maintenance Services evenly over time using the output method (days of software provided) because we provide continuous service, and the customer simultaneously receives and consumes the benefits provided by our performance as the services are performed.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.

Long-Lived Assets - Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended June 30, 2023 and 2022, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Based on its assessments, the Company has not recorded any impairment of long-lived assets during the years ended June 30, 2023, 2022 and 2021 or the nine months ended March 31, 2024 and 2023.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of March 31, 2024, June 30, 2023, June 30, 2022 and June 30, 2021, based upon certain economic conditions and historical losses through March 31, 2024, June 30, 2023, June 30, 2022 and June 30, 2021. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for the Company.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of March 31, 2024, June 30, 2023, June 30, 2022 and June 30, 2021, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the nine months ended March 31, 2024 and 2023 or during the years ended June 30, 2023, 2022 and 2021.

Results Of Operations

Three Months Ended March 31, 2024 compared to the Three Months Ended March 31, 2023

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Three Months Ended
	March 31, 2024		March 31, 2023
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change
Revenues	$66,775	100%	$89,905	100%	$(23,130)	(26)%
Cost of revenues	$13,148	20%	$23,805	26%	$(10,657)	(45)%
Gross profit	$53,627	80%	$66,100	74%	$(12,473)	(19)%
Operating expenses	$93,875	141%	$94,257	105%	$(382)	—%
Loss from operations	$(40,248)	(60)%	$(28,157)	(31)%	$(12,091)	(43)%
Income tax benefit (provision)	$—	—%	$—	—%	$—	—%
Net loss	$(40,248)	(60)%	$(28,157)	(31)%	$(12,091)	(43)%

Revenues

Revenues for the three months ended March 31, 2024 were $66,775 compared to $89,905 for the comparable period in the prior year for a decrease of $23,130, or approximately 26%. This decrease is primarily attributable to the change in revenue mix between both time periods as there has been a marked increase in the number of recurring revenue orders being placed in the three months ended March 31, 2024.

Gross Margin

Cost of revenues for the three months ended March 31, 2024 were $13,148 compared to $23,805 for the comparable period in the prior year for a decrease of $10,657 due to the lower revenues during the period and due to the revised terms of the technology licensing arrangement post spin off.

The gross profit margin for the three months ended March 31, 2024 was 80% compared to 74% for the three months ended March 31, 2023. This higher margin in the three months ended March 31, 2024 is due to the revised terms of the technology licensing arrangement post spin off.

Operating Expenses

Operating expenses for the three months ended March 31, 2024 were $93,875 and $94,257 for the comparable period ended March 31, 2023 and essentially consistent between the two periods.

Nine Months Ended March 31, 2024 compared to the Nine Months Ended March 31, 2023

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Nine Months Ended
	March 31, 2024		March 31, 2023
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change
Revenues	$256,250	100%	$254,157	100%	$2,093	1%
Cost of revenues	$60,758	24%	$71,485	28%	$(10,727)	(15)%
Gross profit	$195,492	76%	$182,672	72%	$12,820	7%
Operating expenses	$268,629	105%	$289,590	114%	$(20,961)	(7)%
Loss from operations	$(73,137)	(29)%	$(106,918)	(42)%	$33,781	32%
Income tax benefit (provision)	$—	—%	$—	—%	$—	—%
Net loss	$(73,137)	(29)%	$(106,918)	(42)%	$33,781	32%

Revenues

Revenues for the nine months ended March 31, 2024 were $256,250 compared to $254,157 for the comparable period in the prior year for an increase of $2,093, or approximately 1%. The revenue was relatively flat, although non-recurring revenue decreased and recurring revenue increased compared to the nine months ended March 31, 2023.

Gross Margin

Cost of revenues for the nine months ended March 31, 2024 were $60,758 compares to $71,485 for the comparable period in the prior year for a decrease of $10,727, due to the revised terms of the technology licensing arrangement post spin off.

The gross profit margin for the nine months ended March 31, 2024 was 76% compared to 72% for the nine months ended March 31, 2023. This higher margin in the nine months ended March 31, 2024 is due to the revised terms of the technology licensing arrangement post spin off.

Operating Expenses

Operating expenses for the nine months ended March 31, 2024 were $268,629 and $289,590 for the comparable period ended March 31, 2023. This decrease of $20,961 is primarily attributable to higher salaries in the nine months ended March 31, 2023.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.

EBITDA for the three months ended March 31, 2024 was a loss of $40,009 compared to a loss of $27,844 for the prior year period.

EBITDA for the nine months ended March 31, 2024 was a loss of $72,682 compared to a loss of $105,995 for the prior year period.

The following table presents a reconciliation of net loss attributable to stockholders of Inpixon, which is our GAAP operating performance measure, to Adjusted EBITDA for the three and nine months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2024	2023	2024	2023
Net loss attributable to common stockholders	$(40,248)	$(28,157)	$(73,137)	$(106,918)
Interest expense/(income), net	—	—	—	—
Income tax benefit (provision)	—	—	—	—
Depreciation and amortization	239	313	455	923
EBITDA	$(40,009)	$(27,844)	$(72,682)	$(105,995)

We rely on EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present EBITDA as supplemental disclosure because of the following:

●	We believe EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of EBITDA is helpful to compare our results to other companies.

Even though we believe EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing EBITDA only as supplemental information.

Year Ended June 30, 2023 compared to the Year Ended June 30, 2022 and Year Ended June 30, 2022 compared to the Year Ended June 30, 2021

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Years Ended June 30,
(in thousands, except percentages)	2023	2022	2021	Variation 2023-2022	% Change 2023-2022	Variation 2022-2021	% Change 2022-2021
Revenues	$391,848	$456,076	$252,129	$(64,228)	(14)%	$203,947	81%
Cost of revenues	$95,220	$95,499	$95,787	$(279)	—%	$(288)	—%
Gross profit	$296,628	$360,577	$156,342	$(63,949)	(18)%	$204,235	131%
Operating expenses	$370,457	$424,444	$425,216	$(53,987)	(13)%	$(772)	—%
Loss from operations	$(73,829)	$(63,867)	$(268,874)	$(9,962)	16%	$205,007	(76)%
Income tax provision	$—	$—	$—	—	—%	$—	—%
Net loss	$(73,829)	$(63,867)	$(268,874)	$(9,962)	16%	$205,007	(76)%

Revenues

Fiscal 2023 compared to Fiscal 2022

Revenues for the year ended June 30, 2023 were $391,848 compared to $456,076 for the comparable period in the prior year for a decrease of $64,228, or approximately 14%. This decrease is primarily attributable to the loss of a sales manager during the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Revenues for the year ended June 30, 2022 were $456,076 compared to $252,129 for the comparable period in the prior year for an increase of $203,947, or approximately 81%. This increase is primarily attributable to the fiscal year ended June 20, 2021 was the first year of operations and there is no historical annual license and maintenance revenue.

Gross Margin

Fiscal 2023 compared to Fiscal 2022

Cost of revenues for the year ended June 30, 2023 were $95,220 compared to $95,499 for the comparable period in the prior year and relatively flat.

The gross profit margin for the year ended June 30, 2023 was 76% compared to 79% for the year ended June 30, 2022. This lower margin is primarily due to the lower revenue during the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Cost of revenues for the year ended June 30, 2022 were $95,499 compared to $95,787 for the comparable period in the prior year and relatively flat.

The gross profit margin for the year ended June 30, 2022 was 79% compared to 62% for the year ended June 30, 2021. This higher margin is primarily due to the lower revenue during the year ended June 30, 2021.

Operating Expenses

Fiscal 2023 compared to Fiscal 2022

Operating expenses for the year ended June 30, 2023 were $370,457 and $424,444 for the comparable period ended June 30, 2022. This decrease of $53,987 is primarily attributable to decreased rent, salaries and advertising in the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Operating expenses for the year ended June 30, 2023 were $424,444 and $425,216 for the comparable period ended June 30, 2022 and remained relatively flat.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.

EBITDA for the year ended June 30, 2023 was a loss of $72,583 compared to a loss of $62,548 for the year ended June 30, 2022.

EBITDA for the year ended June 30, 2022 was a loss of $62,548 compared to a loss of $267,742 for the year ended June 30, 2021.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon Limited, which is our GAAP operating performance measure, to EBITDA for the years ended June 30, 2023, 2022 and 2021:

	For the Years Ended June 30,
	2023	2022	2021
Net loss attributable to common stockholders	$(73,829)	$(63,867)	$(268,874)
Interest expense/(income), net	—	—	—
Income tax benefit (provision)	—	—	—
Depreciation and amortization	1,246	1,319	1,132
EBITDA	$(72,583)	$(62,548)	$(267,742)

We rely on EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present EBITDA as supplemental disclosure because of the following:

●	We believe EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of EBITDA is helpful to compare our results to other companies.

Even though we believe EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

●	EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing EBITDA only as supplemental information.

Liquidity and Capital Resources as of March 31, 2024

Our current capital resources and operating results as of and through March 31, 2024, consist of:

1)	an overall working capital surplus of $188,448;

2)	cash of $342,761;

3)	net cash provided by operating activities for the nine months ended March 31, 2024 of $19,320.

The breakdown of our overall working capital surplus is as follows:

Working Capital	Assets	Liabilities	Net
Cash	$342,761	$—	$342,761
Accounts receivable, net / accounts payable	50,132	70,949	(20,817)
Accrued liabilities	—	51,255	(51,255)
Deferred revenue	—	138,717	(138,717)
Prepaid expenses and other current assets	56,476	—	56,476
Total	$449,369	$260,921	$188,448

The Company had $342,761 in cash as of March 31, 2024. The Company believes that their current liquidity position has the ability to mitigate any going concern indicators for a period of at least one year from the date these condensed consolidated financial statements are issued.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consist of an operating lease. As of March 31, 2024, the total obligation for operating leases was $340, which is expected to be paid in the next twelve months.

Liquidity and Capital Resources as of June 30, 2023

Our current capital resources and operating results as of and through the year ended June 30, 2023, consist of:

1)	an overall working capital surplus of $201,921;

2)	cash of $264,244;

3)	net cash used by operating activities for the year ended June 30, 2023 of $75,616.

The breakdown of our overall working capital surplus is as follows (in thousands):

Working Capital	Assets	Liabilities	Net
Cash	$264,244	$—	$264,244
Accounts receivable, net / accounts payable	94,838	447	94,391
Accrued liabilities	—	72,068	(72,068)
Deferred revenue	—	86,635	(86,635)
Other	1,989	—	1,989
Total	$361,071	$159,150	$201,921

The Company had $264,244 cash and cash equivalents as of June 30, 2023. Inpixon has agreed to contribute an additional $100,000 in cash at the closing of the Business Combination, and therefore the Company believes it has the ability to mitigate any uncertainty related to cash burn projections.

The Company believes that their current liquidity position has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered into during our course of business. Our contractual obligations consist of operating lease liabilities that are included in our balance sheet. As of June 30, 2023, the total obligation for operating leases was $2,700, all of which is expected to be paid in the next twelve months.

Financial Obligations and Requirements

Net cash provided by operating activities during the nine months ended March 31, 2024 of $19,320 consists of net loss of $73,137 offset by non-cash adjustments of $455 plus net cash changes in operating assets and liabilities of $92,002. Net cash used in operating activities during the year ended June 30, 2023 of $75,616 consists of net loss of $73,829 offset by non-cash adjustments of $1,246 less net cash changes in operating assets and liabilities of $3,033. As the Company was part of Inpixon group of companies prior to December 27, 2023, the Company was dependent upon Inpixon for all of its working capital and financing requirements as Inpixon uses a centralized approach to cash management and financing of its operations. As a result of the Grafiti Holding Transaction, the Company will no longer participate in Inpixon’s corporate-wide cash management and financing approach, and therefore the Company’s ability to fund operating needs will depend on the Company’s ability to generate positive cash flows from operations, and on the Company’s ability to obtain debt financing on acceptable terms or to issue additional equity or equity-linked securities as needed. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position, the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these condensed financial statements were issued.

Liquidity and Capital Resources as of March 31, 2024 Compared with March 31, 2023

The Company’s net cash flows provided by operating, investing and financing activities for the nine months ended March 31, 2024 and 2023 and certain balances as of the end of those periods are as follows:

	For the Nine Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$19,320	$(43,172)
Net cash used in investing activities	(2,867)	—
Net cash provided by financing activities	67,330	120,160
Effect of foreign exchange rate changes on cash	(5,266)	8,589
Net increase in cash	$78,517	$85,577

	As of March 31, 2024	As of June 30, 2023
Cash	$342,761	$264,244
Working capital surplus	$188,448	$201,921

Operating Activities for the nine months ended March 31, 2024

Net cash provided by operating activities during the nine months ended March 31, 2024 was $19,320. The cash flows related to the nine months ended March 31, 2024 consisted of the following:

Net loss	$(73,137)
Non-cash income and expenses	455
Net change in operating assets and liabilities	92,002
Net cash provided by operating activities	$19,320

The non-cash income and expense of $455 consisted of depreciation expense.

The net change in operating assets and liabilities aggregated $92,002 and consisted primarily of the following:

$44,688	Decrease in accounts receivable and other receivables
(54,488)	Increase in prepaid expenses and other current assets
70,503	Increase in accounts payable
(20,800)	Decrease in accrued liabilities and other liabilities
52,099	Increase in deferred revenue
$92,002	Net cash provided by the changes in operating assets and liabilities

Operating Activities for nine months ended March 31, 2023

Net cash used in operating activities during nine months ended March 31, 2023 was $43,172. The cash flows related to the nine months ended March 31, 2023 consisted of the following:

Net loss	$(106,918)
Non-cash income and expenses	923
Net change in operating assets and liabilities	62,823
Net cash provided by operating activities	$(43,172)

The non-cash income and expense of $923 consisted primarily of depreciation and amortization expenses.

The net change in operating assets and liabilities aggregated $62,823 and consisted primarily of the following:

$32,642	Decrease in accounts receivable and other receivables
3,129	Decrease in other assets offset by decrease to other current assets
(2,304)	Decrease in accounts payable
25,170	Increase in accrued liabilities and other liabilities
4,186	Increase in deferred revenue
$62,823	Net use of cash in the changes in operating assets and liabilities

Cash Flows from Investing Activities as of March 31, 2024 and 2023

Net cash flows provided by investing activities during the nine months ended March 31, 2024 was $2,867 for the purchase of property and equipment. There were no net cash flows provided by or used in investing activities during the nine months ended March 31, 2023.

Cash Flows from Financing Activities as of March 31, 2024 and 2023

Net cash flows provided by financing activities during the nine months ended March 31, 2024 was $67,330. Net cash flows provided by financing activities during the nine months ended March 31, 2023 was $120,160. During the nine months ended March 31, 2024 and 2023, the Company received incoming cash flows of $67,330 and $120,160, respectively, for an investment by Inpixon.

Liquidity and Capital Resources as of June 30, 2023 Compared With June 30, 2022 and June 30, 2021

The Company’s net cash flows used in operating, investing and financing activities for the years ended June 30, 2023, 2022, 2021 and certain balances as of the end of those periods are as follows:

	For the Years Ended June 30,
	2023	2022	2021
Net cash used in operating activities	$(75,616)	$(154,813)	$(103,823)
Net cash used in investing activities	-	-	(4,077)
Net cash provided by financing activities	166,471	177,053	268,448
Effect of foreign exchange rate changes on cash	3,223	(16,541)	3,919
Net increase in cash	$94,078	$5,699	$164,467

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Cash	$264,244	$170,166	$164,467
Working capital surplus	$201,921	$102,886	$(16,233)

Operating Activities for the year ended June 30, 2023

Net cash used in operating activities during the year ended June 30, 2023 was $75,616. The cash flows related to the year ended June 30, 2023 consisted of the following:

Net loss	$(73,829)
Non-cash income and expenses	1,246
Net change in operating assets and liabilities	(3,033)
Net cash used in operating activities	$(75,616)

The non-cash income and expense of $1,246 consisted of depreciation and amortization expenses.

The net cash used in the change in operating assets and liabilities aggregated $3,033 and consisted primarily of the following:

$(22,768)	Increase in accounts receivable and other receivables
3,902	Decrease in other current assets and other assets
(2,625)	Decrease in accounts payable
31,607	Increase in accrued liabilities and other liabilities
(13,149)	Decrease in deferred revenue
$(3,033)	Net cash used in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2022

Net cash used in operating activities during the year ended June 30, 2022 was $154,813 million. The cash flows related to the year ended June 30, 2022 consisted of the following:

Net loss	$(63,867)
Non-cash income and expenses	9,495
Net change in operating assets and liabilities	(100,441)
Net cash used in operating activities	$(154,813)

The non-cash income and expense of $9,495 consisted primarily of the following:

$1,319	Depreciation and amortization expenses
8,176	Amortization of right of use asset
$9,495	Total non-cash expenses

The net use of cash in the change in operating assets and liabilities aggregated $100,441 and consisted primarily of the following:

$(21,372)	Increase in accounts receivable and other receivables
4,146	Increase in other current assets and other assets
(2,379)	Decrease in accounts payable
(18,368)	Decrease in accrued liabilities and other liabilities
(8,259)	Decrease in operating lease liabilities
(54,209)	Decrease in deferred revenue
$(100,441)	Net use of cash in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2021

Net cash used in operating activities during the year ended June 30, 2021 was $103,823. The cash flows related to the year ended June 30, 2021 consisted of the following:

Net loss	$(268,874)
Non-cash income and expenses	26,088
Net change in operating assets and liabilities	138,963
Net cash used in operating activities	$(103,823)

The non-cash income and expense of $26,088 consisted of the following:

$1,132	Depreciation and amortization expenses
24,956	Amortization of right of use asset
$26,088	Total non-cash expenses

The net cash provided in the change in operating assets and liabilities aggregated of $138,963 and consisted primarily of the following:

$(52,981)	Increase in accounts receivable and other receivables
(10,887)	Increase in other current assets and other assets
5,785	Increase in accounts payable
60,505	Increase in accrued liabilities and other liabilities
(24,871)	Decrease in operating lease liabilities
161,412	Increase in deferred revenue
$138,963	Net cash provided in the changes in operating assets and liabilities

Investing Activities as of June 30, 2023, 2022, and 2021

There were no cash flows from investing activities during the years ended June 30, 2023 and 2022. Net cash flows used in investing activities for the year ended June 30, 2021 was $4,077, which related to the purchase of equipment.

Cash Flows from Financing Activities as of June 30, 2023, 2022, and 2021

Net cash flows provided by financing activities during the year ended June 30, 2023 was $166,471. Net cash flows provided by financing activities during the year ended June 30, 2022 was $177,053. Net cash flows provided by financing activities during the year ended June 30, 2021 was $268,446. During the years ended June 30, 2023, 2022, and 2021 the Company received net incoming cash flows of $166,471, $177,053, and $268,448, respectively, for an investment from Parent.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Recently Issued Accounting Standards

For a discussion of recently issued accounting pronouncements, please see Note 2 to our audited financial statements for the years ended June 30, 2023, 2022, and 2021, and note 3 to our condensed consolidated financial statements which are included in this report beginning on page F-14.

MANAGEMENT OF GRAFITI FOLLOWING THE SPIN-OFF

The following table sets forth the name and age of our sole executive officer and director. Following the distribution, Mr. Ali will continue as the Chief Executive Officer, President and the sole director. Directors are elected annually. The Grafiti Holding Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the directors, in accordance with its Articles. Currently, there is no specific number of directors in the Grafiti Holding Board in accordance with its Articles and while the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed.

Officers are appointed by, and serve at the pleasure of, the sole director of Grafiti Holding.

Name	Age	Position
Nadir Ali	55	Chief Executive Officer, President and Director

Nadir Ali

Mr. Ali has served as our sole officer and director since our inception in October of 2023 and as the Chief Executive Officer and Managing Director of Grafiti UK since May 2020. As the Chief Executive Officer of Grafiti Holding, Mr. Ali is responsible for establishing the vision, strategy and the operational aspects of Grafiti. Mr. Ali has over 20 years of experience in the consulting and high-tech industries. Mr. Ali served as the Chief Executive Officer and a director of Inpixon (NASDAQ: INPX) from September 2011 to March 2024. From November 2015 until August 2018, Mr. Ali served as the Chief Executive Officer of Sysorex Inc. (OTCQB: SYSX) and a member of its board of directors until May 14, 2021. Mr. Ali is also the Managing Director of 3AM Investments LLC, a company that advises and invests in certain asset classes including real estate and other asset classes since April 26, 2011 and the Managing Director of Next Move Partners, LLC, a company that provides advisory services to emerging growth companies navigating the U.S. public markets as part of their strategic growth initiatives. Mr. Ali also serves as the Chief Executive Officer of Grafiti LLC and in the capacities set forth below for each of Grafiti LLC’s direct and indirect subsidiaries (a) director of Inpixon India Limited since April 1, 2005, (b) Managing Director of Inpixon GmbH since May 8, 2020, (c) director of Game Your Game, Inc. since April 9, 2021, and (d) director of Active Mind Technology Ltd.

From 1998 to 2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up, which was acquired by VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems, a computer systems integrator, which was acquired by Vanstar Government Systems in 1997. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, mergers and acquisitions and technology experience together with his in-depth knowledge of the business of Grafiti and Inpixon led us to the conclusion that he should serve as a director of the Grafiti Holding board of directors.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC. Pursuant to these rules, our sole director is not independent within the meaning of Nasdaq Listing Rule 5605. Other than that, there are no family relationships between the sole director and our executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Our sole officer and director has historically received compensation from the Parent and has not received any cash or other compensation from Grafiti for his services as the sole officer and director of Grafiti Holding. The information included in the Summary Compensation Table below reflects compensation awarded or paid by Grafiti during fiscal years ended June 30, 2024 and 2023 to our sole officer and director. The individual included in the table is referred to herein as Grafiti Holding’s named executive officer (“NEO”).

Future compensation levels at Grafiti Holding will be determined based on the compensation policies, programs and procedures to be established by the Grafiti Holding board of directors or, if formed, the Compensation Committee of the board of directors. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that Grafiti Holding’s NEO will receive following the spin-off.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)			All Other Compensation ($)(1)		Total ($)
Nadir Ali,	2024	$	None	$	None	$	None		$22,517.13	(2)		$45,000		$67,517.13
Chief Executive Officer	2023	$	None	$	None	$	None	$	None		$	None	$	None

(1)	Includes service fees paid by Grafiti Holding to Mr. Ali for the period from April 1, 2024 through June 30, 2024.
(2)	Represents management’s estimate of the fair market value of options granted to Mr. Ali, determined by multiplying the total number of shares underlying the grant by the applicable exercise price. Such value may be subject to adjustment, pending the completion of a valuation analysis.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our NEO as of June 30, 2024.

Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares of restricted stock #	Market value of shares of restricted stock ($)
Nadir Ali	06/11/2024	355,384	(1)	—	—	$0.06336	12/31/2024	—	—

(1)	This option is 100% vested.

Advisory Services and Consulting Agreement

Grafiti Holding has paid Mr. Ali a fee of $15,000 per month for services rendered to the Company since April 1, 2024 and plans to continue such monthly payments until the closing of the Business Combination. It is also anticipated that Grafiti Holding will enter into a Consulting Agreement with Mr. Ali prior to the closing of the Business Combination pursuant to which Mr. Ali will advise on public company reporting and compliance matters, business development, growth strategies and other operational matters as requested.

As compensation under the anticipated Consulting Agreement, it is anticipated that Grafiti Holding will pay Mr. Ali a fee of $325,000 upon closing the Business Combination and his monthly fee will increase to $54,166.67 per month beginning on the first of each month following the closing of the Business Combination through the remainder of the term of the agreement.

Unless otherwise terminated earlier pursuant to the Consulting Agreement, it is anticipated that the agreement will continue for a period of six months following the closing of the Business Combination which may be extended for additional terms, upon mutual consent. Grafiti Holding will have the right to terminate the Consulting Agreement with 30 days’ notice; however, if it is terminated by Grafiti Holding prior to the six month anniversary of the closing of the Business Combination (the “Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Mr. Ali, the monthly fee will continue to be paid for the remainder of the Guaranteed Period. Mr. Ali will have the right to terminate the Consulting Agreement with 30 days’ notice for specified reasons, including Grafiti Holding’s failure to make timely payments, gross negligence, recklessness, willful misconduct, or the filing of bankruptcy by Grafiti Holding. In such cases, the monthly fee for the remainder of the Guaranteed Period will continue to be paid.

Stock Incentive Plan

On June 11, 2024 (the “Effective Date”), the Grafiti Holding board of directors adopted the Stock Incentive Plan, which was approved by the trust as the sole shareholder on June 11, 2024. Below is a summary of the Stock Incentive Plan, which is qualified in its entirety by the full text of the Stock Incentive Plan, which is attached hereto as Exhibit 10.3 to the registration statement on Form 10 of which this information statement is a part, which is incorporated herein by reference.

Overview and Purpose

The Stock Incentive Plan provides flexibility to the Company to grant equity-based incentive awards (each, an “Award”) in the form of Options, RSUs, Restricted Shares, PSUs and DSUs, as described in further detail below.

The purpose of the Stock Incentive Plan is to, among other things, provide the Company with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of the Company and its subsidiaries, to reward such of those directors, employees and consultants as may be granted awards under the Stock Incentive Plan by the Board from time to time for their contributions toward the long-term goals and success of the Company, and to enable and encourage such directors, employees and consultants to acquire Shares as long-term investments and proprietary interests in the Company.

Material Terms of the Stock Incentive Plan

Shares Subject to the Stock Incentive Plan

The maximum aggregate number of Subordinate Voting Shares that may be issued pursuant to Awards granted under the Plan (the “Share Reserve”) shall initially be 10,000,000, and the Share Reserve shall automatically increase on the first day of each calendar year beginning January 1, 2025, by a number of shares equal to the greatest of (i) 3,000,000 Shares, (ii) twenty percent (20%) of the outstanding Subordinate Voting Shares on the last day of the immediately preceding calendar quarter, or (iii) such number of Subordinate Voting Shares determined by the Committee. The Company shall at all times while the Stock Incentive Plan is in effect reserve such number of Subordinate Voting Shares as will be sufficient to satisfy the requirements of outstanding Awards granted under the Stock Incentive Plan. The Subordinate Voting Shares subject to the Stock Incentive Plan shall be either authorized and unissued or treasury Subordinate Voting Shares. Notwithstanding the foregoing, the aggregate number of Subordinate Voting Shares that may be issued during the term of the Stock Incentive Plan may not exceed 40,000,000. For clarity, the Share Reserve is a limitation on the number of Subordinate Voting Shares that may be issued pursuant to the Stock Incentive Plan. As a single Subordinate Voting Share may be subject to grant more than once (e.g., if a Subordinate Voting Share subject to an Award is forfeited, it may be made subject to grant again under the Stock Incentive Plan), the Share Reserve is not a limit on the number of Awards that can be granted. Up to 10,000,000 Subordinate Voting Shares may (but need not be) issued pursuant to the exercise of “incentive stock options” (within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”)) granted under the Stock Incentive Plan.

To the extent any Awards (or portion(s) thereof) (a) expire, terminate or are cancelled for any reason prior to exercise or settlement in full, (b) are forfeited because of the failure to meet a contingency or condition required to vest or otherwise return to the Company, or (c) are surrendered to the Company by the participant, reacquired, withheld (or not issued) to satisfy a tax withholding obligation or to satisfy the purchase price or exercise price of an Award, the Subordinate Voting Shares subject to such Awards (or portion(s) thereof) will again become available for issuance pursuant to the exercise of Awards granted under the Stock Incentive Plan.

Any Subordinate Voting Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company will not reduce the number of Subordinate Voting Shares available for issuance pursuant to the exercise of Awards granted under the Stock Incentive Plan.

Administration of the Stock Incentive Plan

The Stock Incentive Plan designates the Board as the initial Plan Administrator (as defined in the Stock Incentive Plan), subject to the ability of the Board to delegate from time to time all or any of the powers conferred on the Plan Administrator to a committee of the Board. The Board has resolved to delegate all powers of administration of the Stock Incentive Plan to the Compensation Committee.

The Plan Administrator determines which directors, officers, consultants and employees are eligible to receive Awards under the Stock Incentive Plan, the time or times at which Awards may be granted, the conditions under which awards may be granted or forfeited to the Company, the number of Subordinate Voting Shares to be covered by any Award, the exercise price of any Award, whether restrictions or limitations are to be imposed on the Subordinate Voting Shares issuable pursuant to grants of any Award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine.

In addition, the Plan Administrator interprets the Stock Incentive Plan and may adopt guidelines and other rules and regulations relating to the Stock Incentive Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Stock Incentive Plan.

Eligibility

All directors, employees and consultants are eligible to participate in the Stock Incentive Plan. The extent to which any such individual is entitled to receive a grant of an Award pursuant to the Stock Incentive Plan will be determined in the sole and absolute discretion of the Plan Administrator.

Types of Awards

Awards of Options, RSUs, Restricted Shares, PSUs and DSUs may be made under the Stock Incentive Plan. All of the Awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the Stock Incentive Plan and will generally be evidenced by an Award agreement. In addition, subject to the limitations provided in the Stock Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards and waive any condition imposed with respect to Awards or Subordinate Voting Shares issued pursuant to Awards.

Options

An Option entitles a holder thereof to purchase a prescribed number of Subordinate Voting Shares at an exercise price set at the time of the grant. The Plan Administrator will establish the exercise price at the time each Option is granted. Except as otherwise determined by the Plan Administrator and specified in an Award agreement, exercise price of an Option granted under the Stock Incentive Plan will not be less than the greater of the closing market price of the Subordinate Voting Shares on (i) the trading day prior to the date of grant of the Option or (ii) the date of grant of the Option. Subject to any accelerated termination as set forth in the Stock Incentive Plan, each Option expires on its respective expiry date. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options. Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as otherwise set forth in any written employment agreement, Award agreement or other written agreement between the Company or a subsidiary of the Company and the participant. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable. The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in the Stock Incentive Plan, such as vesting conditions relating to the attainment of specified performance goals.

Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award agreement, an exercise notice must be accompanied by payment of the exercise price. A participant may, in lieu of exercising an Option pursuant to an exercise notice, elect to surrender such Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to (i) the closing market price of the Subordinate Voting Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate exercise price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Company indicating the number of Options such participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to the provisions of the Stock Incentive Plan, the Company will satisfy payment of the In-the-Money Amount by delivering to the participant such number of Subordinate Voting Shares having a fair market value equal to the In-the-Money Amount.

Restricted Share Units

A RSU is a unit equivalent in value to a Subordinate Voting Shares credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Subordinate Voting Shares (or the value thereof) for each RSU after a specified vesting period. The Plan Administrator may, from time to time, subject to the provisions of the Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year.

The number of RSUs (including fractional RSUs) granted at any particular time under the Stock Incentive Plan will be calculated by dividing: (a) the amount that is to be paid in RSUs, as determined by the Plan Administrator; by (b) the greater of (i) the market price of a Subordinate Voting Shares on the date of grant and (ii) such amount as determined by the Plan Administrator in its sole discretion.

The Plan Administrator shall have the authority to determine the settlement and any vesting terms applicable to the grant of RSUs, provided that the terms applicable to RSUs granted to U.S. taxpayers comply with Section 409A of the Code, to the extent applicable.

Upon settlement, holders will redeem each vested RSU for one fully paid and non-assessable Subordinate Voting Shares in respect of each vested RSU.

Restricted Shares

The Plan Administrator may, from time to time, subject to the provisions of the Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Restricted Shares to any participant. Restricted Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. During the restricted period applicable to a Restricted Share, the Restricted Share may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant.

As a condition to the grant of an Award of Restricted Shares, the Plan Administrator may allow a participant to elect, or may require, that any cash dividends paid on a Restricted Share be automatically reinvested in additional Restricted Shares, applied to the purchase of additional Awards under this Plan or deferred without interest to the date of vesting of the associated Award of Restricted Shares; provided, that, to the extent applicable, any such election is intended to comply with Section 409A. Unless otherwise determined by the Plan Administrator and specified in the applicable Award Agreement, Subordinate Voting Shares distributed in connection with a share split or share dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Share with respect to which such share or other property has been distributed.

Performance Share Units

A PSU is a unit equivalent in value to a Subordinate Voting Shares credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Subordinate Voting Share for each PSU after specific performance-based vesting criteria determined by the Plan Administrator, in its sole discretion, have been satisfied. The Plan Administrator may, from time to time, subject to the provisions of the Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any participant in respect of services rendered by the applicable participant in a tax year. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the effect of termination of a participant’s service and the settlement terms pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable Award agreement.

The Plan Administrator shall have the authority to determine the settlement and any vesting terms applicable to the grant of PSUs, provided that the terms applicable to PSUs granted to U.S. taxpayers comply with Section 409A of the Code, to the extent applicable. Upon settlement, holders will redeem each vested PSU for one fully paid and non-assessable Subordinate Voting Share in respect of each vested PSU.

Deferred Share Units

A DSU is a unit equivalent in value to a Subordinate Voting Shares credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Subordinate Voting Share (or, at the election of the holder and subject to the approval of the Plan Administrator, the cash value thereof) for each DSU on a future date. The Board may fix from time to time a portion of the total compensation (including annual retainer) paid by the Company to a director in a calendar year for service on the Board (the “Director Fees”) that are to be payable in the form of DSUs. In addition, each director is given, subject to the provisions of the Stock Incentive Plan, the right to elect to receive a portion of the cash Director Fees owing to them in the form of DSUs.

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, DSUs shall vest immediately upon grant. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing: (a) the amount of Director Fees that are to be paid in DSUs, as determined by the Plan Administrator; by (b) the market price of a Subordinate Voting Share on the date of grant. Upon settlement, holders will redeem each vested DSU for: (a) one fully paid and non-assessable Subordinate Voting Share in respect of each vested DSU, or (b) at the election of the holder and subject to the approval of the Plan Administrator, a cash payment on the date of settlement. Any cash payments made under the Stock Incentive Plan by the Company to a participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the market price per Subordinate Voting Share as at the settlement date.

Dividend Equivalents

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, as applicable, as of each dividend payment date in respect of which normal cash dividends are paid on Subordinate Voting Shares. Dividend equivalents shall vest in proportion to, and settle in the same manner as, the Awards to which they relate. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Subordinate Voting Share by the number of RSUs, PSUs and DSUs, as applicable, held by the participant on the record date for the payment of such dividend; by (b) the market price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

Black-out Periods

In the event an Award expires, at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of the Company exists, the expiry of such Award will be the date that is ten business days after which such scheduled blackout terminates or there is no longer such undisclosed material change or material fact.

Term

No Awards may be granted under the Stock Incentive Plan on or after the tenth anniversary of the Effective Date.

While the Stock Incentive Plan does not stipulate a specific term for Awards granted thereunder, as discussed below, Awards may not expire beyond 10 years from its date of grant, except where shareholder approval is received or where an expiry date would have fallen within a blackout period of the Company. All Awards must vest and settle in accordance with the provisions of the Stock Incentive Plan and any applicable Award agreement, and which Award agreement may include an expiry date for a specific Award.

Termination of Employment or Services

The following describes the impact of certain events upon the participants under the Stock Incentive Plan, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a participant’s applicable employment agreement, Award agreement or other written agreement:

(a)	Termination for Cause or upon Termination: Any Option or other Award held by the participant that has not been exercised, surrendered or settled as of the termination date (as defined in the Stock Incentive Plan) shall be immediately forfeited and cancelled as of the termination date.

(b)	Termination without Cause: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Options may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the date that is 90 days after the termination date. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled within 90 days after the termination date.

(c)	Disability: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant at any time until the expiry date of such Option. Any vested Option may be exercised by the participant at any time until the expiry date of such Option. Any vested Award other than an Option will be settled within 90 days after the termination date.

(d)	Death: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant’s beneficiary or legal representative (as applicable) at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the first anniversary of the date of the death of such participant. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled with the participant’s beneficiary or legal representative (as applicable) within 90 days after the date of the Participant’s death.

(e)	Retirement: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the termination date multiplied by a fraction the numerator of which is the number of days between the date of grant and the termination date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the third anniversary of the participant’s date of retirement. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled within 90 days after the participant’s retirement. Notwithstanding the foregoing, if, following his or her retirement, the participant commences on the Commencement Date (as defined in the Stock Incentive Plan) employment, consulting or acting as a director of the Company or any of its subsidiaries (or in an analogous capacity) or otherwise as a service provider to any person that carries on or proposes to carry on a business competitive with the Company or any of its subsidiaries, any Option or other Award held by the participant that has not been exercised or settled as of the commencement date shall be immediately forfeited and cancelled as of the Commencement Date.

Change in Control

Under the Stock Incentive Plan, except as may be set forth in an employment agreement, Award agreement or other written agreement between the Company or a subsidiary of the Company and a participant:

(a) the Plan Administrator may, without the consent of any participant, take such steps as it deems necessary or desirable, including to cause: (i) the conversion or exchange of any outstanding Awards into or for rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control (as defined below); (ii) outstanding Awards to vest and become exercisable, realizable or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of a Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction; (iv) the replacement of such Award with other rights or property selected by the Board in its sole discretion where such replacement would not adversely affect the holder; or (v) any combination of the foregoing; provided that: (A) in taking any of the foregoing actions, the Plan Administrator will not be required to treat all Awards similarly in the transaction; and (B) in the case of Options, RSUs and PSUs held by a Canadian taxpayer, the Plan Administrator may not cause the Canadian taxpayer to receive any property in connection with a Change in Control other than rights to acquire shares of a corporation or units of a “mutual fund trust” (as defined in the Income Tax Act (Canada) (the “Tax Act”)) of the Company or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Company, as applicable, at the time such rights are issued or granted;

(b) if within 12 months following the completion of a transaction resulting in a Change in Control (as defined below), a participant’s employment, consultancy or directorship is terminated by the Company or a subsidiary of the Company without Cause (as defined in the Stock Incentive Plan), without any action by the Plan Administrator:

(i) any unvested Awards held by the participant at the termination date shall immediately vest; and

(ii) any vested Awards may be exercised, surrendered to the Company, or settled by the participant at any time during the period that terminates on the earlier of: (i) the expiry date of such Award; and (ii) the date that is 90 days after the termination date. Any Award that has not been exercised, surrendered or settled at the end of such period being immediately forfeited and cancelled; and

(c) unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Subordinate Voting Shares will cease trading on NASDAQ, the Company may terminate all of the Awards (other than an Option, RSU or PSU held by a participant that is a resident of Canada for the purposes of the Tax Act) at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such participant as determined by the Plan Administrator, acting reasonably, provided that any vested Awards granted to U.S. taxpayers will be settled within 90 days of the Change in Control.

Subject to certain exceptions, a “Change in Control” includes: (i) any transaction pursuant to which a person or group acquires more than 50% of the outstanding Subordinate Voting Shares (assuming conversion of the other Shares); (ii) the sale of all or substantially all of the Company’s assets; (iii) the dissolution or liquidation of the Company; (iv)  the acquisition of the Company via consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise; (v) individuals who comprise the Board at the last annual meeting of shareholders (the “Incumbent Board”) cease to constitute at least a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, in which case such new director shall be considered as a member of the Incumbent Board; or (vi) any other event which the Board determines to constitute a change in control of the Company.

Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon the death of a participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the participant’s death.

Amendments to the Stock Incentive Plan

The Plan Administrator may also from time to time, without notice and without approval of the holders of Shares, amend, modify, change, suspend or terminate the Stock Incentive Plan or any Awards granted pursuant thereto as it, in its discretion, determines appropriate, provided that: (a) no such amendment, modification, change, suspension or termination of the Stock Incentive Plan or any Award granted pursuant thereto may materially impair any rights of a participant or materially increase any obligations of a participant under the Stock Incentive Plan without the consent of such participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements; and (b) any amendment that would cause an Award held by a U.S. Taxpayer to be subject to the income inclusion under Section 409A of the Code shall be null and void ab initio.

Notwithstanding the above, and subject to the NASDAQ Listing Rules, the approval of shareholders is required to effect any of the following amendments to the Stock Incentive Plan:

(a)	increasing the number of Subordinate Voting Shares reserved for issuance under the Stock Incentive Plan, except pursuant to the provisions in the Stock Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b)	extending the term of an Option award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the participant or within ten business days following the expiry of such a blackout period);

(c)	extending the term of an Option award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the participant or within ten business days following the expiry of such a blackout period);

(d)	permitting an Option award to be exercisable beyond ten years from its date of grant (except where an expiry date would have fallen within a blackout period);

(e)	increasing or removing the limits on the participation of directors;

(f)	permitting Awards to be transferred to a person;

(g)	changing the eligible participants; and

(h)	deleting or reducing the range of amendments which require approval of the shareholders.

Except for the items listed above, amendments to the Stock Incentive Plan will not require shareholder approval. Such amendments include (but are not limited to): (a) amending the general vesting provisions of an Award; (b) amending the provisions for early termination of Awards in connection with a termination of employment or service; (c) adding covenants of the Company for the protection of the participants; (d) amendments that are desirable as a result of changes in law in any jurisdiction where a participant resides; and (e) curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error. Further, the Plan Administrator retains discretion under the Stock Incentive Plan to reprice out-of-the-money Options without obtaining shareholder approve.

Anti-Hedging Policy

Participants are restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of Awards granted to them.

Director Compensation

We have not yet paid any compensation to the sole director who will become Grafiti Holding’s sole director in relation to his directorship. We intend to establish a director compensation policy prior to the consummation of the spin-off. It is currently expected that the non-management directors of the board of directors of the combined company will be paid an annual directors’ fee, consisting of both cash and equity or other compensation of similar value. Additional annual cash stipends will be paid to each of the committee chairs and to the lead director. The stipend amounts and form of equity awards are subject to the determination of our board of directors in establishing and approving the final director compensation policy. Fees to independent directors may be made by issuance of common shares, based on the value of such common share at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Committees

The Grafiti Holding Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the directors, in accordance with its Articles. The Company will not have any independent directors at the time of the spin-off and therefore does not intend to have a standing compensation committee, audit committee or corporate governance and nominating committee until such time as independent directors have been appointed. While the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed. It is anticipated that Nadir Ali will serve as the sole director of the Grafiti Board at the effective time of the spin-off.

Related Party Transactions

Grafiti is a primary distributor in the UK and Western European region of the SAVES products. Historically, Grafiti UK relied on advances from the Parent, as its parent to satisfy expenses. The expenses incurred that were settled by the Parent consist of salaries and benefits to certain employees of the Parent that provided services for the company. In addition, Grafiti UK recorded cost of sales for the purchase of the SAVES software from the Parent at market value based on the price that the Parent would charge third parties for the purchase of its software with industry consistent margins.

In connection with the Solutions Divestiture, the Parent contributed the License, along with other assets and businesses, Grafiti LLC, then a wholly-owned subsidiary of the Parent. As reported in the current report on Form 8-K filed by the Parent on February 23, 2024, the Parent sold 100% of the equity interest in Grafiti LLC to an entity controlled by Nadir Ali, our Chief Executive Officer and sole director. We have entered into a Distributor Agreement and an Administrative Support Service Agreement with Grafiti LLC. See the description of the terms of these agreements in “Business of Grafiti - License, Distribution and Administrative Service Arrangements with Grafiti LLC.”

Grafiti Holding has agreed to pay Melanie Figueroa $15,000 a month for advisory services with respect to her knowledge and expertise related to Company’s public company reporting and compliance matters and corporate business development and growth strategies. Ms. Figueroa is the trustee of the Grafiti Holding Inc. Liquidating Trust. As of the date of this filing, Grafiti Holding has paid Ms. Figueroa $45,000 for services provided during the months of April through June 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Executive Officers and Directors

As of the date of this information statement, all of our outstanding common shares are being held in trust for the benefit of the participating securityholders. After the spin-off, the Parent will not own any of our common shares, except such shares that may be acquired in connection with the Business Combination. The table below sets forth the expected beneficial ownership of Grafiti Holding common shares immediately after the completion of the distribution and is derived from information relating to the beneficial ownership of any Grafiti Holding common shares as of July 24, 2024. The following table provides information with respect to the anticipated beneficial ownership of our common shares by the following:

●	each person known to beneficially own more than 5% of our common shares;

●	each director;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

We assume immediately following the distribution, there will be 3,600,001 Grafiti Holding common shares issued and outstanding. The actual distributed amount will be adjusted to account for individual round-ups of fractional shares. Unless otherwise indicated, the address for each individual listed below is c/o Grafiti Limited, 169 Bath Road, Slough, United Kingdom.

Name of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of Class
Nadir Ali	355,659	(2)	9.0%
All Directors and Executive Officers as a Group (1 persons)	355,659	(2)	9.0%

(1)	Nadir Ali serves as our sole officer and director.
(2)	Includes (i) 273 common shares held of record by Nadir Ali, (i) 1 common share held of record by Lubna Qureishi, Mr. Ali’s wife, (iii) 1 common share held of record by the Qureishi Ali Grandchildren Trust, of which Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has shared voting and investment control over the shares held, and (iv) 355,384 common shares issuable upon exercise of vested options exercisable within 60 days.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the distribution of Grafiti Holding common shares to “U.S. holders” (as defined below) of Parent Stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, published rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. This discussion applies only to U.S. holders of shares of Parent Stock who hold such stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances or to U.S. holders subject to special rules under the Code (including, for example, non-U.S. holders, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their shares of Parent Stock or warrants as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received shares of the Parent or Grafiti Holding common shares upon the exercise of employee stock options or otherwise as compensation, or holders who are liable for the alternative minimum tax). This discussion also does not address any Medicare contribution tax consequences, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The Parent has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes, and there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions are taxable.

This discussion does not address any tax consequences to the holders of participating warrants. Holders of participating warrants should consult with their own tax advisors as to the particular tax consequences of the distribution to them in light of their own circumstances.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Parent Stock through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Parent Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Parent Stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular tax consequences of the distribution to them in light of their own circumstances.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Parent Stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or a resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

Holders of Parent Stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the distribution to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION to U.S. HOLDERS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Material U.S. Federal Income Tax Consequences for U.S. Holders

We believe that the transfer by the Parent of the Grafiti Holding common shares to the trust will be treated as the transfer of the Grafiti Holding common shares to the participating securityholders on the record date followed by the transfer of the Grafiti Holding common shares by such participating securityholders to the trust on the same date. In addition, we believe that the participating securityholders will be treated as the grantors and owners of the Grafiti Holding common shares while they are held in the trust pursuant to Sections 671 and 677 of the Code and the trust will be treated as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d). Although we believe the foregoing treatment correctly characterizes the transactions for U.S. federal income tax purposes, and the following discussion assumes this characterization will be respected, the IRS could conceivably assert a different characterization, and were the IRS to prevail, a U.S. holder could experience U.S. federal income tax consequences that are different from those described below. U.S. holders are urged to consult their own tax advisors with respect to the tax consequences of the spin-off to them in light of their own circumstances.

Each U.S. holder who was deemed to receive Grafiti Holding common shares when the Parent transferred the Grafiti Holding common shares to the trust would generally be treated as receiving a taxable distribution on the record date equal to the fair market value of the Grafiti Holding common shares deemed received by such U.S. holder in the distribution. The distribution   will be treated as a taxable dividend to the extent of such U.S. holder’s allocable share of the Parent’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and to the extent the distribution exceeds such earnings and profits, the distribution would constitute a return of capital and would first reduce the U.S. holder’s basis in its Parent Stock, but not below zero, and then would be treated as a capital gain from the sale of the Parent Stock. Preferential tax rates for long-term capital gains are currently applicable to non-corporate U.S. holders.

U.S. federal income tax law does not specifically identify how the fair market value of the Grafiti Holding common shares should be determined. Either the Parent or the trustee(s) has valued, or caused to be valued, the Grafiti Holding common shares and notified the participating securityholders in writing of such valuation.   U.S. Holders are urged to consult their own tax advisors regarding the manner in which the fair market value of the Grafiti Holding common shares should be calculated and the tax consequences of the spin-off to them in light of their own circumstances.

As noted above, we believe that the participating securityholders will be treated as the owners of the Grafiti Holding common shares while they are held by the trust for U.S. federal income tax purposes. Therefore, when the Grafiti Holding common shares are deemed to be transferred by the participating securityholders to the trust and later when such shares are delivered to the participating securityholders promptly following the effective date by the trust, the deemed transfer to the trust and the delivery by the trust should not have any additional U.S. federal income tax consequences for U.S. holders.

Backup Withholding and Information Reporting

The distribution of Grafiti Holding common shares may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless a U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO U.S. HOLDERS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of Grafiti Holding’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Grafiti Holding’s Articles, which you must read for complete information about Grafiti Holding’s capital stock as of the time of the distribution. The Articles are included as an exhibit to this registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Business Corporations Act (British Columbia) (“BCBCA”).

Authorized and Outstanding Capital Stock

Upon the completion of the distribution, our authorized capital stock will consist of an unlimited number of shares, without par value. Upon the completion of the distribution to participating securityholders, we expect that there will be 3,600,001 common shares issued and outstanding and that no shares of preferred stock will be issued and outstanding. The actual distributed amount will be adjusted to account for individual round-ups of fractional shares.

Common Shares

The holders of Grafiti Holding’s common shares will be entitled to one vote per share. In addition, the holders of our common shares will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Grafiti Holding board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common shares will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common shares will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares, which may be designated solely by action of our board of directors and issued in the future.

Equity Compensation Plan Information

The following table reflects the securities authorized for issuance under our Stock Incentive Plan as of June 30, 2024. The material features of our Stock Incentive Plan are described above under “Executive and Director Compensation --- Stock Incentive Plan.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	---	---	---
Equity compensation plans not approved by security holders	1,015,383	$0.06336	8,984,617
Total	1,015,383	$0.06336	8,984,617

Sales of Unregistered Securities

There have been no sales of unregistered securities of Grafiti Holding within the last three years.

Anti-takeover Provisions in Grafiti Holding’s Articles and BCBCA

Certain provisions in our Articles, as well as certain provisions of the BCBCA, may make more difficult or discourage a takeover of our business.

Under the BCBCA and our Articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is not unusual for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

According to our Articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting but are eligible for re-election or re-appointment. Under Section 14.10 of Grafiti Holding’s Articles, shareholders of Grafiti Holding may remove any director before the expiration of his or her term of office by a special resolution of shareholders. This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of our directors.

Under the BCBCA, the holders of not less than 5% of the Grafiti Holding common shares may require that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of Grafiti Holding that carry the right to vote at general meetings may call the meeting.

Under the BCBCA, shareholder proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCBCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

Nominations of persons for election to the Grafiti Holding board of directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the direction of the board of directors, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the BCBCA, or a requisition of the shareholders made in accordance with the provisions of the BCBCA; or (c) by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in our Articles.

These provisions may have the effect of deterring unsolicited offers to acquire Grafiti Holding or delaying changes in control of our management. These provisions could also have the effect of delaying until the next shareholder meeting any shareholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 21.2 of Grafiti Holding’s Articles requires Grafiti Holding, subject to the BCBCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Pursuant to Section 21.3 of Grafiti Holding’s Articles, Grafiti Holding may indemnify any person subject to the restrictions of the BCBCA.

Pursuant to Section 162 of the BCBCA, prior to the final disposition, Grafiti Holding may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if Grafiti Holding first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the Grafiti Holding, such person will repay the amounts advanced.

Indemnification under the Grafiti Holding is prohibited if any of the following circumstances apply: (1) if the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the company was prohibited from doing so under its memorandum or articles; (2) if the indemnity or payment is made otherwise than under an earlier agreement and at the time the indemnity or payment is made, the company is prohibited from doing so under its memorandum or articles; (3) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or (4) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, by or on behalf of Grafiti Holding or an associated corporation, Grafiti Holding must not indemnify that person for any penalties such person is or may be liable for and must not pay the expenses of that person in respect of the proceeding.

In addition, on the application of Grafiti Holding or an eligible party, a court may: (a) order Grafiti Holding to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) order Grafiti Holding to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) order the enforcement of, or any payment under, an agreement of indemnification entered into by Grafiti Holding; (d) order Grafiti Holding to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the BCBCA; (e) make any other order the court considers appropriate.

Authorized but Unissued Shares

The Grafiti Holding board of directors has the authority, without action by the Grafiti Holding shareholders, to issue all or any portion of the authorized but unissued shares of the Grafiti Holding common shares, which would reduce the percentage ownership of the Grafiti Holding shareholders and which may dilute the book value of the Grafiti Holding common shares. Grafiti Holding shareholders have no pre-emptive rights to acquire additional shares of Grafiti Holding common shares. The Grafiti Holding common shares is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the common shares are entitled to share equally in corporate assets after satisfaction of all liabilities. The common shares, when issued, will be fully paid and non-assessable.

Listing

In connection with the Business Combination, Grafiti Holding will apply to have its common shares listed on the Nasdaq Stock Market under the symbol “DMN.”

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Grafiti Holding’s common shares will be Odyssey Transfer and Trust Company. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution. For registered holders, with questions relating to the transfer or mechanics of the stock distribution, you should contact Odyssey Transfer and Trust Company at:

Toll free, by phone:	888-290-1175 or 612-482-5100
Email:	uscorporateactions@odysseytrust.com
By regular mail or courier:	Odyssey Transfer and Trust Company 2155 Woodlane Drive, Suite 100 Woodbury, MN 55125

Proposed Amendments to the Articles Following the Business Combination

If the Business Combination is closed, the existing Articles are anticipated to be amended, among other things, to create an additional class of issued and outstanding shares titled “Multiple Voting Shares” and to rename the common shares described above as “Subordinate Voting Shares”. All the issued and outstanding Multiple Voting Shares, if issued, will, directly or indirectly, be held or controlled by Damon’s founder, Chief Executive Officer and current controlling shareholder, Jay Giraud. Below is a summary of the anticipated key terms of the amended and restated Articles following the closing of the Business Combination, as well as certain ancillary agreements in respect thereof. The term “Articles” used below reflects the Articles as amended and restated.

Subordinate Voting Shares and Multiple Voting Shares

Except as described below, the Subordinate Voting Shares and Multiple Voting Shares will have the same rights, will be equal in all respects and will be treated by the combined company as if they were one class of shares.

Ranking

The Subordinate Voting Shares and Multiple Voting Shares will rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of our liquidation, dissolution or winding up.

Dividend Rights

Holders of Subordinate Voting Shares and Multiple Voting Shares will be entitled to receive dividends on a pari passu basis out of the combined company’s assets legally available for the payment of dividends at such times and in such amount and form as the board of directors may from time to time determine. In the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares will receive Subordinate Voting Shares, and holders of Multiple Voting Shares will receive Multiple Voting Shares, unless otherwise determined by the board of directors.

Voting Rights

Holders of Subordinate Voting Shares will be entitled to one (1) vote per Subordinate Voting Share, and holders of Multiple Voting Shares will be entitled to seven (7) votes per Multiple Voting Share, on all matters upon which shareholders are entitled to vote.

Conversion

The Subordinate Voting Shares will not convertible into any other class of shares. In addition, the Multiple Voting Shares shall convert to Subordinate Voting Shares as follows:

●	Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one Subordinate Voting Share;

●	On the first business day following the fifth annual meeting of shareholders of the combined company following the Subordinate Voting Shares being listed and posted for trading on a U.S. national securities exchange such as Nasdaq, the Multiple Voting Shares shall automatically convert to Subordinate Voting Shares; and

●	If Jay Giraud or his permitted transferees no longer beneficially owns, directly or indirectly and in the aggregate, at least 2% of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares on a non-diluted basis (on an as converted basis), the Multiple Voting Shares shall automatically convert to Subordinate Voting Shares.

In addition, in connection with the amendment and restatement of the Articles, Jay Giraud is anticipated to enter into an agreement, pursuant to which Jay Giraud will agree to convert his Multiple Voting Shares into Subordinate Voting Shares upon:

●	The shipment of 1,000 motorcycles to customers by the combined company; and

●	Jay Giraud ceasing to be an executive officer of the combined company due to his voluntary resignation as both a director and an officer of the combined company, or his termination as an executive officer for cause (which termination has been confirmed by a court of competent jurisdiction, or in respect of which a claim is not brought within 90 days following such termination).

Meetings of Shareholders

Holders of Subordinate Voting Shares and Multiple Voting Shares will be entitled to receive notice of any meeting of shareholders and may attend and vote at such meetings, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote. A quorum for the transaction of business at a meeting of shareholders is present if at least two shareholders who, together, hold not less than 5% of the votes attaching to the issued and outstanding shares entitled to vote at the meeting are present in person or represented by proxy.

Redemption Rights

The combined company will have no redemption or purchase for cancellation rights.

Liquidation Rights

Upon a liquidation, dissolution or winding-up, whether voluntary or involuntary, of the combined company, the holders of Subordinate Voting Shares and Multiple Voting Shares, without preference or distinction, will be entitled to receive ratably all of our assets remaining after payment of all debts and other liabilities.

Subdivision, Consolidation and Issuance of Rights

No subdivision or consolidation of the Subordinate Voting Shares or Multiple Voting Shares may occur unless both classes of shares are concurrently subdivided or consolidated and in the same manner and proportion. No new rights to acquire additional shares or other securities or property of ours will be issued to holders of Subordinate Voting Shares or Multiple Voting Shares unless the same rights are concurrently issued to the holders of both classes of shares.

Certain Amendments

In addition to any other voting right or power to which the holders of Subordinate Voting Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Subordinate Voting Shares shall be entitled to vote separately as a class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles which would adversely affect the rights or special rights of the holders of Subordinate Voting Shares or affect the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis.

Pursuant to the Articles, holders of Subordinate Voting Shares and Multiple Voting Shares will be treated equally and identically, except with respect to voting and conversion, on a per share basis, in certain change in control transactions that require approval of the shareholders under the BCBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of the Subordinate Voting Shares and Multiple Voting Shares, each voting separately as a class.

Take-Over Bid Protection

Under applicable securities laws in Canada, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. In order to ensure that, in the event of a take-over bid, the holders of Subordinate Voting Shares will be entitled to participate on an equal footing with holder of Multiple Voting Shares, it is anticipated that Jay Giraud, as the sole holder of Multiple Voting Shares, will enter into a customary coattail agreement with us and a trustee (the “Coattail Agreement”) in connection with the amendment and restatement of the Articles. The Coattail Agreement will contain provisions customary for dual-class corporations designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares of rights under applicable securities laws in Canada to which they would have been entitled if the Multiple Voting Shares had been Subordinate Voting Shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale by the holder of Multiple Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares that:

●	offers a price per Subordinate Voting Share at least as high as the highest price per share to be paid pursuant to the take-over bid for the Multiple Voting Shares;

●	provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of Subordinate Voting Shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Multiple Voting Shares to be sold (exclusive of Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

●	has no condition attached other than the right not to take up and pay for Subordinate Voting Shares tendered if no Multiple Voting Shares are purchased pursuant to the offer for Multiple Voting Shares; and

●	is in all other material respects identical to the offer for Multiple Voting Shares.

Coattail Agreement

Under the Coattail Agreement, any sale of Multiple Voting Shares (other than a transfer to a pledgee as security) by a holder of Multiple Voting Shares party to the Coattail Agreement will be conditional upon the transferee becoming a party to the Coattail Agreement, to the extent such transferred Multiple Voting Shares are not automatically converted into Subordinate Voting Shares in accordance with the Articles.

The Coattail Agreement will contain provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Subordinate Voting Shares. The obligation of the trustee to take such action will be conditional on the combined company or holders of the Subordinate Voting Shares providing such funds and indemnity as the trustee may reasonably require. No holder of Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

Other than in respect of non-material amendments and waivers that do not adversely affect the interests of holders of Subordinate Voting Shares, the Coattail Agreement provides that, among other things, it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of any applicable securities regulatory authority in Canada or the United States; and (b) the approval of at least two-thirds of the votes cast by holders of Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to Subordinate Voting Shares held by the holder of Multiple Voting Shares or their affiliates and related parties and any persons who have an agreement to purchase Multiple Voting Shares on terms which would constitute a sale or disposition for purposes of the Coattail Agreement, other than as permitted thereby. Non-material amendments and waivers that do not adversely affect the interests of holders of Subordinate Voting Shares shall be subject to the approval of any applicable exchange on which the Subordinate Voting Shares trade but shall not require approval of holders of Subordinate Voting Shares.

The Coattail Agreement will provide that, in the event that a lender transfers or takes beneficial ownership of Multiple Voting Shares pursuant to an enforcement by a lender of a pledge of, or other security interest in, such Multiple Voting Shares, the applicable Multiple Voting Shares will automatically be converted into Subordinate Voting Shares pursuant to the Articles such that, as a result of such enforcement, the applicable lender does not hold Multiple Voting Shares. Any Multiple Voting Share held by a lender pursuant to a pledge or other grant of a security interest shall be deemed to continue to be held by Jay Giraud so long as the lender has not transferred or taken beneficial ownership of such Multiple Voting Share pursuant to an enforcement by the lender of a pledge of, or other security interest in, such Multiple Voting Shares. A lender will have no rights as a shareholder until the occurrence of an event of default under the loan agreement.

No provision of the Coattail Agreement will limit the rights of any holders of Subordinate Voting Shares under applicable law.

Forum Selection

The Articles include a forum selection provision that provides that, unless the combined company consents in writing to the selection of an alternative forum, the British Columbia Supreme Court and appellate Courts therefrom will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the combined company’s behalf; (ii) any action or proceeding asserting a breach of fiduciary duty owed by any of the combined company’s directors, officers or other employees to the combined company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the Articles; or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the BCBCA) of the combined company. The forum selection provision also provides that the combined company’s securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the Articles. To the fullest extent permitted by law, the forum selection provision applies to claims arising under U.S. federal securities laws. In addition, investors cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder.

Advance Notice Provisions

The Articles include certain advance notice provisions with respect to the election of directors (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of the board of directors nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the combined company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, notice must be given not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice and access is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

COMPARISON OF RIGHTS OF HOLDERS OF PARENT STOCK AND GRAFITI HOLDING STOCK

Upon the completion of the spin-off, the participating securityholders will acquire Grafiti Holding common shares. The Parent is incorporated under the laws of the State of Nevada and therefore the rights of Parent stockholders are governed by the Nevada Revised Statutes (the “NRS”), whereas Grafiti Holding is incorporated under the laws of British Columbia, Canada, and therefore the rights of Grafiti Holding stockholders are governed the Business Corporations Act (British Columbia) (the “BCA”).

The table below summarizes the material differences between the current rights of the Parent’s stockholders under the NRS, the Parent articles of incorporation and the Parent bylaws (each as amended, as applicable, and as currently in effect) and the rights of Grafiti Holding shareholders under the BCA and the Grafiti Holding articles (currently in effect). Additionally, the table below discusses the rights of Grafiti Holding shareholders following the closing of the Business Combination, if it occurs.

The summary table below may not contain all of the information that is important to you. The summary table below is not intended to be a complete discussion of the respective rights of Parent stockholders, which are qualified in their entirety by reference to the NRS, the Parent articles of incorporation and the Parent bylaws, and Grafiti Holding’s stockholders, which are qualified in their entirety by reference to the BCA and the Grafiti Holding articles. You should carefully read this entire information statement and the other documents referred to in this information statement for a more complete understanding of the differences between being a stockholder of the Parent and being a shareholder of Grafiti Holding. The Parent has filed copies of the Parent articles of incorporation and Parent bylaws with the SEC. Grafiti Holding has also filed a copy of its articles with the registration statement on Form 10 of which this information statement forms a part. See the section entitled “Where You Can Find More Information” in this information statement.

Current Parent Stockholder Rights Versus Grafiti Holding Stockholder Rights

Provision	Parent	Grafiti Holding
Authorized Capital Stock; Directors; Elections; Voting; Procedural Matters; Other Rights

Authorized Capital Stock	The Parent is authorized to issue up to 505 million shares of capital stock, of which 500 million are designated as common stock and 5 million are designated as preferred stock.	The authorized share capital of Grafiti Holding consists of an unlimited number of shares without par value.

Number of Directors	The Parent’s Bylaws provide that the size of the Parent Board shall not be less than 1 nor more than 9. There will be five or seven directors serving on the Parent Board.

The BCA requires that public companies have a minimum of three directors.

The Grafiti Holding articles provide that, if Grafiti Holding is a public company, the number of directors shall be the greater of three and the number set by directors’ resolution.

Grafiti Holding directors may appoint additional directors, but the number of additional directors shall not exceed one third of the first directors and thereafter not more than one third of the number of directors who were elected or appointed between the two preceding annual general meetings.

Stockholder Nominations and Proposals	A Parent stockholder may nominate one or more natural persons for election to the Parent Board or propose any other business to be considered by the Parent’s stockholders at an annual meeting in any manner permitted by Nevada law. Pursuant to the Parent’s Bylaws, the Parent Board may limit the business to be transacted at a special meeting to that specified in the notice of such meeting.

Nominations of persons for election to the Grafiti Holding board of directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the direction of the board, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the BCA, or a requisition of the shareholders made in accordance with the provisions of the BCA; or (c) by any person: (A) who, at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in Grafiti Holding’s articles.

Under the BCA, shareholders proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

If the Business Combination is closed, the Grafiti Holding articles will include certain advance notice provisions with respect to the election of directors (the “Advance Notice Provisions”). Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the combined company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, notice must be given not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice and access is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Removal of Directors	The Parent’s Bylaws provide that any director or the entire Parent Board may be removed as provided by Section 78.335 of the NRS by holders of two-thirds of the voting power of the outstanding shares of the outstanding capital stock subject to below.

Under section 14.10 of Grafiti Holding’s articles, shareholders of Grafiti Holding may remove any director before the expiration of his or her term of office by a special resolution of shareholders. Upon completion of the Business Combination, it is expected that the threshold to remove a director will be increased from a special resolution of shareholders to 75% of the votes cast on the motion.

This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of our directors.

Requisition and Notice of Special Meetings

Pursuant to the Parent’s Bylaws, special meetings of the stockholders for any purpose or purposes whatsoever may be called at any time by the Chairman of the Board, the president or any vice president or the secretary or any two directors.

Notice of the time and place for special meetings shall be delivered personally or by telephone to each director or sent by first class mail or telegram, charges prepaid, addressed to each director at his or her address as it is shown in the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four days prior to the time of holding the meeting. In case such notice is delivered personally, or by telephone or telegram, it shall be delivered personally or be telephone or to the telegram company at least 48 hours prior to the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated to either the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate same to the director. The notice need not specify the purpose of the meeting, nor the place, if the meeting is to be held at the principal executive office of the corporation.

The Grafiti Holding articles provide that special meetings of the shareholders may be called by the board of directors at any time by providing 10 days notice to the Grafiti Holding shareholders and 21 days notice if a public company. In addition, under the BCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCA, the directors must call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of Grafiti Holding that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

If the Business Combination is closed, the Advance Notice Provisions provide that in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice and access is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Voting By Stockholders	The holders of the Parent common stock are entitled to one vote for each share of Parent common stock held at all meetings of stockholders (and written actions in lieu of meetings).	The holders of Grafiti Holding’s common shares will be entitled to one vote per share at all meetings of shareholders (and written actions in lieu of meetings).

	The members of the Parent Board are elected by a majority of the votes cast at a meeting of stockholders, by the holders of shares of stock present in person or by proxy, entitled to vote in the election.	The members of the Grafiti Holding board are elected by a majority of the votes cast at a meeting of shareholders, by the holders of shares of common shares present in person or by proxy, entitled to vote in the election.

If the Business Combination is closed, is it currently expected that the Grafiti Holding articles will be amended and restated to, among other things, rename the common shares as “Subordinate Voting Shares” and to create an additional class of multiple voting shares (the “Multiple Voting Shares”). The terms and conditions of the Subordinate Voting Shares and the Multiple Voting Shares are substantially identical to each other, with the exception of the voting and conversion rights attached to the Multiple Voting Shares. Each Subordinate Voting Share is entitled to one (1) vote, and each Multiple Voting Share is entitled to nine (9) votes, on all matters upon which the holders of shares are entitled to vote. The Multiple Voting Shares are convertible into Subordinate Voting Shares on a one-for-one basis at any time at the option of the holders thereof and automatically in certain other circumstances. The holders of Subordinate Voting Shares are expected to benefit from “coattail” provisions that give them certain rights in the event of a take-over bid for the Multiple Voting Shares. See “Description of Capital Stock - Proposed Amendments to the Articles Following the Business Combination” above for a more detailed discussion on the rights of these classes of shares.

Vacancies	Vacancies on the Parent Board may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies, not otherwise filled by the remaining directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

The Grafiti Holding articles provide that where a director is removed by special resolution, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint a director to fill that vacancy.

Any casual vacancy occurring on the board of directors may be filled by the remaining directors. If Grafiti Holding has fewer directors in office than the number set by the Grafiti Holding articles as the necessary quorum for the directors, the directors may only act for the purpose of appointing directors up to that number or by summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCA, for any other purpose. If Grafiti Holding has no directors or fewer directors in office than the number set by the Grafiti Holding articles as the necessary quorum for the directors, the shareholders may, by ordinary resolution, elect or appoint directors to fill the vacancies of the board.

Stockholder Action by Written Consent	Pursuant to Section 78.320 of the NRS, unless otherwise provided in the articles of incorporation or the bylaws of a company, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.	Under the BCA, shareholders action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66 2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCA and its related regulations, and all the requirements of the Grafiti Holding articles, relating to meetings of shareholders.

Notice of Stockholder Meeting

Under the Parent’s Bylaws, whenever stockholders are required or permitted to take any action at a meeting, a notice shall specify the place, the day and the hour of meeting, and (i) in case of a special meeting, the general nature of the business to be transacted and that no other business may be transacted, or (ii) in the case of an annual meeting, those matters which the board of directors, at the date of mailing of notice, intends to present for action by the stockholders. At any meetings where directors are elected, notice shall include the names of the nominees, if any, intended at the date of notice to be presented for election.

Pursuant to the Grafiti Holding articles, Grafiti Holding must send notice of the date, time and location of any meeting of shareholders, in the manner provided in the Grafiti Holding articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholders entitled to attend the meeting, and to each director, unless the Grafiti Holding articles otherwise provide, at least the following number of days before the meeting: (1) if and for so long as Grafiti Holding is a public company, 21 days; or (2) otherwise, 10 days.

Unless otherwise provided by law, the Parent Articles of Incorporation or the Bylaws, the notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.	The notice of meeting for a meeting of shareholders to consider special business must: (1) state the general nature of the special business, and (2) if the special business includes approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders who are entitled to vote at the meeting: (i) at Grafiti Holding’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and (ii) during statutory business hours on any one or more specified days before the day set for holding the meeting.

If the Business Combination is closed, under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the combined company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, notice must be given not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice and access is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Registration Rights	None.	None.

Declaration and Payment of Dividends

Under Nevada law, distributions may not be made if, after giving them effect, either i) the corporation would be unable to pay its debts as they become du in the usual course of business or ii) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than: (x) the sum of its total liabilities; and (y) the amount needed, if the corporation were dissolved immediately after the distribution, to satisfy the preferential rights on dissolution of shares of any class or series of the corporation’s capital stock having preferential rights superior to those receiving the distribution.

The Parent’s Bylaws provide that subject to the provisions of the NRS, dividends and other distributions may be declared and paid out of any funds available, as often, and at such time or times as the Parent’s board of directors may determine.

Under the BCA, dividends may be paid out of profits, capital or otherwise. However, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

The Grafiti Holding articles provide that the directors may from time to time declare and authorize payment of such dividends as the directors may deem advisable, subject to the rights, if any, of shareholders holding shares with special rights to dividends. All dividends which the Grafiti Holding board of directors may declare on the Grafiti Holding common shares shall be declared and paid according to the number of Grafiti Holding common shares outstanding.

If the Business Combination is closed and the Grafiti Holding articles are amended to, among other things, create the Multiple Voting Shares and in the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares will receive Subordinate Voting Shares, and holders of Multiple Voting Shares will receive Multiple Voting Shares, unless otherwise determined by the board of directors.

Rights of Dissent and Appraisal	Under Sections 92A.300 to 92A.500, inclusive, of the NRS, stockholders of a Nevada corporation may, subject to certain conditions, be entitled to dissent from a transaction and demand payment of the fair value of such stockholder’s shares in the event of certain corporate actions, including certain mergers.

Under the BCA, shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable, among other things, where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction.

The BCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Preemptive Rights	Under the NRS, the Parent’s stockholders of a corporation do not have a preemptive right to acquire the corporation’s shares except to the extent the corporations’ articles of incorporation so provide, and the Parent’s articles of incorporation do not provide any preemptive rights. Thus, if additional shares of Parent common stock are issued, the current Parent stockholders will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	There are no preemptive rights relating to Grafiti Holding common shares.

Forum Selection	Under Nevada law, the articles of incorporation or bylaws of a corporation may require, to the extent not inconsistent with any applicable jurisdictional requirements and the laws of the United States, that any, all or certain (a) concurrent jurisdiction actions must be brought solely or exclusively in the specified court or courts; and (b) internal actions must be brought solely or exclusively in the specified court or courts, which must include at least one court in Nevada. “Concurrent jurisdiction action” means any action, suit or proceeding against the corporation or any of its directors or officers, that asserts a cause of action under the laws of the United States and that could be properly commenced in either a federal forum or a forum of this State or any other state; and is brought by or in the name or on behalf of the corporation; any stockholder of the corporation; or any subscriber for, or purchaser or offeree of, any shares or other securities of the corporation. “Internal action” means any action, suit or proceeding brought in the name or right of the corporation or on its behalf, for or based upon any breach of any fiduciary duty owed by any director, officer, employee or agent of the corporation in such capacity; or arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Nevada corporate law, the articles of incorporation or bylaws of the Nevada corporation or certain voting agreements.

Under the BCA, a complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) of Grafiti Holding may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in the name and on behalf of Grafiti Holding, or to intervene in an existing action to which Grafiti Holding is a party, for the purpose of prosecuting or defending an action on behalf of Grafiti Holding.

The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of the Province of British Columbia, Canada.

If the Business Combination is closed, the Grafiti Holding articles will include a forum selection provision that provides that, unless the combined company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia and appellate Courts therefrom will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the combined company’s behalf; (ii) any action or proceeding asserting a breach of fiduciary duty owed by any of the combined company’s directors, officers or other employees to the combined company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCA or the Articles; or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the BCA) of the combined company. The forum selection provision also provides that the combined company’s securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the Articles. To the fullest extent permitted by law, the forum selection provision applies to claims arising under U.S. federal securities laws. In addition, investors cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder.

Indemnification of Officers and Directors and Advancement of Expenses; Limitation on Personal Liability

Indemnification

Section 78.7502 of the NRS generally permits a corporation to indemnify any director or officer who acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a nonderivative action involving a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful). Under the NRS, the person seeking indemnity may also be indemnified if he or she is not liable for his or her actions under Nevada law as described under “Limitations on Personal Liability” below.

Under the Parent’s Articles of Incorporation, to the fullest extent permitted by applicable law, the Parent is authorized to provide indemnification of (and advancement of expenses to) any person (and any other persons to which the NRS permits the Parent to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 78.7502 of the NRS.

The Parent’s Bylaws provide that the Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Parent or, while a director or officer of the Parent, is or was serving at the request of the Parent as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Parent shall be required to indemnify such person in connection with a proceeding mentioned above (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Parent Board. Such indemnity shall not include any expenses incurred by such person relating to or arising from any proceeding in which the Parent asserts a direct claim against such person, or such person asserts a direct claim against the Parent, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

Pursuant to the Parent’s Bylaws, the Parent may purchase and maintain insurance on behalf of any person that the Parent is permitted to indemnify in accordance with the Parent Bylaws against any liability asserted against any such person and incurred by such person whether or not the Parent would have the power to indemnify such person against such liability under the NRS.

Section 21.2 of Grafiti Holding’s articles requires Grafiti Holding, subject to the BCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Pursuant to Section 21.3 of Grafiti Holding’s articles, Grafiti Holding may indemnify any person subject to the restrictions of the BCA.

Advancement of Expenses

Section 78.751 of the NRS provides that, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, a Nevada corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation, and the articles of incorporation, the bylaws or an agreement may require the corporation to pay such expenses upon receipt of such an undertaking.

Under the Parent’s Bylaws, the Board of Directors may, in its discretion, cause the expense of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

Under the Parent’s Articles of Incorporation, the right to indemnification and to the advancement of expenses are not exclusive of any other rights that an indemnitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Articles of Incorporation or otherwise.

Pursuant to Section 162 of the BCA, prior to the final disposition, Grafiti Holding may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if Grafiti Holding first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the Grafiti Holding, such person will repay the amounts advanced.

Limitations on Personal Liability

Under Nevada law, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, a director or officer is not liable for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption that such person acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted. In addition, it must be proven both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law.

To the extent permitted by Nevada law, the Parent’s Restated Articles of Incorporation provide that no director of the Parent shall be personally liable to the Parent or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation.

Under the BCA, no provision in a contract or the articles may relieve a director or officer from: (1) the duty to act in accordance with the BCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

A director is not liable under the BCA for certain acts if the director relied, in good faith, on: (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCA.

Amendments to Certificate of Incorporation or Bylaws

General Provisions

Pursuant to Section 78.390 of the NRS, every amendment to a company’s articles of incorporation after issuance of stock must be made in the following manner: (1) the board of directors must adopt a resolution setting forth the amendment proposed and submit the proposed amendment to stockholders for approval and stockholders holding shares representing at least a majority of the voting power (or such greater proportion of the voting power as may be required in the case of a vote by classes or series, as provided in the NRS, or as may be required by the provisions of the articles of incorporation) must approve the amendment. Except as otherwise provided in Section 78.390 of the NRS, if any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the articles of incorporation specifically deny the right to vote on such an amendment. Provision may be made in the articles of incorporation requiring, in the case of any specified amendments, a larger proportion of the voting power of stockholders than that required by the NRS.

The NRS and the Parent’s Articles of Incorporation give both the directors and the stockholders the power to adopt, amend or repeal the bylaws of the corporation, including bylaws adopted by the stockholders, except if limited by bylaws adopted by the stockholders. Under our bylaws, any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any proposal to amend, alter, change or repeal any provision of the Parent’s Articles of Incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of its capital stock entitled to vote.

Under the BCA, Grafiti Holding may amend the Grafiti Holding articles by (1) the type of resolution specified in the BCA, (2) if the BCA does not specify a type of resolution, then by the type specified in the Grafiti Holding articles, or (3) if the Grafiti Holding articles do not specify a type of resolution, then by special resolution, which requires two-thirds of the votes cast by shareholders in order to pass. The BCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles. The Grafiti Holding articles provide that alterations to its authorized share structure or a change in the Grafiti Holding name by an alteration to its Notice of Articles may be passed by special resolution. Upon completion of the Business Combination, it is expected that the threshold to approve alterations to its authorized share structure or a change in the Grafiti Holding name by an alteration to its Notice of Articles to 75% of the votes cast on the motion.

Furthermore, the Grafiti Holding articles state that, if the BCA does not specify the type of resolution required for an alteration, and if the Grafiti Holding articles do not specify a type of resolution, Grafiti Holding may resolve to alter the Grafiti Holding articles by special resolution, which requires a two thirds of shareholder votes cast in order to pass.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to our common stock being distributed as contemplated hereby. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, we refer you to the registration statement including the exhibits and schedules filed therewith. Statements contained in this information statement as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

Following the effectiveness of this registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Upon completion of the spin-off, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this information statement as an inactive textual reference only. The information found on our website is not part of this information statement or any report filed with or furnished to the SEC.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Grafiti Holding has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Inpixon

Opinion on the Financial Statements

We have audited the accompanying carve-out balance sheets of Inpixon Limited (the “Company”) as of June 30, 2023, 2022 and 2021, the related carve-out statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows for each of the three years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2012.

New York NY

November 13, 2023

INPIXON LIMITED

CARVE-OUT BALANCE SHEETS

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Assets
Current Assets
Cash	$264,244	$170,166	$164,467
Accounts receivable, net	94,838	68,437	54,204
Prepaid expenses and other current assets	1,989	1,385	6,784
Total Current Assets	361,071	239,988	225,455

Property and equipment, net	216	1,447	3,013
Operating lease right-of-use asset, net	—	—	8,620
Other assets	251	4,650	4,354
Total Assets	$361,538	$246,085	$241,442

Liabilities and Stockholder’s Equity

Liabilities
Accounts payable	$447	$3,041	$5,918
Accrued liabilities	72,068	37,758	61,925
Operating lease obligation, current	—	—	8,707
Deferred revenue	86,635	96,303	165,138
Total Liabilities	159,150	137,102	241,688

Commitments and Contingencies

Stockholder’s Equity
Common Stock - £1.00 per share par value, 2 shares authorized, issued and outstanding as of June 30, 2023, June 30, 2022 and June 30, 2021	2	2	2
Additional paid-in capital	611,970	445,499	268,446
Accumulated other comprehensive (loss) gain	(3,015)	(3,777)	180
Accumulated deficit	(406,569)	(332,741)	(268,874)

Total Stockholder’s Equity (Deficit)	202,388	108,983	(246)

Total Liabilities and Stockholder’s Equity	$361,538	$246,085	$241,442

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2023	2022	2021
Revenues	$391,848	$456,076	$252,129

Cost of Revenues	95,220	95,499	95,787

Gross Profit	296,628	360,577	156,342

Operating Expenses
Sales and marketing	196,907	229,450	224,949
General and administrative	173,550	194,994	200,267

Total Operating Expenses	370,457	424,444	425,216

Net Loss, before benefit (provision) for income taxes	(73,829)	(63,867)	(268,874)
Income tax benefit (provision)	—	—	—
Net Loss	$(73,829)	$(63,867)	$(268,874)

Net Loss Per Share - Basic and Diluted	$(36,915)	$(31,934)	$(134,437)

Weighted Average Shares Outstanding
Basic and Diluted	2	2	2

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2023	2022	2021
Net Loss	$(73,829)	$(63,867)	$(268,874)
Unrealized foreign exchange gain (loss) from cumulative translation adjustments	762	(3,957)	180

Comprehensive Loss	$(73,067)	$(67,824)	$(268,694)

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholder’s (Deficit)
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
Balance - July 1, 2020	—	$—	$—	$—	$—	$—
Common shares issued to parent	2	2	—	—	—	2
Net investments from Parent	—	—	268,446	—	—	268,446
Cumulative translation adjustment	—	—	—	180	—	180
Net loss	—	—	—	—	(268,874)	(268,874)
Balance - June 30, 2021	2	$2	$268,446	$180	$(268,874)	$(246)
Net investments from Parent	—	—	177,053	—	—	177,053
Cumulative translation adjustment	—	—	—	(3,957)	—	(3,957)
Net loss	—	—	—		(63,867)	(63,867)
Balance - June 30, 2022	2	2	445,499	(3,777)	(332,741)	108,983
Net investments from Parent	—	—	166,471	—	—	166,471
Cumulative translation adjustment	—	—	—	762	—	762
Net loss	—	—	—	—	(73,829)	(73,829)
Balance - June 30, 2023	2	$2	$611,970	$(3,015)	$(406,570)	$202,387

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended June 30,
	2023	2022	2021
Cash Flows Used in Operating Activities
Net loss	$(73,829)	$(63,867)	$(268,874)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,246	1,319	1,132
Amortization of right-of-use asset	—	8,176	24,956

Changes in operating assets and liabilities:
Accounts receivable	(22,768)	(21,372)	(52,981)
Prepaid expenses and other current assets	(528)	4,962	(6,631)
Other assets	4,430	(816)	(4,256)
Accounts payable	(2,625)	(2,379)	5,785
Accrued liabilities	31,607	(18,368)	60,505
Deferred revenue	(13,149)	(54,209)	161,412
Operating lease obligation	—	(8,259)	(24,871)

Net Cash Used in Operating Activities	(75,616)	(154,813)	(103,823)

Cash Flows Used in Investing Activities
Purchase of property and equipment	—	—	(4,077)

Net Cash Used in Investing Activities	—	—	(4,077)

Cash From Financing Activities
Common shares issued to parent	—	—	2
Net investments from parent	166,471	177,053	268,446

Net Cash Provided By Financing Activities	166,471	177,053	268,448

Effect of Foreign Exchange Rate on Changes on Cash	3,223	(16,541)	3,919

Net Increase in Cash	94,078	5,699	164,467

Cash - Beginning of year	170,166	164,467	—

Cash - End of year	$264,244	$170,166	$164,467

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

Non-cash investing and financing activities
Right-of-use asset obtained in exchange for lease liability	$—	$—	$34,152

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 1 - Organization and Nature of Business

Inpixon Limited (collectively the “Company,” “we,” “us” or “our”) was incorporated in England and Wales on May 13, 2020. The Company provides specialized scientific software products and services for the environmental sciences, life sciences, behavioral sciences, medical research and engineering domains. The Company provides effective solutions to the scientific and engineering community to compress the time intensive process of data analysis and presentation, thus enhancing productivity. Users of the Company’s products include government organizations, academic institutions and leading corporations. The Company’s headquarters are located in Slough, United Kingdom, and operations for the Company are primarily performed in the United Kingdom. The Company is a wholly-owned subsidiary of Inpixon, (the “Parent”). Inpixon is a United States based entity that trades on the NASDAQ Stock Market under the ticker symbol INPX. The Company began operations on July 1, 2020.

The accompanying carve-out financial statements of Inpixon Limited, show the historical carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These carve-out financial statements have been derived from the accounting records of Inpixon Limited on a carveout basis and should be read in conjunction with the accompanying notes thereto. These carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our financial statements include an allocation for certain corporate and shared service functions. See Note 8 for further additional information regarding related party transactions.

Management believes the assumptions underlying our carve-out financial statements are reasonable. Nevertheless, our carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 2 - Summary of Significant Accounting Policies

Liquidity

As of June 30, 2023, the Company has working capital of approximately $201,921 and cash of approximately $264,244. For the year ended June 30, 2023, the Company incurred a net loss attributable to common stockholders of approximately $73,829 and net cash used in operating activities during the year ended June 30, 2023 was $75,616. As part of Inpixon (“Parent”) group of companies, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through Additional Paid-in Capital account within Stockholder’s Equity Accordingly, none of the Parent’s cash, cash equivalents, or debt at the corporate level have been assigned to the Company in the carve-out financial statements. Stockholder’s equity represents the Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying carve-out financial statements. The income statement of the Company includes revenues and expenses that are specifically identifiable to the Company plus certain allocated corporate overhead or other shared costs based on methodologies that management deems appropriate for the nature of the cost.

Risks and Uncertainties

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, the Company supplemented the revenues earned with funding from our Parent. The business has been impacted by COVID in the past and may continue to be impacted in the future. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position the company has taken steps to reduce operating expenses and extend its runway. This along with the support of Parent, the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these carve-out financial statements were made issued.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets;

Cash

Cash consist of savings and checking accounts.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. After reviewing the collectability of the receivables the Company’s allowance for credit losses was not material as of June 30, 2023, 2022 or 2021.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which is 3 years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Leases and Right-of-Use Assets

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year. The Company had a lease from July 2020 to October 2021 where it recognized lease assets and liabilities. The Company notes that all long-term operating leases were fully amortized as of June 30, 2023 and 2022. All leases as of June 30, 2023 and 2022 were considered short-term in nature.

Income Taxes

The Company accounts for income taxes using the separate return method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is enacted. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations are calculated using the British Pound, the Company’s functional currency, and are translated to the U.S. Dollar, the Company’s reporting currency, at end-of-period exchange rates. The Company’s related revenues and expenses are translated from the British Pound to U.S. Dollar at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of stockholder’s equity, totaling a gain/(loss) of approximately $762, $(3,957), and $180 for the years ended June 30, 2023, 2022, and 2021 respectively. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the British Pound. Aggregate foreign currency net transaction losses were not material for the years ended June 30, 2023, 2022 and 2021.

Comprehensive Loss

The Company reports comprehensive loss and its components in its financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments affecting parent’s net investment that, under GAAP, are excluded from net loss.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from the sale of software as a service.

License Revenue Recognition

The Company enters into contracts with its customers whereby it grants a non-exclusive license for the use of its proprietary software. The contracts provide for either (i) a one year stated term with a one year renewal option, (ii) a perpetual term or (iii) a two year term for students with the option to upgrade to a perpetual license at the end of the term. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software at a point in time, specifically, at the beginning of the license renewal period.

The Company recognizes revenue related to Maintenance Services evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $86,635, $96,303 and $165,138 as of June 30, 2023, 2022, and 2021, respectively, related to cash received in advance for product license and maintenance services to be performed in future periods. The fair value of the deferred revenue approximates the services to be rendered. The Company expects to satisfy its remaining performance obligations for these license and maintenance services, and recognize the deferred revenue and related contract costs over the next twelve months.

Costs to Obtain a Contract

The Company does not have a history of incurring incremental costs to obtain a contract with a customer, but if the Company incurs these costs in the future, the Company will recognize these costs as an asset that will be amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. The Company has determined that these costs are immaterial. Therefore, the Company expenses the costs as they are incurred.

Multiple Performance Obligations

The Company does not have any contracts with multiple performance obligations.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising costs, which are included in selling, general and administrative expenses of approximately $8,237, $18,510 and $1,277 during the years ended June 30, 2023, 2022, and 2021 respectively.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that it’s carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company has not recorded any impairment on its long-lived assets during the years ended June 30, 2023, 2022, and 2021 respectively.

Recently Issued Accounting Standards Not Yet Adopted

The Company reviewed recently issued accounting pronouncements and concluded that they were not applicable to the carve-out financial statements.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 3 - Disaggregation of Revenue

Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software sales. The Company’s revenue from contracts with customers are mainly sourced from the United Kingdom, Switzerland, France, and Italy.

Revenues consisted of the following (in thousands):

	For the Years Ended June 30,
	2023	2022	2021
Recurring revenue	$179,775	$268,121	$150,741
Non-recurring revenue	212,073	187,955	101,388
Total Revenue	391,848	456,076	252,129

	For the Years Ended June 30,
	2023	2022	2021
Revenue recognized at a point in time (1)	$212,073	$187,955	$101,388
Revenue recognized over time (2)	179,775	268,121	150,741
Total	$391,848	$456,076	$252,129

(1)	Software’s performance obligation is satisfied at a point in time where when they are shipped to the customer.

(2)	Performance obligation from software sales is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

Note 4 - Property and Equipment, net

Property and equipment as of June 30, 2023, 2022 and 2021 consisted of the following (in thousands):

	As of June 30,
	2023	2022	2021
Computer and office equipment	$3,873	$3,720	4171
Less: accumulated depreciation and amortization	(3,657)	(2,273)	(1,158)
Total Property and Equipment, Net	$216	$1,447	$3,013

Depreciation and amortization expense were approximately $1,246, $1,319 and $1,132 for the years ended June 30, 2023, 2022 and 2021 respectively.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 5 - Accrued Liabilities

Accrued liabilities as of June 30, 2023, 2022 and 2021 consisted of the following (in thousands):

	As of June 30,
	2023	2022	2021
Accrued compensation and benefits	$20,112	$19,155	42,168
Accrued bonus and commissions	3,345	3,633	—
Accrued professional fees	31,585	—	—
Accrued rent	—	—	5,081
Accrued sales and other indirect taxes payable	17,026	14,971	14,676
	$72,068	$37,759	$61,925

Note 6 - Income Taxes

The domestic and foreign components of loss before income taxes for the years ended June 30, 2023, 2022 and 2021 are as follows:

	For the Years Ended June 30,
	2023	2022	2021
Domestic	$—	$—	$—
Foreign	(73,829)	(63,867)	(268,874)

Net Loss, before tax	$(73,829)	$(63,867)	$(268,874)

The income tax provision (benefit) for the years ended June 30, 2023, 2022 and 2021 consists of the following:

	For the Years Ended June 30,
	2023	2022	2021
Foreign
Deferred	$(13,195)	$(10,359)	$(51,086)
	(13,195)	(10,359)	(51,086)
Change in valuation allowance	13,195	10,359	51,086

Income Tax Benefit	$—	$—	$—

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended June 30, 2023, 2022 and 2021 is as follows:

	For the Years Ended June 30,
	2023	2022	2021
U.S. federal statutory rate	21.0%	21.0%	21.0%
US-Foreign income tax rate difference	(2.0)%	(2.0)%	(2.0)%
Other permanent items	(1.1)%	(2.8)%	—%
Change in valuation allowance	(17.9)%	(16.2)%	(19.0)%
Effective Rate	—%	—%	—%

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

As of June 30, 2023, 2022 and 2021, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	As of June 30,
	2023	2022	2021
Deferred Tax Asset
Net operating loss carryovers	$72,339	$56,353	$52,266

Total Deferred Tax Asset	72,339	56,353	52,266
Less: valuation allowance	(72,339)	(56,353)	(52,266)
Deferred Tax Asset, Net of Valuation Allowance	$—	$—	$—

As of June 30,
	2023	2022	2021
Deferred Tax Liabilities
Other	—	—	—
Total deferred tax liabilities	—	—	—
Net Deferred Tax Asset (Liability)	$—	$—	$—

As of June 30, 2023, 2022 and 2021, Inpixon Limited, had approximately $380,733, $296,593 and $268,874 of UK NOL carryovers available to offset future taxable income, respectively. These NOLs do not expire. In the UK, there are limitations to the usage of prior losses after a change in ownership if either:

“(1)	the scale of activities was small before the change of ownership and a considerable revival of the trade follows the change or

(2)	within any five-year period beginning no more than three years before the change in ownership there is a major change in the nature or conduct of the trade.”

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets with respect to Inpixon UK Ltd., therefore, established a full valuation allowance as of June 30, 2023, 2022 and 2021. As of June 30, 2023, 2022 and 2021, the change in valuation allowance was $15,986, $4,087 and $52,266, respectively.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United Kingdom. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended June 30, 2023, 2022 and 2021.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended June 30, 2023, 2022 and 2021. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in the UK and, in the normal course of business, its tax returns are subject to examination by taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by UK tax authorities beginning May 13, 2020. In general, the UK Revenue& Customs Authority may reassess taxes four years from the date of filing. The tax years that remain open and subject to UK reassessment are 2020 – 2022.

Note 7 - Credit Risk, Concentrations, and Segment Reporting

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions in the UK. Cash in UK financial institutions as of June 30, 2023, 2022 and 2021 was $264,244, $170,166, and $164,467 respectively. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the year ended June 30, 2023 the Company had one customer that accounted for 16% of revenues. During the years ended June 30, 2022 and 2021, the Company did not have any customers that accounted for over 10% of revenues.

As of June 30, 2023, one customer represented approximately 63% of total accounts receivable. As of June 30, 2022, one customer represented approximately 28% of total accounts receivable and another customer represented approximately 26% of total accounts receivable. As of June 30, 2021, one customer represented approximately 39% of total accounts receivable and another customer represented approximately 11% of total accounts receivable.

As of June 30, 2023, 2022 and 2021, the majority of cost of goods sold was related to related party expenses as discussed in Note 8. Therefore, there are no significant concentrations of purchases or accounts payable.

Note 8 - Related Party Transactions

The Company regularly incurs expenses that are paid for by the Parent. The expenses incurred that are settled by the Parent consist of salaries and benefits to certain employees of the Parent that provide services for the Company. The Parent allocates expenses to the Company based on the estimated time spent by each Parent employee. In addition, the Company records cost of sales for the purchase of the Parent’s software. The Company recorded adjustments to these carve-out financial statements to record cost of sales at market value based on the price the Parent would charge third parties for the purchase of the Parent’s software with industry consistent margins. The Company determined that these amounts owed to the Parent will not be settled in cash or other assets, but instead will be settled through equity. The Company has recorded these amounts as a change in stockholder’s equity of $166,471, $177,053, and $268,446 for the year ended June 30, 2023, 2022 and 2021, respectively. The Company notes that the entire cost of sales amount in the carve-out statement of operations are expenses incurred that are paid for by the Parent.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 9 - Leases

The Company has an operating lease for administrative offices in the United Kingdom. The Company notes that the Slough, United Kingdom office lease’s term ended during the year ended June 30, 2022.

Right-of-use assets is summarized below (in thousands):

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Slough, United Kingdom Office	$—	$—	$34,152
Less accumulated amortization	—	—	(25,532)
Right-of-use asset, net	$—	$—	$8,620

Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in the statements of operations for the years ended June 30, 2023, 2022 and 2021 were $6,295, $26,789, and $27,717, respectively.

During the years ended June 30, 2022 and 2021, the Company recorded $8,508 and $26,303 each year as rent expense to the right-of-use assets.

The Company recognized $6,295, $18,281, and $1,414 in short-term rent and variable lease expense in the statements of operations for the years ended June 30, 2023, 2022 and 2021, respectively.

Lease liability is summarized below (in thousands):

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Total lease liability	$—	$—	$8,707
Less: short term portion	—	—	(8,707)
Long term portion	$—	$—	$—

Note 10 - Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. However, the performance of our Company’s business, financial position, and results of operations or cash flows may be affected by unfavorable resolution of any particular matter.

Note 11 - Subsequent Events

On October 23, 2023, Inpixon entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Grafiti Holding Inc., a British Columbia corporation and newly formed wholly-owned subsidiary of Inpixon (“Grafiti”), pursuant to which Inpixon plans to transfer to Grafiti all of the outstanding shares of the Company, such that the Company will become a wholly-owned subsidiary of Grafiti (the “Reorganization”). Following the Reorganization and subject to conditions in the Separation Agreement, Inpixon will spin off Grafiti (the “Spin-off”) by distributing to Parent Stockholders and certain securities holders as of a record date to be determined (the “Participating Securityholders”) on a pro rata basis all of the outstanding common shares of Grafiti (the “Grafiti Holding common shares”) owned by Inpixon (the “Distribution”), subject to certain lock-up restrictions and subject to registration of the Grafiti Holding common shares pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as further described below.

On October 23, 2023, Inpixon entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti Holding common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti Holding common shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Business Combination. Upon the consummation of the Business Combination (the “Closing”), both the Company and the Damon Surviving Corporation will be wholly-owned subsidiaries of Grafiti, which will adopt a new name as determined by Damon. Grafiti, after the Closing, is referred to herein as the “combined company.”

Holders of Grafiti Holding common shares, including Participating Securityholders and management that hold Grafiti Holding common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon management.

GRAFITI HOLDING INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2024	As of June 30, 2023
	(Unaudited)	(Audited)
Assets

Current Assets
Cash	$342,761	$264,244
Accounts receivable	50,132	94,838
Prepaid expenses and other current assets	56,476	1,989

Total Current Assets	449,369	361,071

Property and equipment, net	2,628	216
Other assets	251	251

Total Assets	$452,248	$361,538

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$70,949	$447
Accrued liabilities	51,255	72,068
Deferred revenue	138,717	86,635
Total Liabilities	260,921	159,150

Commitments and Contingencies

Stockholders’ Equity
Common Stock - $0 par value, 3,600,001 shares authorized, issued and outstanding as of March 31, 2024 and June 30, 2023, respectively	215,371	611,972
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(3,516)	(3,015)
Accumulated deficit	(20,528)	(406,569)

Total Stockholders’ Equity	191,327	202,388

Total Liabilities and Stockholders’ Equity	$452,248	$361,538

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRAFITI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
	(Unaudited)
Revenues	$66,775	$89,905	$256,250	$254,157

Cost of Revenues	13,148	23,805	60,758	71,485
Gross Profit	53,627	66,100	195,492	182,672

Operating Expenses
Sales and marketing	40,177	55,088	134,177	152,871
General and administrative	53,698	39,169	134,452	136,719

Total Operating Expenses	93,875	94,257	268,629	289,590

Net Loss, before benefit (provision) for income taxes	(40,248)	(28,157)	(73,137)	(106,918)
Income tax benefit (provision)	—	—	—	—
Net Loss	$(40,248)	$(28,157)	$(73,137)	$(106,918)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted Average Shares Outstanding
Basic and Diluted	3,600,001	3,600,001	3,600,001	3,600,001

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRAFITI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
	(Unaudited)
Net Loss	$(40,248)	$(28,157)	$(73,137)	$(106,918)
Unrealized foreign exchange loss from cumulative translation adjustments	(3,586)	6,078	(5,254)	5,700

Comprehensive Loss	$(43,834)	$(22,079)	$(78,391)	$(101,218)

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRAFITI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

(UNAUDITED)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Loss	Deficit	Equity
Balance - July 1, 2023 (retroactively adjusted)	3,600,001	$611,972	$—	$(3,015)	$(406,569)	$202,388
Net investments from Inpixon	—	32,193	—	—	—	32,193
Cumulative translation adjustment	—	—	—	(1,082)	—	(1,082)
Net loss	—	—	—	—	(3,692)	(3,692)
Balance - September 30, 2023 (retroactively adjusted)	3,600,001	$644,165	$—	$(4,097)	$(410,261)	$229,807
Net investments from Inpixon	—	35,137	—	—	—	35,137
Cumulative translation adjustment	—	—	—	(586)	—	(586)
Net loss	—	—	—	—	(29,197)	(29,197)
Reorganization as a result of transfer of shares to trust	—	(463,931)	—	4,753	459,178	—
Balance - December 31, 2023	3,600,001	$215,371	$—	$70	$19,720	$235,161
Cumulative translation adjustment	—	—	—	(3,586)	—	(3,586)
Net loss	—	—	—	—	(40,248)	(40,248)
Balance - March 31, 2024	3,600,001	$215,371	$—	$(3,516)	$(20,528)	$191,327

Balance - July 1, 2022 (retroactively adjusted)	3,600,001	$445,501	$—	$(3,777)	$(332,741)	$108,983
Net investments from Inpixon	—	35,841	—	—	—	35,841
Cumulative translation adjustment	—	—	—	(6,426)	—	(6,426)
Net loss	—	—	—	—	(18,315)	(18,315)
Balance - September 30, 2022 (retroactively adjusted)	3,600,001	481,342	$—	$(10,203)	$(351,056)	$120,083
Net investments from Inpixon	—	44,155	—	—	—	44,155
Cumulative translation adjustment	—	—	—	6,048	—	6,048
Net loss	—	—	—	—	(60,446)	(60,446)
Balance - December 31, 2022 (retroactively adjusted)	3,600,001	$525,497	$—	$(4,155)	$(411,502)	$109,840
Net investments from Inpixon	—	40,164	—	—	—	40,164
Cumulative translation adjustment	—	—	—	6,078	—	6,078
Net loss	—	—	—	—	(28,157)	(28,157)
Balance - March 31, 2023 (retroactively adjusted)	3,600,001	$565,661	$—	$1,923	$(439,659)	$127,925

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRAFITI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2024	2023
	(Unaudited)
Cash Flows Provided by (Used in) Operating Activities
Net loss	$(73,137)	$(106,918)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	455	923

Changes in operating assets and liabilities:
Accounts receivable	44,688	32,642
Prepaid expenses and other current assets	(54,487)	(1,245)
Other assets	—	4,374
Accounts payable	70,502	(2,304)
Accrued liabilities	(20,800)	25,170
Deferred revenue	52,099	4,186

Net Cash Provided by (Used In) Operating Activities	19,320	(43,172)

Cash Flows Used in Investing Activities
Purchase of property and equipment	(2,867)	—

Net Cash Used in Investing Activities	(2,867)	—

Cash From Financing Activities
Net investments from Inpixon	67,330	120,160

Net Cash Provided By Financing Activities	67,330	120,160

Effect of Foreign Exchange Rate on Changes on Cash	(5,266)	8,589

Net Increase in Cash	78,517	85,577

Cash - Beginning of period	264,244	170,166

Cash - End of period	$342,761	$255,743

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$—	$—
Income taxes	$2,849	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

Note 1 - Organization and Nature of Business

Grafiti Holding Inc. (collectively the “Company,” “we,” “us” or “our”) (“Grafiti Holding”) was incorporated in British Columbia, Canada on October 17, 2023. The Company is the parent non-operating holding company of Grafiti Limited (formerly known as Inpixon Limited).

Grafiti Limited was incorporated in England and Wales on May 13, 2020. Grafiti Limited provides specialized scientific software products and services for the environmental sciences, life sciences, behavioral sciences, medical research and engineering domains. Grafiti Limited provides effective solutions to the scientific and engineering community to compress the time intensive process of data analysis and presentation, thus enhancing productivity. Users of Grafiti Limited’s products include government organizations, academic institutions and leading corporations. Grafiti Limited’s headquarters are located in Slough, United Kingdom, and operations for Grafiti Limited are primarily performed in the United Kingdom.

On October 23, 2023, a Business Combination Agreement (the “Damon Business Combination Agreement”) was entered into by and among XTI Aerospace Inc. (f/k/a “Inpixon” or “XTI”), Grafiti Holding, 1444842 B.C. LTD (“Amalco Sub”), and Damon Motors, Inc. (“Damon”), pursuant to which Damon will combine and merge with Amalco Sub, a British Columbia corporation and a wholly-owned subsidiary of Grafiti Holding, with Damon continuing as the surviving entity and a wholly-owned subsidiary of Grafiti Holding (the “Grafiti Holding Transaction”).

Pursuant to the Damon Business Combination Agreement, Inpixon formed a newly wholly owned subsidiary, Grafiti Holding for the sole purpose of consummation of the Grafiti Holding Transaction. Inpixon contributed the assets and liabilities of Grafiti Limited, a wholly owned subsidiary of Inpixon, to the then Inpixon wholly owned subsidiary Grafiti Holding in accordance with the separation and distribution agreement. As the Registration Statement for the Damon Business Combination Agreement is not expected to become effective until 2024, on December 27, 2023 Inpixon transferred the Grafiti Holding common shares to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”), which holds the Grafiti Holding common shares for the benefit of the participating Inpixon security holders. As of December 27, 2023, the date the transfer of shares occurred, Grafiti Limited was assigned by Inpixon to the Company. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values except that equity reflects the equity of Grafiti Holdings. This change in reporting entity did not impact net income for the periods presented. The Grafiti Holding common shares will be held by the Trust until the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”). Promptly following the effective time of the Registration Statement, Inpixon will deliver the Grafiti Holding common shares to the participating Inpixon security holders, as beneficiaries of the Trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date. Amalco Sub, a wholly-owned, direct subsidiary of Grafiti Holding, will merge with Damon resulting in Damon as the surviving entity post-merger (“Damon Surviving Corporation”). Upon the consummation of the Merger, both Grafiti Limited and Damon will be wholly-owned subsidiaries of Grafiti Holding. Following the Merger, Grafiti Holding shall be known as the “Grafiti Combined Company.” The combined company will be renamed Damon Motors, Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing.

The accompanying condensed consolidated financial statements of Grafiti Holding, show the historical financial position, results of operations, changes in stockholders’ equity and cash flows of the Company. Prior to December 27, 2023, the Company operated as a segment of Inpixon and not as a separate entity. These condensed consolidated financial statements have been derived from the consolidated financial statements of Inpixon to present the condensed consolidated financial statements of the Company as if the Company had been operated on a standalone basis for the periods presented. These condensed consolidated financial statements should be read in conjunction with the accompanying notes thereto. These condensed consolidated financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity for the entirety of the periods presented nor are they indicative of future results of the Company.

The operating results of the Company prior to December 27, 2023 have been specifically identified by Inpixon’s management based on the Company’s existing divisional organization and are presented on a carve-out basis. The assets and liabilities of the Company as of June 30, 2023 have been identified based on the existing divisional structure. The historical costs and expenses reflected in our condensed consolidated financial statements prior to December 27, 2023 include an allocation by time spent for certain corporate and shared service functions. See Note 8 for further additional information regarding the Investments by Inpixon prior to December 27, 2023.

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

Management believes the assumptions underlying our condensed consolidated financial statements are reasonable but may not necessarily be indicative of the costs that would have incurred if the Company had been operated on a standalone basis for the entire periods presented. Actual costs that would have been incurred if we had operated as a standalone company for the entirety of the periods presented would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations prior to December 31, 2023, and therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Note 2 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), for interim financial information and the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results for the nine months ended March 31, 2024 are not necessarily indicative of the results for the full year ending June 30, 2024. These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the years ended June 30, 2023, 2022 and 2021 included elsewhere in this document.

Note 3 - Summary of Significant Accounting Policies

Liquidity

As of March 31, 2024, the Company has working capital of approximately $188,448, inclusive of cash of approximately $342,761. For the nine months ended March 31, 2024, the Company incurred a net loss attributable to common stockholders of approximately $73,137 and net cash provided by operating activities during the nine months ended March 31, 2024 was $19,320. As the Company was part of Inpixon group of companies prior to December 27, 2023, the Company was dependent upon Inpixon for all of its working capital and financing requirements as Inpixon uses a centralized approach to cash management and financing of its operations. This arrangement is not reflective of the way the Company would have financed its operations had the Company been a standalone public company during the periods presented. Prior to December 27, 2023, financial transactions relating to the Company are accounted for through Stockholders' Equity. Accordingly, none of Inpixon's cash, cash equivalents, or debt at the corporate level have been assigned to the Company in the condensed consolidated financial statements. As a result of the Grafiti Holding Transaction, the Company will no longer participate in Inpixon's corporate-wide cash management and financing approach, and therefore the Company's ability to fund operating needs will depend on the Company's ability to generate positive cash flows from operations, and on the Company's ability to obtain debt financing on acceptable terms or to issue additional equity or equity-linked securities as needed.

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, the Company supplemented the revenues earned with funding from Inpixon and other third parties. The Company entered into a promissory note agreement with Streeterville Capital in June 2024, which provided the Company with proceeds of $1.15 million. The proceeds from this promissory note alleviated the substantial doubt that the entity will continue as a going concern for a period of at least 12 months from the date the financial statements are available to be issued. See Subsequent Events note for more details.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets;

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

Consolidations

The condensed consolidated financial statements have been prepared using the accounting records of Grafiti Holding and Grafiti Limited. All material inter-company balances and transactions have been eliminated.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from the sale of software and software as a service.

License Revenue Recognition

The Company enters into contracts with its customers whereby it grants a non-exclusive license for the use of its proprietary software. The contracts provide for either (i) a one year stated term with a one year renewal option, (ii) a perpetual term or (iii) a two year term with the option to upgrade to a perpetual license at the end of the term. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized at a point in time starting when the software is made available to the customer.

Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software at a point in time, specifically, at the beginning of the license renewal period.

The Company recognizes revenue related to software as a service evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $138,717 as of March 31, 2024 and $86,635 as of June 30, 2023, related to cash received in advance for product license and maintenance services to be performed in future periods. The fair value of the deferred revenue approximates the services to be rendered. The Company expects to satisfy its remaining performance obligations for these license and maintenance services, and recognize the deferred revenue and related contract costs over the next twelve months.

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

Costs to Obtain a Contract

The Company does not have a history of incurring incremental costs to obtain a contract with a customer, but if the Company incurs these costs in the future, the Company will recognize these costs as an asset that will be amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. The Company has determined that these costs are immaterial. Therefore, the Company expenses the costs as they are incurred.

Multiple Performance Obligations

The Company does not have any contracts with multiple performance obligations.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain. The Company recorded no income tax provision or benefit for the three or nine months ended March 31, 2024 or 2023.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same as there were no common share equivalents outstanding.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Recently Issued Accounting Standards Not Yet Adopted

The Company reviewed recently issued accounting pronouncements and concluded that they were not applicable to the condensed consolidated financial statements, except for the following:

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-03 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which amends the disclosure to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on an annual and interim basis for to enable investors to develop more decision-useful financial analyses. All public entities will be required to report segment information in accordance with the new guidance starting in annual periods beginning after December 15, 2023. The Company is currently assessing potential impacts of ASU 2023-06 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures as the Company currently only has one reportable segment.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which amends the disclosure to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information and includes certain other amendments to improve the effectiveness of income tax disclosures. For entities other than public business entities, the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing potential impacts of ASU 2023-09 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

Note 4 - Disaggregation of Revenue

Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company’s revenue from contracts with customers are mainly sourced from the United Kingdom, Switzerland, France, and Italy.

Revenues consisted of the following:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2024	2023	2024	2023

Recurring revenue	49,734	44,986	146,230	134,895
Non-recurring revenue	17,041	44,919	110,020	119,262
	$66,775	$89,905	$256,250	$254,157

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2024	2023	2024	2023

Revenue recognized at a point in time (1)	17,041	44,919	110,020	119,262
Revenue recognized over time (2)	49,734	44,986	146,230	134,895
Total	$66,775	$89,905	$256,250	$254,157

(1)	Software’s performance obligation is satisfied at a point in time when access to the software is provided to the customer.

(2)	Performance obligation from right to access software sales is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

Note 5 - Accrued Liabilities

Accrued liabilities as of March 31, 2024 and June 30, 2023 consisted of the following:

	As of March 31,	As of June 30,
	2024	2023
Accrued compensation and benefits	$19,332	$20,112
Accrued bonus and commissions	4,026	3,345
Accrued professional fees	17,369	31,585
Accrued sales and other indirect taxes payable	10,528	17,026
	$51,255	$72,068

Note 6 - Income Taxes

There is no income tax provision or benefit for the three or nine months ended March 31, 2024 or 2023 due to losses and a full valuation on deferred tax assets for both periods.

Note 7 - Credit Risk, Concentrations, and Segment Reporting

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. UK federally insured limits are £85,000 per financial institution. Cash is also maintained at foreign financial institutions in the UK. Cash in UK financial institutions as of March 31, 2024 and June 30, 2023 was $342,761 and $264,244, respectively. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the three months ended March 31, 2024 the Company had one customer that accounted for 12% of revenues. During the nine months ended March 31, 2024 the Company had one customer that each accounted for 11% of revenues. During the three months ended March 31, 2023, the Company had one customer that accounted for 10% of revenues. During the nine months ended March 31, 2023, the Company had one customer that accounted for 11% of revenues.

As of March 31, 2024, three customers represented approximately 49% of total accounts receivable. As of June 30, 2023, one customer represented approximately 63% of total accounts receivable.

As of March 31, 2024 and June 30, 2023, the majority of cost of goods sold was related to related party expenses as discussed in Note 8. Therefore, there are no significant concentrations of purchases or accounts payable.

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

Note 8 - Net Investments from Inpixon

Prior to the transaction on December 27, 2023, the Company incurred expenses that were paid by Inpixon. The expenses incurred consist of salaries and benefits to certain employees of the Inpixon that provided services for the Company. Inpixon allocated expenses to the Company based on the estimated time spent by each Inpixon employee. In addition, the Company recorded cost of sales for the use of Inpixon’s software. The Company also recorded adjustments to these condensed consolidated financial statements to record cost of sales at market value based on the price Inpixon would charge third parties for the use of the Inpixon’s software with industry consistent margins. The Company settled the amounts through equity. The Company has recorded these amounts as a change in stockholders’ equity of $67,330 and $120,160 for the nine months ended March 31, 2024 and 2023, respectively.

The Company notes that after the transaction on December 27, 2023, the software is owned by Grafiti LLC and the Company has negotiated a monthly license fee of 50% of the amount invoiced to customers during the month for the use/sale of its software. The Company notes that Grafiti LLC is wholly owned by Grafiti Group LLC, which is owned by the former CEO of Inpixon. The Company has recorded these amounts as cost of revenues on the Company’s condensed consolidated statement of operations of approximately $13,148 and $0 for the nine months ended March 31, 2024 and 2023, respectively. Additionally, starting from January 1, 2024, the Company pays an administrative service fee of $5,080 per month to Grafiti LLC for the administrative services provided by Grafiti LLC. The Company has recorded these amounts as general and administrative costs on the Company’s condensed consolidated statement of operations of approximately $15,238 and $0 for the nine months ended March 31, 2024 and 2023, respectively.

Note 9- Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the condensed consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. However, the performance of our Company’s business, financial position, and results of operations or cash flows may be affected by unfavorable resolution of any particular matter.

Leases

The Company had a six months operating lease for administrative offices in the United Kingdom for approximately $340 per month which expired on April 30, 2024. The Company signed a new lease for the May 1, 2024 to April 30, 2025 period for approximately $360 per month. The Company also has a storage space lease that it retains for approximately $300 per month that renews on an annual basis in October of each year.

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

Note 10 - Subsequent Events

Stock Incentive Plan

On June 11, 2024, the Grafiti Holding board of directors adopted a Stock Incentive Plan. The maximum aggregate number of Subordinate Voting Shares that may be issued pursuant awards granted under the Plan (the “Share Reserve”) shall initially be 10,000,000, and the Share Reserve shall automatically increase on the first day of each calendar year beginning January 1, 2025, by a number of shares equal to the greatest of (i) 3,000,000 Shares, (ii) twenty percent (20%) of the outstanding Subordinate Voting Shares on the last day of the immediately preceding calendar quarter, or (iii) such number of Subordinate Voting Shares determined by the Committee.

On June 11, 2024, the Company granted stock options under the Stock Incentive Plan for the purchase of 1,015,383 shares of common stock. These options are 100% vested upon grant, expire on December 31, 2024 and have an exercise price of $0.06336 per share.

Note Purchase Agreement and Secured Promissory Note

On June 26, 2024, Grafiti Holding and Streeterville Capital, LLC entered into a note purchase agreement, pursuant to which Grafiti Holding agreed to sell, and the Investor agreed to purchase, a secured promissory note in an aggregate original principal amount of $6,470,000 (the “Streeterville Note”). The Streeterville Note carries an original issue discount of $1,450,000. On the same day, the Investor paid the purchase price of $5,000,000 as follows: (a) $1,150,000 to Grafiti Holding; (b) $350,000 to Damon as a senior secured loan from Grafiti Holding to Damon (the “Grafiti Holding Note”), and (c) $3,500,000 into escrow, which will be distributed to Grafiti Holding upon satisfaction of certain conditions including: (a) consummation of the Business Combination; (b) the combined company’s common shares being listed on Nasdaq; and (c) immediately following the closing of the Business Combination, the combined company having no outstanding debt other than the Streeterville Note, certain other specified debts and trade payables incurred in the ordinary course of business.

On June 26, 2024, Grafiti Holding purchased from Damon the Grafiti Holding Note with an original principal amount of $350,000 (the “Grafiti Holding Note”). In accordance with the terms of the Grafiti Holding Note, Grafiti Holding may loan to Damon additional funds up to an aggregate principal amount, including the original principal amount, of $1,000,000. The Company has loaned Damon $596,000 of additional funds through the date of this filing.

Distributor Agreement

On July 19, 2024, Grafiti Limited entered into a Distributor Agreement with Grafiti LLC. Under the Distributor Agreement, Grafiti LLC granted Grafiti Limited a non-exclusive, non-transferable right and license to market and distribute SAVES products in the United Kingdom and other agreed-upon territories. Grafiti Limited will pay Grafiti LLC the then-current prices for the products, subject to a discount of up to 50% if certain revenue targets are met or other arrangements agreed upon by the parties. The deemed effective date of the Distributor Agreement is January 1, 2024, and will remain in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend. Either party may terminate the Agreement without cause by providing at least 90 days’ prior written notice, or immediately for specified reasons, including an uncured breach or bankruptcy.

GRAFITI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2024 AND 2023

Administrative Support Service Agreement

Additionally, on July 19, 2024, Grafiti Limited entered into an Administrative Support Service Agreement with Grafiti LLC. Under the Administrative Support Service Agreement, Grafiti LLC agreed to provide accounting, tax, and other administrative sales support services to Grafiti Limited for $5,080 per month, with the amount subject to a 5% annual increase by Grafiti LLC. The Administrative Support Service Agreement is deemed to have commenced on January 1, 2024, and remains in effect for one year from the effective date, automatically renewing for successive one-year periods unless either party provides advance notice prior to the end of the current term to not extend.

Compensation Arrangements

Grafiti Holding agreed to pay Mr, Ali $15,000 a month for advisory services on public company reporting and compliance matters related to the development of strategies in connection with public company financing, business opportunities and other strategic transactions, as well as operational matters as requested. As of the date of this filing, Grafiti Holding has paid Mr. Ali $45,000 for services provided during the months of April through June 2024.

Grafiti Holding agreed to pay Ms. Figueroa $15,000 a month for advisory services with respect to her knowledge and expertise related to Company’s public company reporting and compliance matters and corporate business development and growth strategies. As of the date of this filing, Grafiti Holding has paid Ms. Figueroa $45,000 for services provided during the months of April through June 2024.

Grafiti Holding agreed to pay Ms. Loundermon $10,000 a month for advisory services with respect to her knowledge and expertise regarding the transition of the Company’s financial reporting function to ensure continuity of business operations. As of the date of this filing, Grafiti Holding has paid Ms. Loundermon $30,000 for services provided during the months of April through June 2024.

DAMON MOTORS INC.

Consolidated Financial Statements

As at June 30, 2023 and 2022 and for each of the three years in the period ended June 30, 2023

(Expressed in United States dollars)

Damon Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Damon Motors Inc.

Vancouver, British Columbia, Canada

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Damon Motors Inc. (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of loss and comprehensive loss, changes in (deficit) equity, and cash flows for each of the three years in the period ended June 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficit and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO Canada LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2021.

Vancouver, British Columbia, Canada

December 28, 2023

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED BALANCE SHEETS

As at June 30, 2023 and 2022

(Expressed in United States dollars)

	Notes	2023	2022
		$	$
ASSETS
Current assets
Cash		2,069,056	8,958,448
Prepaids, deposits and other receivables		255,582	503,024
		2,324,638	9,461,472
Non-current assets
Premises lease deposits		187,435	127,491
Property and equipment	4	2,004,066	2,754,293
Restricted cash	18	-	1,140,283
Long term prepayment	6	-	1,443,029
Total assets		4,516,139	14,926,568

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	5, 13	7,106,281	2,394,109
Customer deposits		488,569	372,787
Current portion of lease liabilities	6	752,849	430,479
Current portion of debt	7	1,857,550	-
Convertible notes	8	14,727,183	-
Derivative warrant liabilities	9	521,950	-
Financial liability convertible to equity	10	2,700,000	-
		28,154,382	3,197,375
Non-current liabilities
Lease liabilities	6	812,099	1,033,288
Other non-current liabilities		19,099	-
Total liabilities		28,985,580	4,230,663

SHAREHOLDERS’ (DEFICIT) EQUITY

Common shares without par value, unlimited shares authorized 11,829,386 shares issued and outstanding as of June 30, 2023 (2022 – 11,604,240)	12	1,285,788	859,764
Preferred shares without par value, unlimited shares authorized 16,758,528 shares issued and outstanding as of June 30, 2023 and 2022	12	71,590,087	71,590,087
Additional paid in capital	12	9,294,030	7,872,791
Deficit		(106,639,346)	(69,626,737)
Total shareholders’ (deficit) equity		(24,469,441)	10,695,905
Total liabilities and shareholders’ (deficit) equity		4,516,139	14,926,568

Going Concern (Note 1)

Commitments and Contingencies (Note 11)

The accompanying notes are an integral part of these consolidated financial statements.

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the year ended June 30, 2023, 2022 and 2021

(Expressed in United States dollars, except number of shares)

	Notes	2023	2022	2021
		$	$	$
Expenses
Research and development, net	13, 14	17,451,749	18,166,436	4,767,325
General and administrative	13, 15	7,735,183	4,778,250	7,105,087
Sales and marketing	13, 16	2,747,792	4,417,165	1,420,089
Depreciation	4	370,576	247,947	35,573
Asset impairment	17	9,471,276	-	-
Gain from release of lease obligation	18	(6,167,001)	-	-
		31,609,575	27,609,798	13,328,074
Other expenses
Changes in fair value of financial liabilities	8,9,10	3,881,980	8,935,049	13,923,627
Finance expense	19	1,091,697	77,342	23,931
Foreign exchange loss		429,357	113,921	122,165
		5,403,034	9,126,312	14,069,723

Loss and comprehensive loss		37,012,609	36,736,110	27,397,797

Loss per share:
Basic and diluted – common shares		3.14	3.22	2.43

Weighted average number of shares outstanding:
Basic and diluted – common shares		11,793,772	11,405,891	11,270,090

The accompanying notes are an integral part of these consolidated financial statements.

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICIT) EQUITY

For the year ended June 30, 2023, 2022 and 2021

(Expressed in United States dollars, except number of shares)

	Notes	Common shares		Preferred shares		Additional paid in capital	Deficit	Shareholders’ (deficit) equity
		#	$	#	$	$	$	$
As at June 30, 2020		11,209,753	519,612	5,028,263	2,930,006	608,666	(5,492,830)	(1,434,546)
Issuance of shares, net of issuance costs		-	-	11,561	8,626	-	-	8,626
Stock-based compensation		-	-	-	-	5,141,898	-	5,141,898
Stock options exercised		113,832	31,507	-	-	(8,934)	-	22,573
Loss and comprehensive loss for the year		-	-	-	-	-	(27,397,797)	(27,397,797)
As at June 30, 2021		11,323,585	551,119	5,039,824	2,938,632	5,741,630	(32,890,627)	(23,659,246)
Issuance of shares, net of issuance costs		36,000	75,566	3,627,211	25,262,364	-	-	25,337,930
Conversion of Simple Agreements for Future Equity (SAFEs)		-	-	8,091,493	43,389,091	-	-	43,389,091
Stock-based compensation		-	-	-	-	2,323,294	-	2,323,294
Stock options exercised		244,655	233,079	-	-	(192,133)	-	40,946
Loss and comprehensive loss for the year		-	-	-	-	-	(36,736,110)	(36,736,110)
As at June 30, 2022		11,604,240	859,764	16,758,528	71,590,087	7,872,791	(69,626,737)	10,695,905
Issuance of shares, net of issuance costs		180,000	368,878	-	-	-	-	368,878
Stock-based compensation		-	-	-	-	1,472,634	-	1,472,634
Stock options exercised		45,146	57,146	-	-	(51,395)	-	5,751
Loss and comprehensive loss for the year		-	-	-	-	-	(37,012,609)	(37,012,609)
As at June 30, 2023		11,829,386	1,285,788	16,758,528	71,590,087	9,294,030	(106,639,346)	(24,469,441)

The accompanying notes are an integral part of these consolidated financial statements.

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended June 30, 2023, 2022 and 2021

(Expressed in United States dollars)

	2023	2022	2021
	$	$	$
Operating activities
Loss for the year:	(37,012,609)	(36,736,110)	(27,397,797)
Adjusted for:
Depreciation	370,575	247,947	35,573
Amortization of operating lease right-of-use asset	779,091	309,566	140,945
Stock-based compensation	1,472,634	2,323,294	5,141,898
Debt accretion	11,058	6,296	1,582
Interest expense on debt	651,822	13,794	11,089
Interest expense on finance leases	10,606	12,342	1,902
Accrued unpaid interest on operating lease	808,275	-	-
Operating lease expense	(320,619)	(309,566)	(140,945)
Changes in fair value of financial liabilities	3,881,980	8,935,049	14,011,988
Unrealized foreign exchange loss/(gain)	134,262	(54,495)	69,973
Asset and right-of-use asset impairment	9,471,276	-	-
Gain from release of lease obligation	(6,167,001)	-	-

Changes in non-cash working capital items:
Prepaid expenses and deposits	187,498	(273,578)	(268,894)
Accounts payable and accrued liabilities	4,533,684	914,390	1,260,494
Customer deposits	115,782	182,868	103,462
Cash used in operating activities	(21,071,686)	(24,428,203)	(7,028,730)

Investing activities
Property and equipment purchase	(4,811)	(1,265,843)	(137,235)
Long term prepayment	(773,870)	(1,443,029)	-
Cash used in investing activities	(778,681)	(2,708,872)	(137,235)

Financing activities
Payments on finance leases	(23,270)	(32,524)	(17,105)
Cash settlement for release of lease obligation	(1,100,248)	-	-
Proceeds from SR&ED facility, net of deferred financing fee	1,140,889	637,394	68,729
Repayment of SR&ED facility	(155,975)	(636,686)	(204,882)
Proceeds from convertible notes	11,220,000	-	-
Proceeds from SAFEs issued	2,005,213	-	18,822,161
Proceeds from promissory notes	728,332	-	-
Proceeds from exercise of stock options	5,751	40,946	22,573
Proceeds from preferred shares issued, net of issuance cost	-	25,262,364	-
Cash provided by financing activities	13,820,692	25,271,494	18,691,476

Net change in cash and restricted cash during the year	(8,029,675)	(1,865,581)	11,525,511
Cash and restricted cast at beginning of year (Note 23)	10,098,731	11,964,312	438,801
Cash and restricted cast at end of year (Note 23)	2,069,056	10,098,731	11,964,312

Supplemental Cash Flow Information (Note 23)

The accompanying notes are an integral part of these consolidated financial statement.

Damon Audited Financial Statements

1. NATURE OF OPERATIONS AND GOING CONCERN

Damon Motors Inc. was incorporated on July 22, 2016 under the laws of British Columbia. The Company’s head office and principal address is 150-708 Powell Street, Vancouver, British Columbia V6A 1H6. The Company is a leading light electric vehicle manufacturer currently focused on electric motorcycles including proprietary electric powertrain, shifting and predictive awareness technologies. The Company has a single reportable segment based on operations given that the Company is engaged in the manufacture of motorcycles in North America, management views the business as a single reporting segment (Note 21).

On April 26, 2021, the Company formed a wholly owned subsidiary, Damon Motors Corporation, a corporation organized and registered in the state of Delaware, USA.

These consolidated financial statements include the accounts of Damon Motors Inc. and Damon Motors Corporation, collectively the “Company.”

These consolidated financial statements (the “financial statements”) have been prepared using accounting principles applicable to a going concern which assumes that the Company will be able to continue in operation for the foreseeable future and meet its obligations as they come due.

The Company is subject to a number of risks, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in electric automotive technology.

The Company has incurred net losses $37,012,609 for the year, used $21,071,686 cash in operations utilized and has accumulated a deficit as at June 30, 2023 of $106,639,346 and expects to incur future additional losses, these conditions indicate material uncertainty that cast substantial doubt upon the Company’s ability to continue as a going concern within one year after financial statement issuance date.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to fund its research and development, complete the construction of its manufacturing facility for the eventual production of electrical motorcycles and meets its obligations and repay its liabilities arising from normal business operations when they come due. There is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. Management considers that the Company will be able to obtain additional funds through a combination of debt and equity financing (Note 24); however, there is no assurance of sufficient funding being available. The Company has historically satisfied its capital needs primarily by issuing debt and equity securities.

2. BASIS OF PRESENTATION

a)	Statement of compliance

The financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements were approved by the Board of Directors and authorized for issuance.

Damon Audited Financial Statements

b)	Basis of measurement

These financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at their fair value as explained in the accounting policies set out below. In addition, these financial statements have been prepared using the accrual basis of accounting except cash flow information.

c)	Consolidated statements

The consolidated financial statements incorporate the financial statements of the Company and its consolidated subsidiary, over which the Company has control. Control occurs when the Company has power over the investee; is exposed, or has rights, to variable returns from its involvement with the investee; and has the ability to use its power over the investee to affect its returns. All intercompany transactions and balances between the Company and the subsidiary are eliminated on consolidation.

3. SIGNIFICANT ACCOUNTING POLICIES

a)	Use of estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period.

The most significant estimates relate to the determination of the fair value of the Company’s common shares, determination of the fair value of stock option grants, and the classification and measurement of Simple Agreements for Future Equity (“SAFEs”), convertible notes and warrants as a financial liability or an equity instrument, and determination of Scientific Research and Experimental Development (“SR&ED”) tax credit recoverable. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as at the date of the financial statements; therefore, actual results could differ from those estimates. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

b)	Foreign currencies

These financial statements are presented in United States dollars, unless otherwise noted, which is the reporting and functional currency of the Company. Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the statements of loss and comprehensive loss.

c)	Cash, cash equivalent and restricted cash

Cash and cash equivalent comprises of cash and restricted cash. Cash is recorded at cost, which approximates fair value. Cash includes cash held with Canadian financial institutions. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

Restricted cash consists of certificates of deposits on a leased premises.

Damon Audited Financial Statements

d)	Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Construction in Progress comprises leasehold improvements and fixturing are stated at cost less accumulated impairment losses. Equipment comprises computer equipment, tools and office equipment. Depreciation and amortization are calculated using the straight-line method over the lease term for right-of-use assets and the estimated useful lives of the assets other than right-of-use assets.

Depreciation is calculated using the following terms and methods:

Equipment: Computer equipment	Straight-line	3.33 years
Equipment: Tools	Straight-line	5 years
Equipment: Office equipment	Straight-line	5 years
Leasehold Improvements	Straight-line	life of lease
Right-of-use assets	Straight-line	life of lease

An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising from derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in the profit or loss in the period the asset is derecognized. The assets’ residual values, useful lives and methods of depreciation are reviewed at each reporting date, and adjusted prospectively, if appropriate.

e)	Leases

The Company has adopted ASC 842 effective as at July 1, 2019, being the beginning of the period of adoption applying the modified retrospective transition approach and not adjust comparative periods.

The Company enters into contractual arrangements for the utilization of certain non-owned assets. These principally relate to property for the Company’s offices, planned manufacturing plant, equipment and vehicles which have varying terms including extension and termination options.

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception and whether the arrangement is to be fulfilled through the use of a specific asset or assets, or whether the arrangement conveys a right to use the asset. Leases are classified as either operating or finance leases at lease inception, depending on the transfer of risks and rewards of ownership, along with several other criteria such as the transfer of ownership to the lessee, purchase options, or percentage of economic life of leased asset. This lease classification is not revised unless there is a modification to the lease agreement. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the consolidated statements of loss and comprehensive loss.

The Company recognizes a right-of- use asset and lease liability at lease commencement based on the present value of lease payments over the lease term. The Company generally uses its incremental borrowing rate as the discount rate as most of the Company’s lease arrangements do not provide an implicit borrowing rate. The incremental borrowing rate reflects the rate of interest that the Company would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

For operating leases, fixed lease payments are recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. Certain lease agreements include variable lease payments that depend on an index, as well as payments for non-lease components, such as common area maintenance, and certain pass-through operating expenses such as real estate taxes and insurance. In instances where these payments are fixed, they are included in the measurement of our lease liabilities, and when variable, are excluded and recognized in the period in which the obligations for those payments are incurred. The Company’s leases do not contain any material residual value guarantees or payments under purchase and termination options.

Damon Audited Financial Statements

Lease terms are initially determined as the non-cancellable period of a lease adjusted for options to extend or terminate a lease that are reasonably certain to be exercised. Lease liabilities are subsequently measured at amortized cost using the effective interest method.

Right of use assets are carried at cost less accumulated amortization, impairment losses, and any subsequent remeasurement of the lease liability. Initial cost comprises the lease liability adjusted for lease payments at or before the commencement date, lease incentives received, initial direct costs and an estimate of restoration costs.

The Company has elected not to present short-term leases on the consolidated balance for leases that have lease terms of 12 months or less and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. The lease expense related to those short-term leases is recognized on a straight-line basis over the lease term.

The Company subleases one of its office spaces to third parties, which does not relieve the Company of its primary lease obligations with the lessor (the “headlease”). This sublease is classified as operating leases, and therefore the Company continues to account for the headlease as it did before the commencement of the sublease. Sublease income is presented within the same category of operating expenses as the underlying headlease expenses on the consolidated statements of loss and comprehensive loss. If the lease cost of the term of the sublease exceeds the Company’s anticipated sublease income for the same period, the Company assesses the right-of-use asset associated with the head lease for impairment under the long-lived asset impairment provisions of ASC 360.

f)	Prepaids and Deposits

Prepaid expenses, deposits, and advances primarily represent amounts previously paid to vendors for security deposits and leased premises.

g)	Long term prepayment

Long term prepayment relates to prepayment for tenant improvements of lease property that were paid prior to the commencement of the lease on September 29, 2022.

h)	Current and deferred income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets net of a valuation allowance to the extent it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Damon Audited Financial Statements

The Company records uncertain tax positions in accordance with ASC 740 – Income Taxes on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company has determined that its tax returns do not include uncertain tax positions.

i)	Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issuance of common shares and stock options are recognized as a deduction from equity. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are expensed in the period they are incurred.

Preferred shares are classified as equity. Incremental costs directly attributable to the issuance of preferred shares are recognized as a deduction from equity. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are expensed in the period they are incurred.

j)	Stock-based compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance conditions will be met.

The Company uses a contemporaneous valuation model, the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock option awards. The Black-Scholes option-pricing model requires the use of the Company’s share price estimates on the date of grant as well as highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the full stock option vesting term and contractual expiration period to compute the expected term.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Damon Audited Financial Statements

Forfeiture Rate—The forfeiture rate is expected to be low given that most stock options are held by founders, executives who are expected to have long-term tenure with the Company. Given the short timeframe to the next liquidity event, the forfeiture rate has been estimated to be zero.

k)	Financial instruments

Financial assets

Financial assets comprise of cash and cash equivalents, restricted cash and accounts receivable. The Company classifies its financial assets in the following categories: at fair value through profit or loss (“FVTPL”) or at amortized cost. The classification is largely driven by the specific type of instrument but also depends on the Company’s business model for managing the financial assets and terms of the related cashflow. Management determines the classification of its financial assets at initial recognition.

Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets held at FVTPL are included in the consolidated statements of loss and comprehensive loss in the period in which they arise.

Financial assets at amortized cost are initially recognized at fair value and subsequently carried at amortized cost less any impairment. Transaction costs are netted against financial assets and are accounted for using the effective interest method. They are classified as current assets or non-current assets based on their maturity date. The Company’s financial assets carried at amortized cost include cash, and receivables.

Financial assets are derecognized when they mature or are sold and substantially all the risks and rewards of ownership have been transferred.

Financial liabilities

Financial liabilities include convertible debt and other interest-bearing debt, accounts payable and accrued liabilities, customer deposits, lease liabilities. The Company classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was incurred. The Company’s accounting policy for each category is as follows:

●	FVTPL - This category comprises derivatives or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried in the consolidated balance sheets at fair value with changes in fair value recognized in the consolidated statements of loss and comprehensive loss. Items measured at FVPTL include financial liabilities convertible to equity. Transaction costs are expensed in the consolidated statements of loss and comprehensive loss.

●	Amortized cost - This category includes the accounts payable and accrued liabilities, customer deposits, lease liabilities, and debt, all of which are recognized at amortized cost.

●	Fair value option - Under the Fair Value Option Subsections of ASC Subtopic 825-10, Financial Instruments – there is an irrevocable option to report certain financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in the statement of operations. Any changes in the fair value of liabilities resulting from changes in instrument-specific credit risk are reported in other comprehensive income. The change to fair value of financial liabilities and interest accrued are presented as separate line items.

Damon Audited Financial Statements

Derivative financial instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The terms of warrants issued by the Company are reviewed to determine whether they contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statements of loss and comprehensive loss. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Other equity-linked instruments

Other equity linked securities include warrants, convertible debt and SAFEs. The Company relies on the guidance provided by ASC 480 - Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible equity-linked instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares. Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the consolidated balance sheets. The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity. The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received. The Company records its financial instruments classified as liabilities at their fair value at each subsequent measurement date. The changes in fair value of these financial instruments are recorded as other expense/income.

Warrants

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification ASC 480 - Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815 - Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For financial liabilities issued with detachable share purchase warrant, at inception, the proceeds from the issuance of the financial instruments were allocated between the host instrument and the share purchase warrants based on the residual method.

Convertible Debt

Upon the issuance of convertible debt, including convertible promissory notes, the Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the combined consolidated statements of loss and comprehensive loss.

Damon Audited Financial Statements

The equity component, if any, is treated as a discount on the liability component of the convertible debt, which is amortized over the term of the convertible debt using the effective interest rate method. When it has been determined an instrument does not have an equity component, the Company may elect to account for the instrument at fair value with changes in fair value recorded in the combined consolidated statements of loss and comprehensive loss, except with respect to changes in value caused by changes in the Company’s own credit risk.

SAFEs

The Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in the Company’s statements of operations.

l)	Revenue recognition

Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	identify the contract with a customer,

●	identify the performance obligations in the contract,

●	determine the transaction price,

●	allocate the transaction price to performance obligations in the contract, and

●	recognize revenue as the performance obligation is satisfied.

For the years ended June 30, 2023, 2022 and 2021, the Company did not recognize any revenue. The Company did however receive cash in advance of recognition of revenue, which is expected to occur in future periods when the products ordered are manufactured and delivered. This cash is treated as refundable customer deposits and held on the balance sheet within current liabilities until such time as the revenue is recognized in line with the revenue recognition criteria above and in compliance with ASC 606 Revenue from Contracts with Customers

m)	Government grants

Government grants are recognized when the Company has reasonable assurance that it has complied with the relevant conditions of the grant and that it will be received. The Company recognizes the grants that compensate the Company for expenses incurred against the financial statement line item that it is intended to compensate.

n)	Impairment of long-lived assets

The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board ASC 360 - Property, Plant and Equipment. Long-lived assets (asset group), such as property and equipment as well as intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market value, as considered necessary.

Damon Audited Financial Statements

The Company ceased the use of the Surrey manufacturing facility lease on December 14, 2022 and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971 respectively (Note 17).

On January 3, 2023, the Company subleased its office and operating premises at 708 Powell Street (“708 Powell”) to a third party for the remaining term of the lease. The sublease arrangement triggers an impairment assessment of the right-of-use asset of $175,397 and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totaling $223,447 (Note 17).

o)	Loss per share

Basic loss per share is computed by dividing the net loss, less accrued dividends on any outstanding preferred stock, by the weighted average number of common shares outstanding for the period. Diluted loss per share calculations reflects the assumed exercise of all dilutive employee stock options and warrants and the conversion of any outstanding convertible preferred shares or notes payable that are-in-the-money, applying the as-if-converted method.

The preferred shares meet the definition of a participating security, and the two-class method is required. For any periods in which earnings are recognized, the earnings will be allocated between the common shares and the preferred shares on a six-to-one basis. For any periods in which losses are recognized, no effect is given to the preferred shares as they do not contractually participate in the losses of the Company.

For the years ended June 30, 2023, 2022 and 2021, the Company’s basic loss per share is computed using the two-class method, and the Company’s diluted loss per share is computed using the more dilutive of the treasury stock method or two-class method.

When the Company is in a loss position, all potential share issuances on the exercise of stock options or warrants and the conversion of any preferred shares or convertible notes payable are anti-dilutive and the diluted loss per share is the same as the basic loss per share.

p)	Sales and marketing

Sales and marketing expenses consist of compensation, employee benefits and stock-based compensation of sales and marketing employees, as well as commissions, travel, trade show sponsorships and events, conferences, and Internet advertising costs. Fees paid to third parties and merchants for new customer referrals are included in sales and marketing. Costs associated with the Company’s advertising are expensed as incurred and are included in sales and marketing expenses.

q)	General and administrative

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), bad debt costs, professional service fees, and other general overhead costs including depreciation on corporate assets.

r)	Research and development

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include compensation, employee benefits, and stock-based compensation for technology developers and product management employees as well as fees paid to outside consultants and the amortization of capitalized software costs for the Company’s proprietary technology. The Company is eligible for government grant and tax credits. The Company accounts for these credits as a reduction to research and development costs and will recognize these claims when it is probable that the expense incurred qualify for the government grant claim and that the Company has complied with all the conditions to realize the claim. Otherwise, the recognition of government grant claim would be deferred until the recognition criteria are satisfied.

Damon Audited Financial Statements

s)	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

t)	Recent accounting pronouncements not yet adopted

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financial statements properly reflect the change.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard on July 1, 2023.

u)	Adoption of recent accounting pronouncements

Effective July 1, 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. Adoption of this standard did not materially affect the Company’s financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2023 for smaller reporting companies as defined by the SEC. Early adoption is allowed under the standard with either a modified retrospective or full retrospective method. The Company early adopted ASU 2020-06 on July 1, 2022 using the modified retrospective method. At the date of adoption, the ASU did not impact the Company’s financial position, results of operations or cash flows. The Company elected the fair value option to account for its convertible promissory notes that were issued as at June 30, 2023, see note 3(k) above for the accounting policy and Note 8 for the underlying terms and required fair value disclosures.

Damon Audited Financial Statements

4. PROPERTY AND EQUIPMENT

	Construction in Progress	Equipment	Operating lease right- of-use asset	Financing lease right- of-use asset	Total
	$	$	$	$	$
Cost
Balance, June 30, 2021	-	180,848	747,569	259,211	1,187,628
Additions	249,971	1,015,872	1,123,629	-	2,389,472
Balance, June 30, 2022	249,971	1,196,720	1,871,198	259,211	3,577,100
Additions	-	4,811	9,865,904	-	9,870,715
Impairment	(249,971)	(70,236)	(9,378,203)	-	(9,698,410)
Balance, June 30, 2023	-	1,131,295	2,358,899	259,211	3,749,405

Accumulated depreciation
Balance, June 30, 2021	-	27,736	223,805	13,753	265,294
Depreciation	-	189,264	309,566	58,683	557,513
Balance, June 30, 2022	-	217,000	533,371	72,436	822,807
Depreciation	-	322,710	779,091	47,865	1,149,666
Impairment	-	(22,186)	(204,948)	-	(227,134)
Balance, June 30, 2023	-	517,524	1,107,514	120,301	1,745,339

Carrying amount
Balance, June 30, 2022	249,971	979,720	1,337,827	186,775	2,754,293
Balance, June 30, 2023	-	613,771	1,251,385	138,910	2,004,066

During the year ended June 30, 2023, the Company incurred rent expense, included in general and administrative expense on the consolidated statements of loss and comprehensive loss, of $779,091 (2022 – $309,566, 2021 - $140,945) which is included in the above note under depreciation.

On December 14, 2022, the company entered into a conditional surrender agreement for the Surrey manufacturing facility and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971 respectively (Note 17). This amount is included in expenses in the statements of loss and comprehensive loss.

On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. The sublease arrangement triggers an impairment assessment of the right-of-use asset of $175,397 (Note 6) and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totaling $223,447 (Note 17).

Refer to Note 6 for further information with respect of right-of-use assets acquired under lease agreements.

Damon Audited Financial Statements

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2023	2022
	$	$
Accounts payable	3,882,928	821,730
Accrued liabilities	3,223,353	1,572,379
	7,106,281	2,394,109

6. LEASES

Operating leases

On September 1, 2019, the Company entered into a lease for its office and operating premises at 708 Powell Street, Vancouver, British Columbia, Canada for a period of five years. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 1.2 years. On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. Under the sublease arrangement, the Company is not relieved of its primary obligation under the headlease, therefore, the headlease and sublease is accounted separately. The sublease triggers an impairment assessment of the headlease and as a result, the Company recorded an asset impairment of $175,397 (Note 4) and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totaling $223,447 (Note 17). Following the impairment assessment, the headlease continued to be recognized as a single lease cost but will no longer be recognized on a straight-line basis. The sublease is recorded as a operating lease and the Company recorded rental income on the operating lease of $37,956 for the year ended June 30, 2023.

On July 1, 2021, the Company entered into a two-year lease agreement on a 3,360 square foot office and warehouse facility located in San Rafael, California, USA with a commencement date of August 1, 2021. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 0.1 year.

On July 5, 2021, the Company began its fixturing period on a 15,707 square foot office facility in Vancouver, British Columbia, Canada with a lease commencement date of September 1, 2021. The incremental borrowing rate was estimated to be 12% and the remaining term on this sublease as at June 30, 2023 is 2.9 years.

On July 15, 2021, the Company entered into a 10-year lease agreement on a 109,820 square foot manufacturing plant in Surrey, British Columbia, Canada and the incremental borrowing rate was estimated to be 14.2%. In the agreement, the Company has two (2) options to renew the Lease for a period of five (5) years each, but the renewal terms were not incorporated in capitalization of right-of-use asset and lease liability as the probability of the Company renewing the lease is very low. As part of the lease agreement, the Company and the Lessor mutually agreed for the Lessor to perform lessor-owned Tenant Improvements on the property which was capitalized as part of the right-of-use asset upon the lease commencement date. On July 15, 2021 the Company amended the termination right of the lease agreement giving the tenant the sole discretion to terminate the lease at any time after the 7th year of the lease, revising the non-cancellable term of the lease to 7-years. On September 29, 2022, the Lessor delivered notice of possession to allow the Company to begin fixturing. On December 14, 2022, the Company entered into Conditional Surrender of the Lease agreement to surrender the leased property due to change in corporate direction but does not release the Company of the lease obligation. As a result, the Company impaired the right-of-use assets to its $nil recoverable amount and recorded an asset impairment of $8,997,858 (Note 17).

The Company signed a Full Surrender agreement with the Lessor and the surrender agreement was effective as at June 30, 2023. As at June 30, 2023 the carrying value of the lease liability was 8,208,714 (Note 18). Under this agreement, the Company reached a final and full settlement with Lessor to fully surrender the property, settling all outstanding amount owing for a consideration made up of cash consideration of $566,465 (CAD$749,998) payable in 7 instalments, $375,000 convertible promissory notes (Note 8), forfeiture of standby letter of credit $1,100,248 (CAD$1,469,710) and payment of GST owing for tenant improvements ($185,529). As a result, for the year ended June 30, 2023, the Company recorded a gain of $6,167,001 (Note 18) from the final settlement and abandonment of the lease.

Damon Audited Financial Statements

On May 15, 2022, the Company entered into a 13.5-month lease agreement on a 1,210 square foot office located in San Rafael, California, USA with a commencement date of May 16, 2022. The incremental borrowing rate was estimated to be 12% and this lease has lapse as at June 30, 2023.

On September 12, 2022, the Company entered into a two year and four months lease agreement on a 18,110 square foot office and warehouse facility located in San Rafael, California, USA with a commencement date of October 1, 2022. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 1.6 year.

Finance leases

On October 1, 2017, the Company entered in to lease for an equipment trailer for a period of 66 months. The incremental borrowing rate was estimated to be 12% and this lease has lapse as at June 30, 2023.

On June 1, 2021, the Company entered into a lease for camera equipment for a period of 36 months. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 0.9 years.

On June 22, 2021, the Company entered into a lease for a vehicle for a period of 60 months. The incremental borrowing rate was estimated to be 4.89% and the remaining lease term as at June 30, 2023 is 2.9 years.

Presentation

The lease liability in connection with operating and finance leases are included in lease liabilities and current portion of lease liabilities on the consolidated balance sheets as follows:

	Operating lease	Finance leases	June 30, 2023
	$	$	$
Non-current portion of lease liabilities	621,325	190,774	812,099
Current portion of lease liabilities	740,486	12,363	752,849
Total lease liabilities	1,361,811	203,137	1,564,948

	Operating lease	Finance leases	June 30, 2022
	$	$	$
Non-current portion of lease liabilities	824,567	208,721	1,033,288
Current portion of lease liabilities	417,317	13,162	430,479
Total lease liabilities	1,241,884	221,883	1,463,767

The right-of-use assets in connection with leases are included under property and equipment on the consolidated balance sheets and are separately disclosed in Note 4.

Damon Audited Financial Statements

The following lease costs are included in the consolidated statements of loss and comprehensive loss:

	Year ended June 30, 2023	Year ended June 30, 2022	Year ended June 30, 2021
	$	$	$
Finance lease costs:
Amortization of right-of-use assets	47,868	58,683	12,388
Interest on lease liability	10,606	12,435	1,691
Operating lease costs	506,592	476,357	197,547
Total lease costs	565,066	547,475	211,626

The future payments due under operating and finance leases as at June 30, 2023 is as follows:

	Operating lease	Finance leases	Total
	$	$	$
Undiscounted lease payments:
Year ended June 30, 2024	868,836	22,082	890,918
Year ended June 30, 2025	536,134	16,480	552,614
Year ended June 30, 2026	257,471	191,411	448,882
After June 30, 2026	-	-	-
Total undiscounted lease payments	1,662,441	229,973	1,892,414
Discount	(300,630)	(26,836)	(327,466)
Lease liabilities	1,361,811	203,137	1,564,948

7. DEBT

	SR&ED financing facility	Promissory Note	Total
	$	$	$
Funds advanced	643,832	-	643,832
Interest accrued	13,794	-	13,794
Deferred financing fee	(6,438)	-	(6,438)
Accretion	6,296	-	6,296
Foreign exchange adjustment	(20,798)	-	(20,798)
Repayment	(636,686)	-	(636,686)
Balance, June 30, 2022	-	-	-
Funds advanced	1,152,413	728,332	1,880,745
Interest accrued	133,649	39,983	173,632
Deferred financing fee	(11,524)	-	(11,524)
Accretion	11,058	-	11,058
Foreign exchange adjustment	(33,784)	27,391	(6,393)
Repayment	(155,975)	-	(155,975)
Interest payment	-	(33,993)	(33,993)
Balance, June 30, 2023	1,095,837	761,713	1,857,550

Damon Audited Financial Statements

During the years ended June 30, 2023 and 2022 the Company executed the following debt transactions:

a) SR&ED Facility

The Company entered into a secured Scientific Research and Experimental Development (the “SR&ED”) loan agreement dated December 20, 2019 for SR&ED financing. The SR&ED loan accrues interest at a rate of 13% per annum, requires a 1% advance fee for each drawdown, and matures nine months after the fiscal year in which the advance was made. Due to the delays caused by the Canada Revenue Agency (“CRA”) audit process, the maturity date has been extended from September 30, 2023 to November 30, 2023.

The Company’s SR&ED loan agreement was secured against future SR&ED tax credit refunds expected to be received from year-end tax returns for 2022 submitted to CRA. As of June 30, 2023, 2022 SR&ED tax credit refund has been filed but not assessed and was under audit. Subsequent to the year end, on October 26, 2023, the Company received its tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 refund interest). Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest.

Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest on October 26, 2023.

b) Promissory Notes

On March 13, 2023, the Company issued an unsecured promissory note to arms-length parties with principal amount of $728,332 (CAD$1,000,000). The promissory note accrued simple interest of 18% per annum, payable in arrears quarterly. Any outstanding principal amount and any accrued and unpaid interest then outstanding is due and payable on the earlier of (i) the first anniversary of the issuance date; or (ii) the date of closing of a transaction effected by the Company in which the Company issues and sells equity securities, with the principal purpose of raising capital, for aggregate gross proceeds of at least $10,000,000.

8. CONVERTIBLE NOTES

	2023	2022
	$	$
Funds advanced	11,220,000	-
Convertible notes issued in settlement of lease obligation (Note 18)	375,000	-
Warrant bifurcated (Note 9)	(254,000)	-
Interest accrued	512,183	-
Changes in fair value of financial liabilities	2,874,000	-
	14,727,183	-

Damon Audited Financial Statements

Between October and November 2022, the Company issued three convertible promissory notes (“Tranche 1”) to arms-length parties with an aggregate principal amount of $5,700,000 at valuation cap of $350,000,000 and interest rate of 8% per annum, payable in arrears on July 1, 2023 and on the maturity date, June 30, 2024.

On April 25, 2023, the Tranche 1 convertible promissory notes holder with aggregate principal amount of $700,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. Revised date of October 1, 2023 resulted in deferral of interest payable date by 3 months. The amendment of Tranche 1 on April 25, 2023 was determined to be a modification of a financial liability and the changes in fair value before and after modification was recorded to the statement of loss and comprehensive loss.

Between January to February 2023, the Company issued six convertible promissory notes (“Tranche 2”) to arms-length parties with an aggregate principal amount of $1,020,000 and $100,000 at valuation cap of $150,000,000 and $125,000,000 respectively, with interest rate of 12% per annum, payable in arrears on July 1, 2023 and the maturity date, June 30, 2024. The Tranche 2 convertible notes interest of $51,784 due on July 1, 2023 was not paid as of the date of this report and the Company is in negotiation to include the interest due into the investment amount for conversion on closing (Note 24).

Between April to May 2023, the Company issued four convertible promissory notes (“Tranche 3”) to arms-length parties with an aggregate principal amount of $1,900,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on October 1, 2023 and on the maturity date, June 30, 2024.

On June 16, 2023, the Company issued five convertible promissory notes (“Tranche 4”) to arms-length parties with an aggregate principal amount of $2,500,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 15, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. Tranche 4 convertible promissory notes holders were also issued common share purchase warrant (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date.

On June 30, 2023, as part of the lease settlement (Note 6), the Company issued $375,000 convertible promissory notes (Note 8) to the Lessor as part of the consideration to fully surrender the manufacturing facility lease (Note 18). The note is issued at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 30, 2024.

The Company may not prepay the principal amount and the accrued and unpaid interest in whole or in part without the written consent of the convertible note holders. The convertible notes will rank pari passu in right of payment with respect to each other, and all payment to each of the convertible note holders will be made pro rata among the convertible note holders based upon the aggregate outstanding principal amount of the convertible promissory note immediately before any such payment.

Conversion events

In the event of a change of control, the convertible note holders would have had the right to either:

●	convert principal and unpaid interest into shares at a conversion price which is lower of (i) the respective valuation cap (for Tranche 4 and Tranche 5, the valuation cap is reduced to $93,750,000 if event of default occurs prior to conversion) multiplied by the diluted capitalization and (ii) discounted conversion price of 75% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) multiplied by the price per share ascribed to the common share in the change of control event; or

Damon Audited Financial Statements

●	require the Company to repurchase their convertible notes in cash, in whole or in part, at a price equal to 100% of the principal amount of the convertible notes plus accrued and unpaid interest (for Trances 1 through 3 and at 25% redemption premium for Tranche 4 and Tranche 5) thereon to the date of repurchase.

In the event of a qualified financing (for Tranches 1 through 3) or a Public company event, convertible notes include automatic mandatory conversion features resulting in the receipt of shares at a conversion price which is lower of (i) the valuation cap (for Tranche 4 and Tranche 5, the cap price further reduced to $94,000,000 if event of default occurs prior to conversion) divided by diluted capitalization immediately prior to the event of qualified financing or Public company event and (ii) the discounted conversion price of 25% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) applied to the lowest price paid/offered for equity security subject to a cap price of $125,000,000 multiplied by a price per share of the qualified financing or Public company event.

Diluted capitalization refers to aggregate number of outstanding common shares immediately prior to the closing or occurrence of a qualified financing, change of control, or Public company event, as applicable.

In the event that the convertible notes are not converted prior to maturity date, the Company is obligated to settle the convertible notes by paying in cash equivalent to 100% of the convertible notes principal amount and the accrued and unpaid interest.

As the conversion features were not required to be bifurcated and as none of the components of convertible note were required to be classified under equity, the Company made the election to measure the convertible notes (Tranches 1 through 5) subsequently at fair value through profit and loss.

At inception, the proceeds from the Tranche 4 convertible notes issued with detachable share purchase warrants were determined to be their fair values, were allocated between the convertible notes issued with detachable share purchase warrants based on the residual method. As the share purchase warrants are classified as derivative liabilities, the fair value of the convertible notes of $2,246,000 were determined as discussed below and the residual amount of $254,000 was allocated to the share purchase warrants (Note 9).

Management has determined that due to the complexity of the various embedded features and the short life expected of the notes, it will elect the fair value option under ASC 825-10-1 as the instruments are eligible for the fair value election under ASC 825-10. As a result, the entire convertible promissory note is carried at fair value and the difference between the aggregate fair value and aggregate unpaid principal balance of the convertible notes as at June 30, 2023 totaling $2,874,000 are accounted as changes in fair value of financial liabilities in the statement of loss and comprehensive loss. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

During the year ended June 30, 2023, the Company expensed $346,000 (2022 – nil) in transaction costs related to issuance of convertible promissory notes in the consolidated statement of loss and comprehensive loss.

The convertible notes Tranches 1 through 5 are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the year ended June 30, 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

9. DERIVATIVE WARRANT LIABILITIES

On June 16, 2023, in connection with the issuance of Tranche 4 convertible promissory notes to arms-length parties (Note 8), the Company issued common share purchase warrants (“warrant”). Each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

Damon Audited Financial Statements

In the event there is no effective registration statement or prospectus available for resale of shares under the warrant agreement within 180 days following the closing of the Public company event, the warrant holder can exercise the warrants, in whole or in part, on a cashless basis for the number of shares computed as:

i.	the difference between the exercise price and volume-weighted average price (“VWAP”) on trading day immediately preceding the date of notice of exercise provided notice is in accordance with section 2(a) of the note common share purchase agreement.

ii.	the difference between the exercise price and, at holder’s option:

a.	VWAP on trading day immediately preceding the date of notice of exercise; or

b.	Bid price of the Company’s common share on principal trading market on the date of notice of exercise.

iii.	the difference between the exercise price and VWAP on date of notice of exercise.

The warrant holder may be entitled to additional 3% shares of the unexercised part of the warrant (up to a maximum of 8%) that may be issued for each 30-day registration statement default past the registration deadline (i.e., 180 days of Public company event) along with liquidated damages up to a maximum of $250,000.

The warrant holder’s option for net cash settlement (equal to Black Scholes value) in the event a fundamental transaction occurs at or before a Public company event and which is within the control of the Company including approved by the Company’s Board. However, if the transaction is outside the control of the Company or board, the warrant holder shall receive the same form & type of consideration as received by common stockholders in connection with the fundamental transaction.

At inception, the proceeds from the Tranche 4 convertible notes (Note 8) were allocated between the convertible notes and the warrants based on the residual method with $254,000 allocated to the warrants and since the warrants did not meet the indexation and equity classification requirements, the warrants are classified as derivative liabilities. The warrants are subsequently remeasured at fair value and accounted as changes in fair value of derivative liabilities in the statement of loss and comprehensive loss.

Upon exercise, the holders will pay the Company the respective exercise price for each warrant exercised in exchange for one common share of the Company and the fair value at the date of exercise and the associated non-cash liability will be reclassified to share capital. The non-cash liability associated with any warrants that expire unexercised will be recorded as a gain in the consolidated statements of loss and comprehensive loss. Unexercised warrants shall be exercised automatically on a cashless basis on the termination date.

Changes in the value of the derivative liability related to the warrants for the year ended June 30, 2023 and 2022 were as follows:

	Number of warrants	Amount
	#	$
Bifurcated value of warrant	950,153	254,000
Change in fair value of derivative liabilities	-	267,950
Balance, June 30, 2023	950,153	521,950

Damon Audited Financial Statements

The following table provides the relevant information on the outstanding warrants as at June 30, 2023:

Date of issuance	Number of warrants outstanding	Number of warrants exercisable	Exercise price	Expiry date
	#	#	$
June 16, 2023	950,153	950,153	2.7364	June 15, 2028
	950,153	950,153

The fair value of derivative warrant liabilities was estimated by management at year end based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the period ended June 30, 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

10. FINANCIAL LIABILITY CONVERTIBLE TO EQUITY

As of June 30, 2021, the Company raised in total $20,530,415 in Tranche 5 and Tranche 6 SAFEs and recorded changes in SAFEs fair value of $13,923,627 during the period. During the year ended June 30, 2023, the Company issued $2,005,213 in Tranche 7 SAFEs for cash. Continuity of the individual SAFE transactions for the years ended June 30, 2023 and 2022 is as follows:

	Tranche 5	Tranche 6	Tranche 7
Maturity Date	December 31, 2021	December 31, 2021	June 30, 2024
Valuation Cap	CAD $32.5 million (US$25 million)	CAD $114.3 million (US$90 million)	CAD $195.0 million (US$150 million)	Total
	$	$	$	$
Balance, June 30, 2021	8,993,192	25,460,850	-	34,454,042
Changes in fair value	(327,388)	9,262,437	-	8,935,049
Converted to preferred shares	(8,665,804)	(34,723,287)	-	(43,389,091)
Balance, June 30, 2022	-	-	-	-
Issued	-	-	2,005,213	2,005,213
Foreign exchange adjustment	-	-	(45,243)	(45,243)
Changes in fair value	-	-	740,030	740,030
Balance, June 30, 2023	-	-	2,700,000	2,700,000

Damon Audited Financial Statements

During the year ended June 30, 2023, the Company expensed $23,009 (2022 – $17,496, 2021 - $88,361) in transaction costs in relation to issuance of SAFEs in the consolidated statement of loss and comprehensive loss.

The SAFEs are recorded as a liability measured at fair value at inception and subsequently carried at fair value with changes in fair value for June 30, 2023 of $740,030 (2022 – $8,935,049, 2021 – $13,923,627) recorded in the statement of loss and comprehensive loss.

For the year ended June 30, 2022, the Company converted Tranche 5 and Tranche 6 SAFEs with fair value $43,389,091 in to preferred shares.

At maturity, Tranche 5 and Tranche 6 SAFEs are automatically converted into preference shares of the Company at a conversion price which is the respective valuation cap divided by the Company capitalization as at the maturity date, except for Tranche 5, which is converted at a price of $1.0379. SAFEs may be converted or paid in cash on the occurrence of the following events/transactions before the maturity date:

●	In the event of equity financing, the SAFEs are automatically converted into preference shares at a conversion price which is the lower of (i) the valuation cap divided by the company capitalization as of that date and (ii) 80% of the equity financing price.

●	In the event of an initial public offering (IPO), the SAFE holders at their option have a right to receive either (i) cash equivalent to the respective SAFE proceeds or (ii) preference shares (Tranche 5) (common shares for Tranche 6), wherein the conversion price is 80% of the IPO price.

●	If there is a change of control or a dissolution event, the SAFE holders at their option have a right to receive either (i) cash equivalent to the respective SAFE proceeds or (ii) preference shares, wherein the conversion price is the valuation cap divided by the company capitalization as of the date of change of control or dissolution.

The Tranche 7 SAFEs may be converted or paid in cash on the occurrence of the following events/transactions before the maturity date:

●	In the event of equity financing, the Company will automatically issue to the SAFE holders a number of SAFE shares equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE Proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the conversion Price.

●	In the event of liquidation, SAFE holders at their option have a right to receive either (i) cash payment equivalent to the respective SAFE proceeds or (ii) automatically receive common shares (in the case of change of control) or listed securities (in the case of a Public company event), as applicable, that is equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE Proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the liquidity price, if the SAFE holders fails to select the cash option.

●	If there is a dissolution event, the SAFE holders at their option have a right to receive either (i) cash equivalent to the respective SAFE proceeds or (ii) automatically receive common shares that is equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the dissolution price, if the SAFE holders fails to select the cash option.

Damon Audited Financial Statements

At maturity, Tranche 7 SAFE holders automatically receive common shares of the Company that are equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the maturity conversion price.

The SAFEs are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, share purchase warrants, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, common shares, and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the period ended June 30, 2023, 2022 and 2021, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event:

	2023	2022	2021
Annualized volatility	70% – 90%	70% – 90%	75% – 95%
Expected time to liquidity	0.5 – 1.5 year	0.5 – 1 year	0.75 – 1.5 year
Dividend rate	0%	0%	0%
Risk-free interest rate	4.76 – 5.24%	0.39 – 1.63%	0.07 – 0.12%

During the year ended June 30, 2023, the common share price valuation estimate used for the SAFE valuation was $1.92.

During the year ended June 30, 2022, the preferred share price valuation estimate used for the SAFE valuation immediately prior to the conversion of the SAFEs was $4.46 (2021 - $2.34).

11. COMMITMENTS AND CONTINGENCIES

A summary of undiscounted liabilities and future operating commitments as at June 30, 2023 are as follows:

	Total	Within 1 year	2 - 5 years	Greater than 5 years
	$	$	$	$
Accounts payable and accrued liabilities	7,106,281	7,106,281	-	-
Customer deposits	488,569	488,569	-	-
Operating lease liabilities	1,361,811	740,486	621,325	-
Finance lease liabilities	203,137	12,363	190,774	-
Purchase obligations	2,410,455	2,170,752	239,703	-
Investment obligation	1,000,000	1,000,000	-	-
Total financial liabilities and commitments	12,570,253	11,518,451	1,051,802	-

In addition to the contractual obligations outlined in the above table, the Company has current debt of $1,857,550, due within one year of June 30, 2023 and convertible notes, derivative warrant liabilities and financial liabilities convertible to equity all recorded at their fair values aggregating $17,949,133.

The Company entered into a strategic partnership arrangement with the third-party. As part of the agreement, the Company agrees to invest an aggregate amount of $1,000,000 in the third-party subsidiary upon a future financing and negotiation of terms that are agreed to by both parties during the term of the agreement. As at the date of these financial statements no such arrangement has been made.

Damon Audited Financial Statements

On June 30, 2023, the Company signed a full Surrender agreement with the Lessor (Note 6). Per the agreement cash consideration must be paid on or before the dates set forth in the agreement (Note 18). In the event that the Company defaults on such payment obligations, the Company will immediately have to pay the Lessor the full amount of all rent and other amounts, which would have otherwise been payable by the Company during the term if the lease is not surrendered, less any cash consideration paid and any rent which the Landlord recovers (or is reasonably expected to recover) from any replacement tenant(s) at the Premises over the balance of the initial Term of the Lease. In circumstances where a replacement tenant has not yet been secured, then such rent will be estimated as of the date of default by an appraiser, less any costs and expenses of such reletting, including brokerage fees, solicitor’s fees, tenant inducements and of costs of alterations and repairs as may be necessary to relet the premises.

12. SHARE CAPITAL

a)	Authorized

The authorized share capital of the Company consists of the following:

i.	An unlimited number of common shares (“common shares”) without par value; and

ii.	An unlimited number of Class Seed preferred shares, Class A preferred shares and Class B preferred shares (collectively, “preferred shares”) without par value, issuable in series.

b)	Issued and outstanding

i.	As at June 30, 2023, the Company had 11,829,386 (2022 – 11,604,240) common shares outstanding.

ii.	As at June 30, 2023 and 2022, the Company had 16,758,528 preferred shares outstanding.

Common shares transactions

On June 24, 2022, the Company agreed to issue 216,000 common shares to certain non-employee consultants in exchange for advisory services to be provided over a twelve-month period pursuant to a standalone consulting agreement independent of the Company’s Stock Option Plan. The common shares carried a purchase price equivalent to the grant-date fair value but no cash proceeds were received by the Company in exchange for the shares to be issued given that they will be issued solely in exchange for future services to be provided by the recipients. Accordingly, stock-based compensation cost will be recorded based on the grant date fair value of the underlying common shares when the consulting services are provided over the twelve-month agreement period. Under the terms of the consulting agreement, the common shares comprise of twelve tranches of 18,000 common shares, each of which vests on the last day of each month over a twelve-month period beginning May 1, 2022 and ending April 30, 2023. As at June 30, 2023, 180,000 (2022 - 36,000) common shares have been issued for which the Company recognized $368,878 (2022 - $75,566) in stock-based compensation expense.

Damon Audited Financial Statements

Preferred shares transactions

During the year ended June 30, 2022, the Company issued the following:

i.	3,627,211 preferred shares for net proceeds of $25,262,364 in connection with its Series B financing round to raise up to $30,000,000 in funding.

ii.	8,091,493 preferred shares on conversion of SAFEs (Note 10) to the value of ($43,389,091).

Rights and privileges of preferred shareholders

Preferred shareholders hold the option to convert their preferred shares to common shares at any time based on a Conversion Price. The Conversion Price is initially equal to the price of the first share issued in the preferred shares class. Thereafter the Conversion Price is symmetrically adjusted for common share issuances to prevent anti-dilution. The anti-dilution clause maintains the relative rights of the common and preferred shareholders, and its effect is that those relative rights remain the same immediately before and immediately after the issuance of common shares.

On any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company, each holder of outstanding preferred shares is entitled to cast the number of votes equal to the number of whole common shares into which the preferred shares are convertible as of the record date for determining shareholders entitled to vote on such matter.

The Company shall not declare, pay or set aside any dividends on shares of any other class unless the holders of the preferred shares first receive, or simultaneously receive, a dividend on each outstanding preferred share in an amount at least equal to the dividend received should the preferred shares be converted to common shares as of the record date for determination of holders entitled to receive such dividend.

In the event of liquidation, dissolution or winding up of the Company, before any payment shall be made to the holders of common shares by reason of their ownership thereof, the holders of each series of preferred shares, shall be entitled to be paid out of the funds and assets available for distribution to its shareholders, an amount per share equal to the greater of the original issue price for such series of preferred shares plus any dividends declared by unpaid thereon, or such amount per share as would have been payable had all shares of such series of preferred shares been converted into common shares.

c)	Stock options

On August 30, 2017 (and amended on June 24, 2021), the Board adopted a Stock Option Plan which provides that the Board may from time to time, in its discretion, grant to directors, officers, employees, and consultants, non-transferable stock options to purchase common shares of the Company. As per the terms of the Stock Option Plan, the requisite vesting period of the employees is generally four years.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model.

The following assumptions were used in determining the fair value of options granted during the year ended June 30, 2023, 2022 and 2021:

	June 30, 2023	June 30, 2022	June 30, 2021
Annualized volatility	80%	80%	80%
Expected life	10 years	10 years	2 - 10 years
Dividend rate	0%	0%	0%
Risk-free interest rate	3.1% - 3.14%	1.22% - 3.45%	0.41% - 1.39%
Forfeiture rate	0%	0%	0%
Share price estimate on date of grant	CAD$2.34 - CAD2.55	CAD$2.68 - CAD$2.89	CAD$0.57 - CAD$1.35

Damon Audited Financial Statements

A summary of the changes in the Company’s stock options is as follows:

	Stock options	Weighted average exercise price	Aggregate intrinsic value
	#	CAD$	$
Outstanding, June 30, 2021	10,860,809	0.42	20,931,646
Granted	1,473,099	2.10	1,488,314
Cancelled	(462,317)	0.20	1,198,535
Exercised	(244,655)	0.21	572,498
Outstanding, June 30, 2022	11,626,936	0.64	18,696,571
Granted	721,568	2.68	-
Expired	(955,045)	0.49	1,485,013
Cancelled	(1,209,776)	1.65	909,649
Exercised	(45,146)	0.17	80,740
Outstanding, June 30, 2023	10,138,537	0.68	14,286,723

	Stock options	Weighted average exercise price	Aggregate intrinsic value

Exercisable, June 30, 2022	8,443,510	0.46	14,791,883
Exercisable, June 30, 2023	8,798,814	0.53	13,448,264

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common shares for all stock options that had exercise prices lower than the fair value of the Company’s common shares. The weighted average grant date fair value per share of stock options granted during the years ended June 30, 2023, 2022 and 2021 was CAD$2.21, CAD$2.35 and CAD$1.19, respectively.

Damon Audited Financial Statements

The following table summarizes the stock options outstanding as at June 30, 2023 and 2022:

Expiry date	Exercise price	2023	2022
	CAD$	#	#
September 1, 2023	$0.26	56,000	56,000
November 1, 2023	$0.26	56,000	56,000
April 9, 2024	$0.26	56,000	56,000
September 1, 2024	$0.60	112,000	112,000
December 1, 2024	$1.04	106,000	106,000
February 1, 2029	$0.12	15,000	30,000
December 3, 2029	$0.12	2,385,251	2,385,251
April 15, 2030	$0.12	220,086	220,086
April 2, 2030	$0.12	30,000	30,000
June 4, 2030	$0.12	2,000	2,000
January 27, 2025	$5.15	493,127	493,127
March 31, 2031	$0.20	4,526,759	5,547,600
April 12, 2031	$0.20	936,788	1,086,954
September 17, 2031	$0.20	115,519	313,505
November 26, 2031	$0.20	5,000	5,000
June 24, 2032	$2.68	512,263	1,127,413
September 22, 2032	$2.68	322,577	-
January 10, 2033	$2.68	188,167	-
		10,138,537	11,626,936
Weighted average remaining contractual life outstanding		7.0 years	8.1 years

During the year ended June 30, 2023, the Company expensed $1,472,634 related to the vesting of stock options (2022 – $2,323,294, 2021 – $5,845,855).

Cash received by the Company upon the exercise of stock options during the years ended June 30, 2023, 2022 and 2021 amounted to $5,751, $40,946 and $22,573 respectively.

13. RELATED PARTY TRANSACTIONS

Key management includes officers and senior management. The compensation paid or payable to key management for employee services, including amortization of stock-based compensation, is shown in the table below.

	2023	2022	2021
	$	$	$
Salaries and wages	940,632	3,098,008	1,148,045
Contractor and consultant fees	-	13,416	603,256
Stock-based compensation	(6,922)	965,557	4,636,321
Severance payments	421,716	-	-
	1,355,426	4,076,981	6,387,622

As at June 30, 2023, $852,436 (2022 - nil) was due to remuneration payable to key management and included accrued liabilities.

Damon Audited Financial Statements

14. RESEARCH AND DEVELOPMENT, NET

The following amounts are included in research and development expenses for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Salaries and wages	8,418,133	7,406,673	1,543,305
Lab supplies and materials	5,135,769	4,700,997	531,365
Contractors and consultants	1,129,714	3,655,903	2,205,074
Stock-based compensation	789,486	1,303,706	1,012,954
Rent and insurance	1,430,985	532,065	-
Travel, meals and entertainment	234,877	413,848	-
Subscriptions and dues	252,328	335,762	-
General expenses and others	163,282	444,652	-
Canadian Scientific Research & Development tax credits	-	(570,291)	(248,123)
Industrial Research Assistance Program grant funding	(102,825)	(56,879)	(277,250)
	17,451,749	18,166,436	4,767,325

15. GENERAL AND ADMINISTRATIVE

The following amounts are included in general and administrative expenses for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Salaries and wages	2,188,438	1,422,378	937,287
Contractors and consultants	1,153,912	1,343,542	1,310,363
Professional fees	1,996,899	914,818	354,385
Stock-based compensation	914,408	829,288	3,892,417
Rent and insurance	472,601	144,239	216,096
Travel, meals and entertainment	286,444	52,270	46,130
Subscriptions and dues	441,141	31,788	240,774
General expenses and others	281,340	39,927	107,635
	7,735,183	4,778,250	7,105,087

Damon Audited Financial Statements

16. SALES AND MARKETING

The following amounts are included in sales and marketing expenses for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Marketing and promotion	1,273,680	2,587,198	878,647
Salaries and wages	793,209	1,270,935	297,870
Stock-based compensation	128,996	190,301	236,527
Contractors and consultants	98,889	11,861	7,045
Rent and insurance	435,517	136,977	-
Travel, meals and entertainment	14,751	110,336	-
General expenses and others	2,750	109,557	-
	2,747,792	4,417,165	1,420,089

17. ASSET IMPAIRMENT

The following amounts are included in asset impairment for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Impairment arising from sublease (Note 4):
- Right-of-use asset (Note 6)	175,397	-	-
- Leasehold improvements	48,050	-	-
	223,447	-	-
Impairment arising from conditional surrender of leased manufacturing plant (Note 4):
- Right-of-use asset (Note 6)	8,997,858	-	-
- Construction in progress	249,971	-	-
	9,247,829	-	-
	9,471,276	-	-

On December 14, 2022, the Company entered into Conditional Surrender agreement to surrender the leased manufacturing plant in Surrey due to change in corporate direction. In the agreement, the Company surrenders the leased property to the Lessor, covenants the Lessor to use commercially reasonable efforts to find a replacement tenant for the lease property and agreed that the Lessor can draw on the standby letter of credit but did not release the Company of its lease obligation. As a result, the Company impaired the assets to its recoverable amount, $nil and recorded an asset impairment of $9,247,829. Subsequent to the impairment, the Company continued to negotiate for surrender of the leased property, to secure full release from all the obligation related to the leased and settlement of all amounts owing which resulted in net loss on termination of lease of $3,080,828 (Note 18).

Damon Audited Financial Statements

18. GAIN FROM RELEASE OF LEASE OBLIGATION

The Company signed a Full Surrender agreement with the Lessor to surrender the Surrey manufacturing facility and the surrender agreement was effective as at June 30, 2023. Under this agreement, the Company reached a final and full settlement with the Lessor to fully surrender the leased property, settling all outstanding amounts owing under the lease of Surrey manufacturing plant for a consideration made up of the following:

●	restricted cash deposit surrendered $1,100,248 (CAD$1,469,710), fully drawn as of June 30, 2023;

●	cash consideration of $566,465 (CAD$749,998) payable in 7 instalments over 1 year per table below;

●	issuance of $375,000 Tranche 5 convertible promissory notes (Note 8); and

●	GST owing for tenant improvements.

A summary of the cash payment date for the cash consideration are as follows:

	Consideration amount		Payment date
	US$	CAD$
1st payment	75,527	100,000	On or before September 19, 2023
2nd payment	81,823	108,333	On or before September 19, 2023
3rd payment	81,823	108,333	On or before November 1, 2023
4th payment	81,823	108,333	On or before January 1, 2024
5th payment	81,823	108,333	On or before March 1, 2024
6th payment	81,823	108,333	On or before May 1, 2024
7th payment	81,823	108,333	On or before July 1, 2024
Total cash consideration	566,465	749,998

As a result, for the year ended June 30, 2023, the Company recorded a gain of $6,167,001 from the final settlement and abandonment of the lease as follows:

	2023	2022	2021
	$	$	$
Settlement:
- Restricted cash deposit surrendered	1,100,248	-	-
- Cash payable over 1 year	566,465	-	-
- Convertible promissory note issued, at fair value (Note 8)	375,000	-	-
- GST on tenant improvements	185,529	-	-
	2,227,242	-	-
Lease obligation released	(8,208,714)	-	-
Amount owing on GST for tenant improvements	(185,529)	-	-
Gain from release of lease obligation	(6,167,001)	-	-
Asset and right-of-use asset impairment for Surrey manufacturing facility (Note 17)	9,247,829	-	-
Net loss on termination of lease	3,080,828	-	-

Damon Audited Financial Statements

19. FINANCE EXPENSE

Finance expense includes the following amounts for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Financing fees and other	432,312	44,817	9,569
Interest on debt (Note 7)	173,632	13,794	11,089
Interest on convertible notes (Note 8)	512,183	-	-
Interest on finance lease (Note 6)	10,606	12,435	1,691
Accretion (Note 7)	11,058	6,296	1,582
Interest income	(48,094)	-	-
	1,091,697	77,342	23,931

20. INCOME TAXES

The following is a reconciliation between statutory income taxes and the income tax expense for years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Loss for the period (100% in Canadian tax jurisdiction)	37,012,609	36,736,110	27,397,797
Combined federal and provincial rate	27%	27%	27%
Tax recovery at statutory rate	(9,994,000)	(9,919,000)	(7,397,000)
Impact of permanent differences	1,608,000	3,249,000	5,177,000
SR&ED and IRAP government assistance	(209,000)	(158,000)	140,000
Foreign exchange and other	506,000	109,000	(247,000)
Change in valuation allowance	8,089,000	6,719,000	2,327,000
Income tax expense	-	-	-

Damon Audited Financial Statements

The significant components of the Company’s recognized deferred tax assets that have been included on the consolidated balance sheets for the years ended June 30, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
	$	$	$
Non-capital losses available for future periods	102,000	41,000	38,000
Property and equipment including right of use asset, net of lease liability	(63,000)	(16,000)	(17,000)
SR&ED tax credits and costs deductible in future periods	(39,000)	(25,000)	(21,000)
Deferred income tax assets	-	-	-

The significant components of the Company’s unrecognized deferred tax assets that have not been included on the consolidated balance sheets for the years ended June 30, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
	$	$	$
Share issuance costs	596,000	448,000	48,000
Non-capital losses available for future periods	56,715,000	30,250,000	10,780,000
Property and equipment including right of use asset, net of lease liability	1,965,000	2,135,000	52,000
SR&ED tax credits and costs deductible in future periods	6,905,000	3,585,000	1,087,000
Net unrealized deferred income tax assets	66,181,000	36,418,000	11,967,000
Valuation allowance	(66,181,000)	(36,418,000)	(11,967,000)
	-	-	-

The Company has unclaimed Canadian SR&ED expenditures of approximately $6,902,000 as at June 30, 2023 (2022 – $4,127,000), which can be carried forward indefinitely to reduce future years’ taxable income. The balance is included as a reduction to research and development expense.

The Company has also received approximately $277,000 (over 2019, 2020, 2021, 2022 and 2023) in assistance from the Government of Canada through the Industrial Research Assistance Program (“IRAP”) administered by the National Research Council of Canada.

At June 30, 2023, the Company had Canadian non-capital losses carry-forward of $48,138,000 (2022 – $27,831,000, 2021 – $10,865,000) which expires over 2037 through 2043 and a US net operating loss carry-forward of $9,020,000 (2022 – $2,571,000, 2021 – $55,000) which can be carried forward indefinitely.

The amount and expiry date of deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax asset is recognized in the statement of financial position are as follows:

Jurisdiction	Expiry	Operating Losses	SR&ED Expenditure Pool
		$	$
Canada	Indefinite	-	6,902,000
Canada	2037 – 2043	48,138,000	-
US	Indefinite	9,020,000	-
		57,158,000	6,902,000

Damon Audited Financial Statements

21. SEGMENT REPORTING

ASC 280 - Segment Reporting establishes standards for reporting information about operating segments on a basis consistent with internal organization reporting used by the Company’s chief operating decision maker, our CEO, for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is pre-revenue and pre-production and operates as a single reportable operating segment.

The following table shows long lived asset information by geographic segment at June 30, 2023 and 2022:

	2023	2022
	$	$
Canada	1,140,519	2,158,121
United States	863,547	596,172
	2,004,066	2,754,293

22. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a)	Fair value of financial assets and liabilities

The Company reports all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2:	Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Inputs are unobservable inputs for the asset or liability. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

All financial instruments are initially measured and recognized at fair value, and thereafter recognized at cost, or amortized cost; except for convertible notes, warrants and SAFEs which are subsequently measured at fair value through the statement of loss and comprehensive loss. As at June 30, 2023, the carrying values of cash, prepaids, deposits and other receivables, long-term deposits, accounts payable and accrued liabilities, and customer deposits approximate their respective fair values due to the short-term nature of these instruments.

At June 30, 2023, June 30, 2022 and June 30, 2021, the Convertible Notes and SAFEs that are measured at fair value on a recurring basis are categorized as Level 3. For assets and liabilities recognized at fair value on a recurring basis, the Company reassesses categorization to determine whether changes have occurred between the hierarchy levels at the end of each reporting period.

Damon Audited Financial Statements

The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (see Note 10).

Areas of significant judgement are the risk-free rate, volatility rate, dividend yield, term to liquidation, discount for lack of marketability, most recent financing rounds and implied equity value per letter of intent.

These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company reassesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

A significant increase/decrease in some of those unobservable inputs would result in a significantly higher/lower fair value measurement.

During the year ended June 30, 2023, the Company recognised fair value adjustments with respect to financial instruments categorized as Level 3 of $3,881,980 (2022 – $8,935,049, 2021 – $13,923,627) in the statement of loss and comprehensive loss as changes in fair value of financial liabilities. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

There were no transfers into or out of the Level 3 hierarchy during the year.

b)	Risk management

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk.

Credit risk

The Company is exposed to credit risk through its cash balance and operating lease deposit for its office and operating premises. The Company manages its credit risk by investing its cash balance with a reputable and major financial institution.

Liquidity risk

The Company monitors its cash balances and cash invested to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis, monitoring, and review of forecasted and actual cash flows and managing operation and capital finding requirements on a planning and projected basis. The Company’s accumulated deficit and expected future losses cast substantial doubt upon the Company’s ability to continue as a going concern (Note 1).

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as foreign exchange rates.

Foreign currency risk

The Company’s lease liabilities and various operating expenses on the financial statements are denominated in Canadian dollars, and therefore are exposed to fluctuations in foreign currency exchange rates. The Company evaluated the exposure to foreign currency risk and concluded that it is not material.

Damon Audited Financial Statements

23. SUPPLEMENTAL CASH FLOW INFORMATION

Cash, cash equivalent and restricted cash comprises the following:

	2023	2022	2021
	$	$	$
Cash	2,069,056	8,958,448	11,964,312
Restricted cash	-	1,140,283	-
	2,069,056	10,098,731	11,964,312

	2023	2022	2021
	$	$	$
Interest on debt paid	33,993	-	-
Interest on finance leases paid	10,606	12,435	1,903

Summary of non-cash investing and financing transactions for the years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
SAFEs converted to preferred shares (Note 10)	-	43,389,091	-
Debt settled via SAFE issuance (Note 10(b))	-	-	60,822
Debt settled via preferred shares issuance (Note 12(b))	-	-	8,626
Common shares issued for services (Note 12(b))	368,878	75,566	-
Operating lease capitalized	9,865,904	1,123,630	254,663
Convertible promissory notes issued for settlement of lease (Note 8 and Note 18)	375,000	-	-

24. SUBSEQUENT EVENTS

Subsequent events reported up to December 28, 2023:

i.	The Company secured $9,575,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after from issuance date. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 notes (Note 8).

These convertible promissory notes holders were also issued 3,636,143 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. Each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and conditions for these warrants are the same as those issued during the year (Note 9).

Damon Audited Financial Statements

ii.	On September 18, 2023, the Company entered into an agreement amending the severance agreement with a former executive to settle portion of the severance payment amount by issuing 95,380 common stock that have a value of US$2.7364 for a total value of CAD$345,725 and the remaining balance outstanding continue to be paid in cash.

iii.	On October 20, 2023, the Company received Notice of Assessment for 2022 SR&ED tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 interest) from Canada Revenue Agency and the tax credit refund was received in full on October 26, 2023.

Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest on October 26, 2023.

iv.	On October 11, 2023, the Tranche 1 convertible notes holder with principal amount of $5,000,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. Revised date of October 1, 2023 resulted in deferral of interest payable date by 3 months.

v.	The Company negotiated to defer payments of convertible debt interest (see Note 8) and include the interest amount into the investment amount for conversion on closing date, June 30, 2024. The agreement for the deferment of the interest due on July 1st, 2023 for Tranche 2 of $51,784, and on October 1st, 2023 for Tranche 1 and Tranche 3 of $581,096 and $100,537 respectively.

vi.	On October 23, 2023, Damon Motors Inc. entered into a Business Combination agreement with Inpixon (NASDAQ: INPX).

vii.	On December 11, 2023, the Company received its Notice of Assessment for 2023 SR&ED tax credit refund amount of $1,082,895 (CAD$1,470,725 made up of CAD$1,461,087 in investment tax credit refund and CAD$9,638 interest) from CRA and the tax credit refund was received in full on December 15, 2023.

DAMON MOTORS INC.

Condensed Interim Consolidated Financial Statements

For the three and nine months ended March 31, 2024 and 2023

(Unaudited)

(Expressed in United States dollars)

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS

As at March 31, 2024 and June 30, 2023

(Expressed in United States dollars)

	Notes	March 31, 2024	June 30, 2023
		$	$
ASSETS

Current assets
Cash		24,010	2,069,056
Prepaids, deposits and other receivables		195,359	255,582
Current assets		219,369	2,324,638
Non-current assets
Premises lease deposits		176,293	187,435
Property and equipment, net	4	1,362,847	2,004,066
Non-current assets		1,539,140	2,191,501
Total assets		1,758,509	4,516,139

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	5, 13	6,453,098	7,106,281
Customer deposits		485,869	488,569
Current portion of operating lease liabilities	6	613,282	740,486
Current portion of finance lease liabilities	6	8,115	12,363
Debt	7	-	1,857,550
Convertible notes	8	34,120,538	14,727,183
Derivative warrant liabilities	9	5,565,225	521,950
Financial liability convertible to equity	10	3,000,000	2,700,000
Current liabilities		50,246,127	28,154,382
Non-current liabilities
Non-current portion of operating lease liabilities	6	298,259	621,325
Non-current portion of finance lease liabilities	6	181,035	190,774
Other non-current liabilities		18,662	19,099
Non-current liabilities		497,956	831,198
Total liabilities		50,744,083	28,985,580

SHAREHOLDERS’ DEFICIT

Common shares	12	1,916,918	1,285,788
Preferred shares	12	71,590,087	71,590,087
Additional paid in capital	12	9,751,751	9,294,030
Accumulated deficit		(132,244,330)	(106,639,346)
Total shareholders’ deficit		(48,985,574)	(24,469,441)
Total liabilities and shareholders’ deficit		1,758,509	4,516,139

Going Concern (Note 1)

Commitments and Contingencies (Note 11)

Subsequent Events (Note 23)

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except number of shares)

		Three months ended March 31,		Nine months ended March 31,
	Notes	2024	2023	2024	2023
		$	$	$	$
Expenses
Research and development, net	13, 14	1,805,747	2,707,141	3,760,318	15,152,839
General and administrative	13, 15	1,531,065	2,291,696	4,895,715	5,693,555
Sales and marketing	13, 16	201,509	498,681	774,481	2,209,786
Depreciation	4	74,791	89,352	229,643	281,780
Asset and right-of-use asset impairment	17	-	-	-	9,471,276
		3,613,112	5,586,870	9,660,157	32,809,236
Other expenses
Changes in fair value of financial liabilities	8,9,10	8,200,745	-	12,939,830	2,374,022
Loss on debt settlement	8	720,320	-	720,320	-
Finance expense	18	700,093	249,845	2,461,252	435,538
Foreign exchange (gain)/loss		(137,337)	13,674	(176,575)	75,060
		9,483,821	263,519	15,944,827	2,884,620

Loss and comprehensive loss		13,096,933	5,850,389	25,604,984	35,693,856

Loss per share:
Basic and diluted – common shares		1.06	0.50	2.11	3.03

Weighted average number of shares outstanding:
Basic and diluted – common shares		12,303,733	11,790,656	12,135,890	11,788,338

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except number of shares)

	Common shares		Preferred shares		Additional paid in capital	Accumulated Deficit	Shareholders’ deficit
	#	$	#	$	$	$	$
As at June 30, 2023	11,829,386	1,285,788	16,758,528	71,590,087	9,294,030	(106,639,346)	(24,469,441)
Issuance of shares, net of issuance costs	95,380	260,999	-	-	-	-	260,999
Stock-based compensation	-	-	-	-	204,159	-	204,159
Stock options exercised	130,936	149,166	-	-	(129,642)	-	19,524
Loss and comprehensive loss for the period	-	-	-	-	-	(5,377,191)	(5,377,191)
As at September 30, 2023	12,055,702	1,695,953	16,758,528	71,590,087	9,368,547	(112,016,537)	(29,361,950)
Stock-based compensation	-	-	-	-	153,900	-	153,900
Stock options exercised	219,625	178,167	-	-	(143,830)	-	34,337
Loss and comprehensive loss for the period	-	-	-	-	-	(7,130,860)	(7,130,860)
As at December 31, 2023	12,275,327	1,874,120	16,758,528	71,590,087	9,378,617	(119,147,397)	(36,304,573)
Stock-based compensation	-	-	-	-	27,140	-	27,140
Stock options exercised	39,167	42,798	-	-	(36,966)	-	5,832
Common share purchase warrants	-	-	-	-	382,960	-	382,960
Loss and comprehensive loss for the period	-	-	-	-	-	(13,096,933)	(13,096,933)
As at March 31, 2024	12,314,494	1,916,918	16,758,528	71,590,087	9,751,751	(132,244,330)	(48,985,574)

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

	Common shares		Preferred shares		Additional paid in capital	Accumulated Deficit	Shareholders’ deficit
	#	$	#	$	$	$	$
As at June 30, 2022	11,604,240	859,764	16,758,528	71,590,087	7,872,791	(69,626,737)	10,695,905
Issuance of shares, net of issuance costs	54,000	110,746	-	-	-	-	110,746
Stock-based compensation	-	-	-	-	674,668	-	674,668
Loss and comprehensive loss for the period	-	-	-	-	-	(8,950,529)	(8,950,529)
As at September 30, 2022	11,658,240	970,510	16,758,528	71,590,087	8,547,459	(78,577,266)	2,530,790
Issuance of shares, net of issuance costs	54,000	106,584	-	-	-	-	106,584
Stock-based compensation	-	-	-	-	704,583	-	704,583
Stock options exercised	6,416	14,831	-	-	(13,938)		893
Loss and comprehensive loss for the period	-	-	-	-	-	(20,892,937)	(20,892,937)
As at December 31, 2022	11,718,656	1,091,925	16,758,528	71,590,087	9,238,104	(99,470,203)	(17,550,087)
Issuance of shares, net of issuance costs	54,000	107,002	-	-	-	-	107,002
Stock-based compensation	-	-	-	-	(74,287)	-	(74,287)
Loss and comprehensive loss for the period	-	-	-	-	-	(5,850,389)	(5,850,389)
As at March 31, 2023	11,772,656	1,198,927	16,758,528	71,590,087	9,163,817	(105,320,592)	(23,367,761)

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended March 31, 2024 and 2023

(Expressed in United States dollars)

	Nine months ended March 31,
	2024	2023
	$	$
Operating activities
Loss for the period:	(25,604,984)	(35,693,856)
Adjusted for:
Depreciation	229,643	281,780
Amortization of operating lease right-of-use asset	411,576	631,974
Stock-based compensation	385,199	1,304,964
Debt accretion	-	11,058
Accrued interest expense added to debt	977,193	363,259
Interest expense on finance leases	7,237	8,055
Accrued unpaid interest on operating lease settled	-	527,623
Changes in fair value of financial liabilities	12,939,830	2,374,022
Loss on debt settlement	720,320	-
Unrealized foreign exchange gain	(147,124)	12,668
Asset impairment	-	9,471,276

Changes in non-cash working capital items:
Prepaid expenses and deposits	71,365	212,468
Accounts payable and accrued liabilities	(303,793)	3,239,105
Operating lease	(430,353)	(321,977)
Customer deposits	(2,700)	105,248
Cash used in operating activities	(10,746,591)	(17,472,333)

Investing activities
Long term prepayment	-	(773,870)
Equipment purchase	-	(4,811)
Cash used in investing activities	-	(778,681)

Financing activities
Payments on finance leases	(16,609)	(17,701)
Proceeds from SR&ED facility, net of deferred financing fee	-	1,140,889
Proceeds from SAFEs issued	-	2,005,213
Proceeds from convertible notes	9,575,000	6,820,000
Proceeds from promissory notes	-	728,332
Repayment of SR&ED loan	(916,539)	(155,975)
Proceeds from exercise of stock options	59,693	893
Cash provided by financing activities	8,701,545	10,521,651

Net change in cash and restricted cash during the period	(2,045,046)	(7,729,363)
Cash and restricted cash at beginning of period	2,069,056	10,098,731
Cash and restricted cash at end of period (Note 22)	24,010	2,369,368

Supplemental Cash Flow Information (Note 22)

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of operations

Damon Motors Inc. was incorporated on July 22, 2016, under the laws of British Columbia. The Company’s registered address is Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, V6C 2B5 and head office and principal address is 704 Alexander Street, Vancouver, British Columbia, V6A 1E3, Canada. The Company is a leading light electric vehicle manufacturer currently focused on electric motorcycles including proprietary electric powertrain, shifting and predictive awareness technologies. The Company has a single reportable segment based on operations given that the Company is engaged in only the manufacture of motorcycles in North America, management views the business as a single reporting segment. See Segment Reporting (Note 20).

On April 26, 2021, the Company formed a wholly owned subsidiary, Damon Motors Corporation, a corporation organized and registered in the state of Delaware, USA.

These condensed interim unaudited consolidated financial statements include the accounts of Damon Motors Inc. and Damon Motors Corporation, collectively the “Company.”

These condensed interim unaudited consolidated financial statements (the “financial statements”) have been prepared using accounting principles applicable to a going concern which assumes that the Company will be able to continue in operation for the foreseeable future and meet its obligations as they come due.

The Company is subject to a number of risks, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in electric automotive technology.

Going concern

The Company has incurred net losses of $25,604,984 and utilized $10,746,591 cash in operations for the nine months ended March 31, 2024 and has accumulated a deficit as at March 31, 2024 of $132,244,330 and expects to incur future additional losses. These conditions indicate material uncertainties that cast substantial doubt upon the Company’s ability to continue as a going concern within one year after financial statement issuance date.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to fund its research and development, complete the construction of its manufacturing facility for the eventual production of electrical motorcycles and meets its obligations and repay its liabilities arising from normal business operations when they come due.

The Company’s plans include the business combination described in Note 2 below as well as obtaining associated debt and equity financing. The Company cannot provide assurance that the Company will secure financing in a timely manner. The Company has historically satisfied its capital needs primarily by issuing debt and equity securities. The financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

2.	BASIS OF PRESENTATION

a)	Basis of presentation

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for annual audited financial statements and should be read in conjunction with the Company’s annual audited consolidated financial statements as at and for the year ended June 30, 2023.

The same accounting policies were used in the preparation of these unaudited condensed interim consolidated financial statements as for the most recent audited annual consolidated financial statements. These condensed interim consolidated financial statements are unaudited and reflect adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods in accordance with U.S. GAAP.

b)	Basis of measurement

These financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at their fair value as explained in the accounting policies set out below. In addition, these financial statements have been prepared using the accrual basis of accounting.

c)	Consolidated statements

The condensed interim unaudited consolidated financial statements incorporate the financial statements of the Company and its consolidated subsidiary, over which the Company has control. Control occurs when the Company has power over the investee; is exposed, or has rights, to variable returns from its involvement with the investee; and has the ability to use its power over the investee to affect its returns. All intercompany transactions and balances between the Company and the subsidiary are eliminated on consolidation.

d)	Business combination with XTI Aerospace, Inc. (“XTI Aerospace” and formerly known as Inpixon)

On October 23, 2023, Damon Motors Inc. (“Damon”) entered into a Business Combination agreement with XTI Aerospace (NASDAQ: XTIA), Grafiti Holding Inc. (“Grafiti”), a British Columbia corporation and wholly owned subsidiary of XTI Aerospace, 1444842 B.C. Ltd., and a wholly owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly owned subsidiary of Grafiti (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti Common Shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, and approval of the listing of the Grafiti Common Shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Business Combination.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

2.	BASIS OF PRESENTATION (continued)

d)	Business combination with XTI Aerospace, Inc. (“XTI Aerospace” and formerly known as Inpixon) (continued)

Upon the consummation of the Business Combination (the “Closing”), both Grafiti Limited (formerly known as Inpixon UK Ltd.), a subsidiary of Grafiti and the Damon Surviving Corporation will be wholly owned subsidiaries of Grafiti, which will adopt a new name as determined by Damon.

Holders of Grafiti Common Shares and warrants, including management of XTI Aerospace that hold Grafiti Common Shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18% of the outstanding capital stock of the combined company, determined on a fully diluted basis. Damon shareholders are anticipated to hold 81.25% of the combined company, determined on a fully diluted basis. It is anticipated that public trading for the Grafiti Common Shares on the Nasdaq would begin following the consummation of the Business Combination.

Following the signing of the Business Combination agreement, on October 26, 2023, Damon issued a convertible promissory note to XTI Aerospace in an aggregate principal amount of $3.0 million (Note 8) together with the Share purchase Warrant (Note 9) pursuant to a private placement. The convertible promissory note has a 12% annual interest rate, payable 12 months from October 26, 2023. The full principal balance and interest on the convertible promissory note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”).

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Significant accounting policies

The accounting policies followed in these condensed interim consolidated financial statements are consistent with those disclosed in Note 3 of the Company’s consolidated financial statements for the year ended June 30, 2023.

b)	Critical accounting estimates and judgements in applying the Company’s accounting policies

The preparation of condensed interim unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Management estimates are periodically reviewed in light of changes in circumstances, facts and experience and noted that there has been no significant change in estimates of judgements in the reporting periods. Areas of judgment that have the most significant effect on the amounts recognized in the condensed interim unaudited consolidated financial statements are disclosed in Note 3 of the Company’s consolidated financial statements for the year ended June 30, 2023.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

c)	Loss per share

Basic loss per share is computed by dividing the net loss, less accrued dividends on any outstanding preferred stock, by the weighted average number of common shares outstanding for the period. Diluted loss per share calculations reflects the assumed exercise of all dilutive employee stock options and warrants and the conversion of any outstanding convertible preferred shares or notes payable that are-in-the-money, applying the as-if-converted method.

The preferred shares meet the definition of a participating security, and the two-class method is required. For any periods in which earnings are recognized, the earnings will be allocated between the common shares and the preferred shares on a six-to-one basis. For any periods in which losses are recognized, no effect is given to the preferred shares as they do not contractually participate in the losses of the Company.

For the three and nine months ended March 31, 2024 and 2023, the Company’s basic loss per share is computed using the two-class method, and the Company’s diluted loss per share is computed using the more dilutive of the treasury stock method or two-class method.

When the Company is in a loss position, all potential share issuances on the exercise of stock options or warrants and the conversion of any preferred shares or convertible notes payable are anti-dilutive and the diluted loss per share is the same as the basic loss per share.

d)	Recent accounting pronouncements not yet adopted

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-03 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which amends the disclosure to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on an annual and interim basis for to enable investors to develop more decision-useful financial analyses. All public entities will be required to report segment information in accordance with the new guidance starting in annual periods beginning after December 15, 2023. The Company is currently assessing potential impacts of ASU 2023-06 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures as disclosed in Note 20.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

d)	Recent accounting pronouncements not yet adopted (continued)

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which amends the disclosure to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information and includes certain other amendments to improve the effectiveness of income tax disclosures. For entities other than public business entities, the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing potential impacts of ASU 2023-09 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures and the Company is in a loss position and not incurring any tax expenses.

4.	PROPERTY AND EQUIPMENT, NET

	Construction in Progress	Equipment	Operating lease right-of-use asset	Financing lease right-of-use asset	Total
	$	$	$	$	$
Cost
Balance, June 30, 2022	249,971	1,196,720	1,871,198	259,211	3,577,100
Additions	-	4,811	9,865,904	-	9,870,715
Impairment	(249,971)	(70,236)	(9,378,203)	-	(9,698,410)
Balance, June 30, 2023 and March 31, 2024	-	1,131,295	2,358,899	259,211	3,749,405

Accumulated depreciation
Balance, June 30, 2022	-	217,000	533,371	72,436	822,807
Depreciation	-	322,710	779,091	47,865	1,149,666
Impairment	-	(22,186)	(204,948)	-	(227,134)
Balance, June 30, 2023	-	517,524	1,107,514	120,301	1,745,339
Depreciation	-	194,383	411,576	35,260	641,219
Balance, March 31, 2024	-	711,907	1,519,090	155,561	2,386,558

Carrying amount
Balance, June 30, 2023	-	613,771	1,251,385	138,910	2,004,066
Balance, March 31, 2024	-	419,388	839,809	103,650	1,362,847

During the three and nine months ended March 31, 2024, the Company incurred rent expense, included in general and administrative expense in the consolidated statements of loss and comprehensive loss of $139,742 and $411,576, respectively (three and nine months ended March 31, 2023 – $214,500 and $631,974, respectively) which is included in the above note under depreciation.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

4.	PROPERTY AND EQUIPMENT, NET (continued)

On December 14, 2022, the Company entered into a conditional surrender agreement for the Surrey manufacturing facility and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971, respectively (Note 17). This amount is included in expenses in the statements of loss and comprehensive loss for the second quarter ended December 31, 2022.

On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. The sublease arrangement triggered impairments of the right-of-use asset of $175,397 and leasehold improvements of $48,050, respectively (Note 17), and, as a result, the Company recorded an asset impairment totalling $223,447 in the statements of loss and comprehensive loss for the nine months period ended March 31, 2023.

Refer to Note 11 for contingencies related to the settlement agreement.

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	March 31, 2024	June 30, 2023
	$	$
Accounts payable	3,826,893	3,882,928
Accrued liabilities	2,626,205	3,223,353
	6,453,098	7,106,281

On March 26, 2024, the Company entered into a Settlement of Debt agreement to settle the amount owing for directors’ fees and consulting fees of $55,724 and $32,667, respectively included in accrued liability amount above by issuing convertible promissory notes in the amount of $88,391 (Note 8) and 32,302 common share purchase warrant (Note 9) to the debtholders in full settlement of the amount owing.

6.	LEASES

The lease liability in connection with operating and finance leases are included in lease liabilities and current portion of lease liabilities on the consolidated balance sheets as follows:

	Operating lease	Finance leases	March 31, 2024
	$	$	$
Non-current portion of lease liabilities	298,259	181,035	479,294
Current portion of lease liabilities	613,282	8,115	621,397
Total lease liabilities	911,541	189,150	1,100,691

	Operating lease	Finance leases	June 30, 2023
	$	$	$
Non-current portion of lease liabilities	621,325	190,774	812,099
Current portion of lease liabilities	740,486	12,363	752,849
Total lease liabilities	1,361,811	203,137	1,564,948

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

6.	LEASES (continued)

The right-of-use assets in connection with leases are included under property and equipment on the consolidated balance sheets and are separately disclosed in Note 4.

The following lease costs are included in the consolidated statements of loss and comprehensive loss:

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Finance lease costs:
Amortization of right-of-use assets	11,772	11,738	35,260	36,042
Interest on lease liability	2,353	2,591	7,237	8,055
Operating lease costs	214,160	164,059	643,007	462,701
Total lease costs	228,285	178,388	685,504	506,798

The future payments due under operating and finance leases as at March 31, 2024 is as follows:

	Operating lease	Finance leases	Total
	$	$	$
Undiscounted lease payments:
2025	676,921	17,098	694,019
2026	275,082	16,103	291,185
2027	43,094	174,957	218,051
Thereafter	-	-	-
Total undiscounted lease payments	995,097	208,158	1,203,255
Discount	(83,556)	(19,008)	(102,564)
Lease liabilities	911,541	189,150	1,100,691

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

7.	DEBT

	SR&ED financing facility	Promissory Note	Total
	$	$	$
Balance, July 1, 2022	-	-	-
Funds advanced	1,152,413	728,332	1,880,745
Interest accrued	133,649	39,983	173,632
Deferred financing fee	(11,524)	-	(11,524)
Accretion	11,058	-	11,058
Foreign exchange adjustment	(33,784)	27,391	(6,393)
Repayment of principal	(155,975)	-	(155,975)
Interest payment	-	(33,993)	(33,993)
Balance, June 30, 2023	1,095,837	761,713	1,857,550
Interest accrued	55,691	93,593	149,284
Foreign exchange adjustment	(45,612)	(14,029)	(59,641)
Interest repayment	(189,377)	(66,069)	(255,446)
Repayment of principal	(916,539)	-	(916,539)
Debt settled via issuance of convertible promissory notes and common share purchase warrants (Note 8)	-	(775,208)	(775,208)
Balance, March 31, 2024	-	-	-

SR&ED Financing Facility

The Company entered into a secured Scientific Research and Experimental Development (“SR&ED”) loan agreement dated December 20, 2019 for SR&ED financing. The SR&ED loan accrues interest at a rate of 13% per annum, requires a 1% advance fee for each drawdown, and matures nine months after the fiscal year in which the advance was made. Due to the delays caused by the Canada Revenue Agency (“CRA”) audit process, the maturity date has been extended from September 30, 2023 to November 30, 2023.

The Company’s SR&ED loan agreement was secured against future SR&ED tax credit refunds expected to be received from year-end tax returns for 2022 submitted to CRA. On October 26, 2023, the Company received its tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 refund interest). Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest. In addition, on December 15, 2023, the Company received 2023 SR&ED tax credit refund of $1,065,756 (CAD$1,461,087).

Promissory Note

On March 12, 2024, the Company entered into a Settlement of Debt agreement to settle the outstanding principal amount of CAD$1,000,000 and the interest owing of CAD$44,754 by issuing convertible promissory notes with an aggregate principal amount of $775,208 (Note 8) and 283,294 common share purchase warrants (Note 9).

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

8.	CONVERTIBLE NOTES

Amount
$
Balance, July 1, 2022	-
Funds advanced	11,220,000
Convertible note issued in settlement of lease obligation (Note 6)	375,000
Warrant bifurcated (Note 9)	(254,000)
Interest accrued	512,183
Changes in fair value of financial liabilities	2,874,000
Balance, June 30, 2023	14,727,183
Funds advanced	9,575,000
Convertible note issued for settlement of debt (see below)	1,200,959
Warrant bifurcated classified as liability (Note 9)	(876,434)
Interest accrued	1,610,533
Interest payment	(527,177)
Changes in fair value of financial liabilities	8,410,474
Balance, March 31, 2024	34,120,538

During the period from July 1, 2023 to December 31, 2023, the Company issued convertible promissory notes (Tranches 6 to 11) to arms-length parties with an aggregate principal amount of $9,575,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date.

On March 12, 2024, as part of the Settlement of Debt, the Company issued $775,208 convertible promissory notes (“Tranche 12”) to the promissory notes (Note 7) holder in full settlement of the debt owing. The note is issued at a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, March 11, 2025. As part of the settlement, the Company also issued 283,294 common share purchase warrant to subscribe for, and purchase of the Company common shares (Note 9).

On March 26, 2024, the Company entered into a Settlement of Debt agreement to settle the amount owing for directors’ fees and consulting fees of $55,724 and $32,667, respectively (Note 5) by issuing convertible promissory notes in the amount of $88,391 (“Tranche 13”) and 32,302 common share purchase warrant (Note 9) to the debtholders in full settlement of the amount owing. The note is issued at a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, March 25, 2025.

At inception, the fair value of the convertible notes issued with detachable share purchase warrants were determined and compared to the carrying value of the debt settled. The loss on debt settlement is accounted in the statement of loss and comprehensive loss as summarized below:

	Debt settled	Fair value of convertible notes issued	Fair value of warrants issued (Note 9)	Loss on settlement of debt
	$	$	$	$
Convertible note issued for settlement of Promissory Note (Note 7)	775,208	1,078,534	343,763	647,089
Convertible note issued for settlement of debt (Note 5)	88,391	122,425	39,197	73,231
Total	863,599	1,200,959	382,960	720,320

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

8.	CONVERTIBLE NOTES (continued)

For discussion of convertible promissory notes issued for the year ended June 30, 2023, please refer to the audited annual Financial Statements.

Summary of the convertible notes issued and their terms are as follows:

Tranche	Date of issuance	Amount issued	Valuation cap		Interest rate		Interest due date	Expiry date
		$	$’ million		%
Tranche 1	October to November 2022	5,700,000	125	(1)	12	%(1)	October 1, 2023(1)(2)	June 30, 2024(7)
Tranche 2	January to February 2023	1,020,000	150		12%		July 1, 2023(2)	June 30, 2024(7)
	February 2023	100,000	125		12%		July 1, 2023(2)	June 30, 2024(7)
Tranche 3	April May 2023	1,900,000	125		12%		October 1, 2023(2)	June 30, 2024(7)
Tranche 4	June 16, 2023	2,500,000	125		12%		June 15, 2024(3)(4)	June 15, 2024(6)
Tranche 5	June 30, 2023	375,000	125		12%		June 29, 2024	June 29, 2024(7)
Balance, June 30, 2023		11,595,000
Tranche 6	August 10, 2023	1,025,000	125		12%		June 15, 2024(3)(4)	June 15, 2024(6)
Tranche 7	September 13, 2023	1,020,000	125		12%		June 15, 2024(3)(4)	June 15, 2024(6)
Tranche 8	September 26, 2023	2,705,000	125		12%		June 15, 2024(3)(4)	June 15, 2024(6)
Tranche 9	September 30, 2023	200,000	125		12%		September 29, 2024(3)(4)	September 29, 2024
Tranche 10	October 26, 2023	4,275,000	125		12%		June 15, 2024(3)(4)	June 15, 2024(6)
Tranche 11	December 15, 2023	350,000	125		12%		June 15, 2024(3)(4)	June 15, 2024(6)
Tranche 12	March 12, 2024	775,208	125		12%		March 11, 2025(3)(5)	March 11, 2025
Tranche 13	March 26, 2024	88,391	125		12%		March 25, 2025(3)(5)	March 25, 2025
Balance, March 31, 2024		22,033,599

Note 1 - On April 25, 2023, the Tranche 1 convertible notes with aggregate principal amount of $700,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. On October 11, 2023, the convertible notes holder with aggregate principal amount of $5,000,000 had its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and the interest rate revised from 8% per annum to 12% per annum, payable in arrears on October 1, 2023.

Note 2 - The Company negotiated to defer payments of convertible debt interest and include the interest amount into the investment amount for conversion on closing date, June 30, 2024. The agreement for the deferment of the interest due on July 1, 2023 for Tranche 2 of $29,264, and on October 1, 2023 for Tranche 1 and Tranche 3 of $76,438 and $100,537, respectively.

Note 3 - Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid.

Note 4 - Convertible promissory notes holders were also issued common share purchase warrant (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date.

Note 5 - Convertible promissory notes holders were also issued common share purchase warrant (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price of $2.7364.

Note 6 - On June 15, 2024, the Company and the convertible promissory note holders entered into a Letter of Agreement amending the maturity of the notes, June 15, 2024, to mature on September 30, 2024.

Note 7 - On June 26, 2024, the Company and the convertible promissory note holders entered into a Letter of Agreement amending the maturity of the notes, June 30, 2024, to mature on September 30, 2024.

For details of the terms and conditions of the common share purchase warrants issued during the period, please refer to Note 9.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

8.	CONVERTIBLE NOTES (continued)

The Company may not prepay the principal amount and the accrued and unpaid interest in whole or in part without the written consent of the convertible noteholders. The convertible notes will rank pari passu in right of payment with respect to each other, and all payment to each of the convertible noteholders will be made pro rata among the convertible noteholders based upon the aggregate outstanding principal amount of the convertible promissory note immediately before any such payment.

Conversion events

In the event of a change of control, the convertible noteholders would have the right to either:

●	convert principal and unpaid interest into shares at a conversion price which is lower of (i) the respective valuation cap (for Tranches 4 through 13) , the valuation cap is reduced to $93,750,000 if event of default occurs prior to conversion) divided by the diluted capitalization and (ii) discounted conversion price of 75% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 2) multiplied by the price per share ascribed to the common share in the change of control event; or

●	require the Company to repurchase their convertible notes in cash, in whole or in part, at a price equal to 100% of the principal amount of the convertible notes plus accrued and unpaid interest (for Tranches 1 through 3 and at 25% redemption premium for Tranches 4 through 13) thereon to the date of repurchase.

In the event of a qualified financing, which refers to the next transaction after the issue date and before the maturity date in which the Company issues and sells equity securities, with the principal purpose of raising capital (for Tranches 1 through 3) or a Public Company event, convertible notes include automatic mandatory conversion features resulting in the receipt of shares at a conversion price which is lower of (i) the valuation cap (for Tranches 4 through 13), the cap price further reduced to $93,750,000 if event of default occurs prior to conversion) divided by diluted capitalization immediately prior to the event of qualified financing or Public Company event and (ii) the discounted conversion price of 25% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) applied to the lowest price paid/offered for equity security subject to a cap price of $125,000,000 multiplied by a price per share of the qualified financing or Public Company event.

Diluted capitalization refers to aggregate number of outstanding common shares immediately prior to the closing or occurrence of a qualified financing, change of control, or Public Company event, as applicable.

In the event that the convertible notes are not converted prior to maturity date, the Company is obligated to settle the convertible notes by paying in cash equivalent to 100% of the convertible notes principal amount and the accrued and unpaid interest.

As the conversion features were not required to be bifurcated and as none of the components of convertible note were required to be classified under equity, the Company made the election to measure the convertible notes subsequently at fair value through profit and loss.

At inception, the proceeds from the convertible notes issued with detachable share purchase warrants for Tranches 1 through 11 were determined to be their fair values, were allocated between the convertible notes issued with detachable share purchase warrants based on the residual method. During the nine months ended March 31, 2024, the Company issued $9,575,000 of convertible notes in tranches 6 to 11. The fair value of these convertible notes of $8,698,566 was determined as discussed below and the residual amount of $876,434 (Note 9) was allocated to the share purchase warrants classified as derivative liabilities.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

8.	CONVERTIBLE NOTES (continued)

Management has determined that due to the complexity of the various embedded features and the short life expected of the notes, it will elect the fair value option under ASC 825-10-1 as the instruments are eligible for the fair value election under ASC 825-10. As a result, the entire convertible promissory note is carried at fair value and the difference between the aggregate fair value and aggregate unpaid principal balance of the convertible notes as at March 31, 2024 totaling $8,410,474 (nine months ended March 31, 2023 – $1,590,000) are accounted as changes in fair value of financial liabilities in the statement of loss and comprehensive loss. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

During the three and nine months ended March 31, 2024, the Company expensed nil and $643,000, respectively (2023 – nil) in transaction costs related to issuance of convertible promissory notes in the consolidated statement of loss and comprehensive loss.

The convertible notes are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the three and nine months ended March 31, 2024 and 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES

We account for common share purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares. We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the common share purchase warrant. For warrants that meet the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.

Between August 10, 2023 to March 26, 2024, in connection with the issuance of Tranche 6 through 13 convertible promissory notes to arms-length parties (Note 8), the Company issued common share purchase warrants to the noteholders. Similarly, each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES (continued)

In the event there is no effective registration statement or prospectus available for resale of shares under the warrant agreement within 180 days following the closing of the Public Company event, the warrant holder can exercise the warrants, in whole or in part, on a cashless basis for the number of shares computed as:

i.	the difference between the exercise price and volume-weighted average price (“VWAP”) on trading day immediately preceding the date of notice of exercise provided notice is in accordance with section 2(a) of the note common share purchase agreement.

ii.	the difference between the exercise price and, at holder’s option:

a.	VWAP on trading day immediately preceding the date of notice of exercise; or

b.	Bid price of the Company’s common share on principal trading market on the date of notice of exercise.

iii.	the difference between the exercise price and VWAP on date of notice of exercise.

The warrant holder for tranches 4 and tranches 6 through 11 may be entitled to additional 3% shares of the unexercised part of the warrant (up to a maximum of 8%) that may be issued for each 30-day registration statement default past the registration deadline (i.e., 180 days of Public Company event) along with liquidated damages up to a maximum of $250,000.

The warrant holder’s option for net cash settlement (equal to Black Scholes value) in the event a fundamental transaction occurs at or before a Public Company event and which is within the control of the Company including approved by the Company’s Board. However, if the transaction is outside the control of the Company or board, the warrant holder shall receive the same form and type of consideration as received by common stockholders in connection with the fundamental transaction.

The following table provides the relevant information on the outstanding warrants as at March 31, 2024:

Date of issuance	Number of warrants outstanding	Number of warrants exercisable	Exercise price	Expiry date
	#	#	$
June 16, 2023	950,153	950,153	2.7364	June 15, 2028
August 10, 2023	389,559	389,559	2.7364	August 9, 2028
September 13, 2023	387,659	387,659	2.7364	September 12, 2028
September 26, 2023	1,028,057	1,028,057	2.7364	September 25, 2028
September 30, 2023	73,088	73,088	2.7364	September 29, 2028
October 26, 2023	1,624,747	1,624,747	2.7364	October 25, 2028
December 15, 2023	133,020	133,020	2.7364	December 14, 2028
Liability-classified warrants	4,586,283	4,586,283
March 12, 2024	283,294	283,294	2.7364	March 11, 2029
March 26, 2024	32,302	32,302	2.7364	March 25, 2029
Equity-classified warrants	315,596	315,596

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES (continued)

Liability-classified warrants

At inception, the proceeds from the convertible notes for tranches 6 through 11 (Note 8) were allocated between the convertible notes and the warrants based on the residual method with $876,434 allocated to the warrants and since the warrants did not meet the indexation and equity classification requirements, the warrants are classified as derivative liabilities. The warrants are subsequently remeasured at fair value and accounted as changes in fair value of derivative liabilities in the statement of loss and comprehensive loss.

Upon exercise, the holders will pay the Company the respective exercise price for each warrant exercised in exchange for one common share of the Company and the fair value at the date of exercise and the associated non-cash liability will be reclassified to share capital. The non-cash liability associated with any warrants that expire unexercised will be recorded as a gain in the consolidated statements of loss and comprehensive loss. Unexercised warrants shall be exercised automatically on a cashless basis on the termination date.

Changes in the value of the derivative liability related to the warrants for the period ended March 31, 2024 and the year ended June 30, 2023 were as follows:

	Number of warrants	Amount
	#	$
Balance, July 1, 2022	-	-
Bifurcated value of warrant	950,153	254,000
Change in fair value of derivative liabilities	-	267,950
Balance, June 30, 2023	950,153	521,950
Bifurcated value of warrant	3,636,130	876,434
Change in fair value of derivative liabilities	-	4,166,841
Balance, March 31, 2024	4,586,283	5,565,225

The fair value of derivative warrant liabilities was estimated by management at year end or each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the three and nine months ended March 31, 2024 and 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

In June 2024, the Company amended the terms of the common share purchase warrant to be indexed to the Company’s equity. As a result, these warrants are reclassified from liability-classified warrant to equity-classified warrants and recorded as a component of additional paid-in capital.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

9.	WARRANTS AND DERIVATIVE WARRANT LIABILITIES (continued)

Equity-classified warrants

On March 12, 2024 and March 26, 2024, in connection with the settlement of debt (Note 5 and Note 7), the Company issued Tranche 12 and 13 convertible promissory notes to arms-length parties (Note 8) and common share purchase warrants to the debt holders. At inception, these warrants were assessed to meet the equity classification requirements and fair value of the warrants of $382,960 was recorded as a component of additional paid-in capital.

10.	FINANCIAL LIABILITY CONVERTIBLE TO EQUITY

Continuity of the SAFE transactions for the periods are as follows:

Amount
$
Balance, July 1, 2022	-
Issued	2,005,213
Foreign exchange adjustment	(45,243)
Changes in fair value	740,030
Balance, June 30, 2023	2,700,000
Foreign exchange adjustment	(62,515)
Changes in fair value	362,515
Balance, March 31, 2024	3,000,000

The SAFEs are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, share purchase warrants, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, common shares, and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions as at March 31, 2024 and June 30, 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event:

	March 31, 2024	June 30, 2023
Annualized volatility	70% – 90%	70% – 90%
Expected time to liquidity	0.5 – 1.5 year	0.5 – 1.5 year
Dividend rate	0%	0%
Risk-free interest rate	5.03%	4.76 – 5.24%

During the period ended March 31, 2024 and the year ended June 30, 2023, the common share price valuation estimate used for the SAFE valuation was $3.50 and $1.92, respectively.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

11.	COMMITMENTS AND CONTINGENCIES

A summary of undiscounted liabilities and future operating commitments as at March 31, 2024 are as follows:

	Total	Within 1 year	2 - 5 years	Greater than 5 years
	$	$	$	$
Purchase obligations	1,745,906	1,579,686	166,220	-
Investment obligation (1)	1,000,000	1,000,000	-	-
Total financial liabilities and commitments	2,745,906	2,579,686	166,220	-

(1)	The Company entered into a strategic partnership arrangement with a third-party. As part of the agreement, the Company agree to invest an aggregate amount of $1,000,000 in the third-party upon a future financing and negotiation of terms that are agreed to by both parties during the term of the agreement. As at the date of these financial statements no such arrangement has been made.

The Company met the eligibility criteria under the Small Business Venture Capital Act (the “Act”) and was registered as an Eligible Business Corporation (“EBC”) in 2018. Under the Act, the Company was approved to raise up to $10 million through the issuance of authorized equity capital whereby the investing shareholders received up to 30% of the amount invested as a tax credit against their B.C. provincial taxes. Under this program, should the Company be out of compliance with the Act during the required five-year investment hold period, it would be contingently liability to repay any tax credits previously issued to investors. At the date of these condensed consolidated interim financial statements, repayable tax credits are approximately $1 million. Management believes the Company is compliant with all relevant terms of the Act.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

12.	SHARE CAPITAL

a)	Authorized

The authorized share capital of the Company consists of the following:

i.	An unlimited number of common shares (“common shares”) without par value; and

ii.	An unlimited number of Class Seed preferred shares, Class A preferred shares and Class B preferred shares (collectively, “preferred shares”) without par value, issuable in series.

b)	Issued and outstanding

i.	As at March 31, 2024, the Company had 12,314,494 (June 30, 2023 – 11,829,386) common shares outstanding.

ii.	As at March 31, 2024 and June 30, 2023, the Company had 16,758,528 preferred shares outstanding.

Common shares transactions

In the nine months period ended March 31, 2024, the Company issued 95,380 common shares with an estimated fair value of $260,999 (CAD$345,725) to partially settle a severance agreement recorded in fiscal 2023 with a former executive. The remaining balance outstanding of $16,271 is included in accounts payable and accrued liabilities.

a)	Stock options

On August 30, 2017 (and amended on June 24, 2021), the Board adopted a Stock Option Plan which provides that the Board may from time to time, in its discretion, grant to directors, officers, employees, and consultants, non-transferable stock options to purchase common shares of the Company. As per the terms of the Stock Option Plan, the requisite vesting period of the employees is generally four years.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. See Note 12 in the annual audited consolidated financial statements and accompanying notes for additional information regarding such assumptions.

During the three and nine months ended March 31, 2024, the Company expensed $27,140 and $385,199, respectively (three and nine months ended March 31, 2023 – ($74,287) and $1,304,964, respectively) related to the vesting of stock options. Cash received by the Company upon the exercise of stock options during the three and nine months ended March 31, 2024 amounted to $5,832 and $59,694, respectively (three and nine months ended March 31, 2023 – $893).

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

12.	SHARE CAPITAL (continued)

a)	Stock options (continued)

During the three and nine months ended March 31, 2024, the Company issued nil (three and nine months ended March 31, 2023 – 251,668 and 721,568, respectively) stock options. The following assumptions were used in determining the fair value of options granted during the three months ended March 31, 2023:

March 31, 2023
Annualized volatility	80%
Expected life	10 years
Dividend rate	0%
Risk-free interest rate	3.10%
Forfeiture rate	0%
Share exercise price/Share price estimate on date of grant	CAD $2.68

A summary of the changes in the Company’s stock options is as follows:

Stock options
#
Outstanding, July 1, 2022	11,626,936
Granted	721,568
Expired	(955,045)
Cancelled	(1,209,776)
Exercised	(45,146)
Outstanding, June 30, 2023	10,138,537
Expired	(118,375)
Cancelled	(105,369)
Exercised	(389,728)
Outstanding, March 31, 2024	9,525,065

13.	RELATED PARTY TRANSACTIONS

Key management includes officers and senior management. The compensation paid or payable to key management for employee services, including amortization of stock-based compensation, is shown in the table below.

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Salaries and wages	343,257	405,065	1,004,409	1,515,990
Stock-based compensation	(10,924)	(160,289)	4,499	(18,195)
Severance payment	-	417,745	-	417,745
	332,333	662,521	1,008,908	1,915,540

As at March 31, 2024, $508,492 (June 30, 2023 - $852,436) was due for remuneration payable to key management and included in accrued liabilities (Note 5).

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

14.	RESEARCH AND DEVELOPMENT, NET

The following amounts are included in research and development expenses for the three and nine months ended March 31, 2024 and 2023:

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Salaries and wages	1,502,961	2,164,190	4,325,836	6,922,005
Lab supplies and materials	72,540	153,507	531,988	4,829,991
Contractors and consultants	4,694	42,643	45,960	1,129,343
Stock-based compensation	14,907	(158,699)	244,999	710,109
Rent and insurance	171,170	429,256	588,109	1,045,663
Travel, meals and entertainment	7,215	20,078	52,751	231,797
Subscriptions and dues	10,359	54,844	41,648	215,807
General expenses and others	21,901	45,297	31,735	146,923
Canadian Scientific Research & Development tax credits (1)	-	-	(2,102,708)	-
Industrial Research Assistance Program grant funding	-	(43,975)	-	(78,799)
	1,805,747	2,707,141	3,760,318	15,152,839

(1)	The Canadian Scientific Research & Development (“SR&ED”) tax credits is accounted as a reduction to the research and development costs above is made up of 2022 SR&ED tax credit refund of $1,036,952 (Note 7 – CAD$1,403,514) and 2023 SR&ED tax credit refund of $1,065,756 (CAD$1,461,087) which were received in the three months period ended December 31, 2023

15.	GENERAL AND ADMINISTRATIVE

The following amounts are included in general and administrative expenses for the three and nine months ended March 31, 2024 and 2023:

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Salaries and wages	568,852	329,872	1,389,996	1,651,803
Contractors and consultants	403,703	249,199	1,325,633	581,071
Professional fees	317,241	1,112,790	1,322,951	1,477,543
Stock-based compensation	9,653	193,141	128,660	807,899
Rent and insurance	130,294	130,070	407,857	350,370
Travel, meals and entertainment	30,105	62,821	117,191	254,035
Subscriptions and dues	94,132	178,642	262,800	339,415
General expenses and others	36,368	35,161	116,758	238,698
Rental income	(59,283)	-	(176,131)	(7,279)
	1,531,065	2,291,696	4,895,715	5,693,555

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

16.	SALES AND MARKETING

The following amounts are included in sales and marketing expenses for the three and nine months ended March 31, 2024 and 2023:

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Marketing and promotion	872	139,765	232,225	988,769
Salaries and wages	125,287	199,235	340,718	677,055
Stock-based compensation	2,440	(1,728)	11,539	111,288
Contractors and consultants	-	28,607	-	98,889
Rent and insurance	26,360	130,643	90,512	318,245
General expenses and others	46,550	2,159	99,487	15,540
	201,509	498,681	774,481	2,209,786

17.	ASSET AND RIGHT-OF-USE ASSET IMPAIRMENT

The following amounts are included in asset and right-of-use asset impairment for the three and nine months ended March 31, 2024 and 2023:

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Impairment arising from sublease of 708 Powell:
- Right-of-use asset (Note 4)	-	-	-	175,397
- Leasehold improvements (Note 4)	-	-	-	48,050
	-	-	-	223,447
Impairment arising from conditional surrender of leased Surrey manufacturing facility:
- Right-of-use asset (Note 4)	-	-	-	8,997,858
- Construction in progress (Note 4)	-	-	-	249,971
	-	-	-	9,247,829
	-	-	-	9,471,276

On December 14, 2022, the Company entered into Conditional Surrender agreement to surrender the leased manufacturing plant in Surrey due to change in corporate direction. In the agreement, the Company surrenders the leased property to the Lessor, covenants the Lessor to use commercially reasonable efforts to find a replacement tenant for the lease property and agreed that the Lessor can draw on the standby letter of credit but did not release the Company of its lease obligation. As a result, the Company impaired the assets to its recoverable amount, $nil and recorded an asset impairment of $9,247,829. Subsequent to the impairment, the Company continued to negotiate for surrender of the leased property, to secure full release from all the obligation related to the leased and settlement of all amounts owing which resulted in net loss on termination of lease of $3,080,828 for the year ended June 30, 2023.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

18.	FINANCE EXPENSE

Finance expense includes the following amounts for the three and nine months ended March 31, 2024 and 2023:

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Financing fees (Note 8) and other	32,771	18,967	747,603	63,544
Interest on debt (Note 7)	26,621	37,111	149,284	109,066
Interest on convertible notes (Note 8)	638,348	186,566	1,610,533	254,193
Interest on finance lease (Note 6)	2,353	2,591	7,237	8,055
Accretion (Note 7)	-	4,610	-	11,274
Interest Income	-	-	(53,405)	(10,594)
	700,093	249,845	2,461,252	435,538

19.	INCOME TAXES

As of March 31, 2024 and 2023, the Company’s deferred tax liability was zero. Cumulative deferred tax assets are fully reserved as there is not sufficient evidence to conclude it is more likely than not the deferred tax assets are realizable. No current liability for federal state income taxes has been included in these condensed interim unaudited consolidated financial statements due to the loss for the periods.

20.	SEGMENT REPORTING

ASC 280 - Segment Reporting establishes standards for reporting information about operating segments on a basis consistent with internal organization reporting used by the Company’s chief operating decision maker, our CEO, for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is pre-revenue and pre-production and operates as a single reportable operating segment.

The following table is our total assets information by geography as at March 31, 2024 and June 30, 2023:

	March 31, 2024	June 30, 2023
	$	$
Canada	1,113,897	3,517,166
United States	644,612	998,973
	1,758,509	4,516,139

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

21.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a)	Fair value of financial assets and liabilities

The Company reports all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2:	Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Inputs are unobservable inputs for the asset or liability. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

All financial instruments are initially measured and recognized at fair value, and thereafter recognized at cost, or amortized cost; except for convertible notes, warrants and SAFEs which are subsequently measured at fair value through the statement of loss and comprehensive loss. As at March 31, 2024 and June 30, 2023, the carrying values of cash, prepaids, deposits and other receivables, long-term deposits, accounts payable and accrued liabilities, and customer deposits approximate their respective fair values due to the short-term nature of these instruments.

At March 31, 2024 and June 30, 2023, the Convertible Notes and SAFEs that are measured at fair value on a recurring basis are categorized as Level 3. For assets and liabilities recognized at fair value on a recurring basis, the Company reassesses categorization to determine whether changes have occurred between the hierarchy levels at the end of each reporting period.

The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (see Note 10).

Areas of significant judgement are the risk-free rate, volatility rate, dividend yield, term to liquidation, discount for lack of marketability, most recent financing rounds and implied equity value per letter of intent.

These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company reassesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

21.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

a)	Fair value of financial assets and liabilities (continued)

A significant increase/decrease in some of those unobservable inputs would result in a significantly higher/lower fair value measurement.

During the three and nine months ended March 31, 2024, the Company recognized fair value adjustments with respect to financial instruments categorized as Level 3 of $8,200,745 and $12,939,830 respectively (three and nine months ended March 31, 2023 - nil and $2,374,022 respectively) in the statement of loss and comprehensive loss as changes in fair value of financial liabilities. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
	$	$	$	$
Changes in Fair Value of:
SAFEs	462,170	-	362,515	784,022
Convertible notes	4,574,040	-	8,410,474	1,590,000
Warrants	3,164,535	-	4,166,841	-
	8,200,745	-	12,939,830	2,374,022

There were no transfers into or out of the Level 3 hierarchy during the period ended.

b)	Risk management

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk.

Credit risk

The Company is exposed to credit risk through its cash balance and operating lease deposit for its office and operating premises. The Company manages its credit risk by investing its cash balance with a reputable and major financial institution.

Liquidity risk

The Company monitors its cash balances and cash invested to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis, monitoring, and review of forecasted and actual cash flows and managing operation and capital finding requirements on a planning and projected basis. The Company’s accumulated deficit and expected future losses cast substantial doubt upon the Company’s ability to continue as a going concern (Note 1).

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as foreign exchange rates.

Foreign currency risk

The Company’s lease liabilities and various operating expenses on the financial statements are denominated in Canadian dollars, and therefore are exposed to fluctuations in foreign currency exchange rates. The Company evaluated the exposure to foreign currency risk and concluded that it is not material.

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

22.	SUPPLEMENTAL CASH FLOW INFORMATION

Cash and restricted cash comprise of the followings:

	Nine months ended March 31,
	2024	2023
	$	$
Cash	24,010	1,283,348
Restricted cash	-	1,086,020
	24,010	2,369,368

	Nine months ended March 31,
	2024	2023
	$	$
Interest paid on debt and convertible notes	782,623	-

Summary of non-cash investing and financing transactions for the nine months ended March 31, 2024 and 2023:

	Nine months ended March 31,
	2024	2023
	$	$
Common shares issued for services (Note 12(b))	-	217,330
Operating lease capitalized	-	9,865,904
Common shares issued for settlement of amount owing for severance payment (Note 12(b))	260,999	-
Promissory notes settled via issuance of convertible notes (Note 7)	775,208	-
Debt settled via issuance of convertible notes (Note 5)	88,391	-

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

23.	SUBSEQUENT EVENTS

In addition to subsequent events disclosed elsewhere, the following events occurred after March 31, 2024, up to July 24, 2024:

i.	On April 5, 2024, the Company secured $304,945 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after the initial closing of the offering. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 13 notes (Note 8).

These convertible promissory notes holders were also issued 115,892 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

ii.	On April 15, 2024, the Company secured $1,500,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, June 16, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 13 notes (Note 8).

These convertible promissory notes holders were also issued 548,160 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

iii.	On April 16, 2024, the Board of Directors approves the Company’s proposal to issue as payment and settlement of professional fees, a promissory note in the aggregate amount of $542,753 with interest rate at 5.5% per annum in favour of Wilson Sonsini Goodrich & Rosati Professional Corporation. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder shall be due and payable on the earliest of (i) September 1, 2024; (ii) the closing of a Debt Financing or Equity Financing; (iii) the closing of a Change of Control transaction; (iv) the Company becomes cash flow positive and is in a position to make payment on the outstanding invoices; or (v) upon the occurrence of an Event of Default. If all unpaid principal and accrued interest shall not be paid when otherwise due, the interest rate per annum on the note shall increase from 5.5% per annum to 7% per annum.

iv.	On April 26, 2024, the Company entered into a settlement and release agreement with landlord of 708 Powell Street to terminate the lease, settle the amount owing and release Damon of all further obligation and right to the leased property. As a result of the settlement, the Company expect to record a net gain on release of lease obligation of $42,297 on April 26, 2024.

v.	On April 29, 2024, the Company secured $150,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after the initial closing of the offering. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 13 notes (Note 8).

These convertible promissory notes holders were also issued 57,008 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

vi.	On May 1, 2024, the Company entered into a Settlement of Debt agreement to settle the directors’ fees owing to former director, Howard Wu of $55,724 and director, Greg Cappelli of $20,504 by issuing convertible promissory notes with aggregate value of $55,724 and $20,504. The note is issued at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, April 30, 2025. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 13 notes (Note 8).

DAMON MOTORS INC.

NOTES TO THE CONDENSED INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended March 31, 2024 and 2023

(Expressed in United States dollars, except where noted)

23.	SUBSEQUENT EVENTS (continued)

The Company also issued 27,857 common share purchase warrant to the debt holder to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

vii.	On April 29, 2024 the Company requested payment deferment of the 5th and 6th instalment payment due on March 1, 2024 and May 1, 2024 respectively to July 1, 2024 (Note 4 and Note 11). On June 6, 2024, the Lessor agreed to further defer the payments due on July 1, 2024 to be paid on or before September 30, 2024.

viii.	On May 29, 2024, the Company secured $20,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, May 28, 2025. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 13 notes (Note 8).

These convertible promissory notes holders were also issued 7,309 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

ix.	On June 15, 2024, the Company and the convertible promissory note holders entered into a Letter of Agreement amending the maturity of the notes, June 15, 2024, to mature on September 30, 2024. In addition, the Company also amended the terms of the common share purchase warrant to be indexed to the Company’s equity. As a result, these warrants are reclassified from liability-classified warrant to equity-classified warrants and recorded as a component of additional paid-in capital.

x.	On June 26, 2024, the Company and the convertible promissory note holders entered into a Letter of Agreement amending the maturity of the notes, June 30, 2024, to mature on September 30, 2024.

xi.	On June 26, 2024, the Company issued senior secured promissory note in the aggregate amount of $550,000, (up to an aggregate principal amount of $1,000,000) with interest rate at 10.0% per annum in favour of Grafiti Holding Inc. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder shall be due and payable on the earliest of (i) December 31, 2024; (ii) upon the occurrence of an Event of Default; (iii) within three Business Days (as defined in the BCA) following termination of the BCA by Borrower or Lender pursuant to Section 9.1(b) of the BCA or by Lender pursuant to Section 9.1(d) of the BCA. The Note is secured by substantially all of the assets of the Company.

On July 3, 2024, the Company issued another $396,000 senior secured promissory note at the same terms as above.

xii.	On July 20, 2024, the Company secured $250,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, July 19, 2025. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 13 notes (Note 8).

These convertible promissory notes holders were also issued 91,361 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

xiii.	On July 22, 2024, the Company secured $100,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, July 21, 2025. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 13 notes (Note 8).

These convertible promissory notes holders were also issued 36,544 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

UNAUDITED PRO FORMA CONDENSED AND CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of Grafiti Holding Inc. and Subsidiaries (the “Company”, “Spinco” or “Grafiti”) and Damon Motors Inc. (“Damon”) adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement.

The historical financial information of Damon was derived from the unaudited financial statements of Damon as of and for the nine months ended March 31, 2024 and the audited consolidated financial statements of Damon as of and for the fiscal year ended June 30, 2023, included elsewhere in this registration statement. The historical financial information of Grafiti consist of the carve-out financial statements of Grafiti Limited (“Grafiti UK”), as Grafiti Holding Inc. is the parent non-operating holding company of Grafiti UK and the operations of Grafiti following the carve-out from XTI (defined below). Grafiti UK financial information was derived from the unaudited financial statements of Grafiti UK as of and for the nine months ended March 31, 2024 and the audited carve-out financial statements of Grafiti UK as of and for the year ended June 30, 2023, included elsewhere in this registration statement. The unaudited pro forma financial information has been prepared utilizing the unaudited carve-out financial statements of Grafiti UK, adjusted to reflect the equity structure of Grafiti Holding Inc. and the Reorganization as a result of spin-off of Grafiti from XTI Aerospace, Inc, (“XTI”, formerly known as Inpixon). The unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Damon and Grafiti UK, respectively. This information should be read together with the financial statements of Damon and Grafiti UK related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti” and other information included in this registration statement, as applicable. The unaudited pro forma condensed combined and consolidated financial information is prepared using the reporting currency of the United States Dollar.

The Business Combination is anticipated to be accounted for using the acquisition method (as a reverse acquisition), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, Grafiti is treated as the “acquired” company for financial reporting purposes. Damon has been determined to be the accounting acquirer because Damon maintains control of the Board of Directors, management of the combined company, and the preexisting shareholders of Damon will have majority voting rights of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a reverse acquisition), Damon’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Grafiti will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined and consolidated financial statements. The process of valuing the net assets of Grafiti immediately prior to the Business Combination for purposes of presentation within this unaudited pro forma condensed combined and consolidated financial information is preliminary. As the unaudited pro forma condensed combined and consolidated financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined and consolidated balance sheet as of March 31, 2024 combines the historical balance sheets of Damon and Grafiti on a pro forma basis as if the Business Combination and related transactions had been consummated on March 31, 2024. The unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended March 31, 2024 and for the fiscal year ended June 30, 2023 give pro forma effect to the Business Combination and related transactions as if they had occurred on July 1, 2022, the beginning of the earliest period presented.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated financial information.

Description of the Business Combination Agreement

On October 23, 2023, a Business Combination Agreement was entered into by and among XTI, Grafiti, 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti Holding Inc. (“Amalco Sub”), and Damon, pursuant to which Damon will combine and merge with Amalco Sub with Damon continuing as the surviving entity.

Pursuant to the Business Combination Agreement, XTI formed a newly wholly owned subsidiary, Grafiti Holding Inc. for the sole purpose of consummation of the spin-off and Business Combination transaction. On or prior to the effective time of the Business Combination, XTI will contribute the assets and liabilities of Grafiti UK, a wholly owned subsidiary of XTI, to the then XTI wholly owned subsidiary Grafiti Holding Inc., in accordance with the separation and distribution agreement. Following this contribution, all outstanding shares of common stock of Grafiti owned by XTI will be distributed to XTI shareholders and certain other XTI security holders entitled to participate in the distribution as of a record date to be determined. Amalco Sub, a wholly-owned, direct subsidiary of Grafiti Holding Inc., will merge with Damon resulting in Damon as the surviving entity post-merger (the “Pubco”). The historical operations of Damon will be the continued operations of Pubco and all historical operations of Grafiti will be discontinued. The surviving entity will be renamed Damon Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing.

Pursuant to the Business Combination Agreement, each share of Damon common and preferred stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive a number of shares of Pubco common stock (the “Consideration”). As of the Closing Date, each share of Damon common and preferred stock converted as aforesaid shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Consideration, without interest.

Pursuant to the Business Combination Agreement, each simple agreement for future equity of Damon (“Damon SAFE”) issued and outstanding immediately prior to the Effective Time shall be automatically converted in such number of Damon common stock such that following the exchange of such Damon common stock by applying the Exchange Ratio in accordance with the Business Combination Agreement, the holders of Damon SAFEs will each receive such number of Pubco common stock that they are entitled to receive in accordance with the terms of the Damon SAFEs.

Pursuant to the Business Combination Agreement, each warrant to purchase the common and preferred stock of Damon at the consummation of the Business Combination will cease to represent a right to acquire shares of Damon common and preferred stock and shall be assumed and converted into warrants to purchase the common stock of Pubco.

Following the consummation of the Business Combination, the holders of the historical outstanding capital stock of Damon will own approximately 78.4% of the outstanding capital stock of Pubco and approximately 81.6% on a fully diluted basis. The holders of the historical outstanding capital stock of Grafiti prior to the Business Combination will own post-merger approximately 21.6% of the outstanding capital stock of Pubco and approximately 18.4% on a fully dilutive basis.

Immediately following the execution of the Business Combination Agreement, XTI purchased a convertible note from Damon in an aggregate principal amount of $3,000,000 (the “Bridge Note”) together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3,000,000. The Bridge Note has a 12% annual interest rate, payable on the maturity date, which is twelve months from June 30, 2023. On June 15, 2024, Damon extended the maturity date of the Bridge Note to September 30, 2024. The full principal balance and interest on the Bridge Note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”). The number of shares issued upon conversion due to a Public Company Event will equal the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on the date of a Public Company Event (or within ten trading days of a direct listing), if any, by (y) the lesser of the then applicable conversion price. or public company event conversion price. The Bridge Note contains customary covenants relating to Damon’s financials and operations. XTI received a five-year warrant to purchase 1,096,321 shares of Damon common stock in connection with the Bridge Note (“Bridge Note Warrant”) at an exercise price as defined by the Bridge Note Warrant, in each case subject to adjustments for dividends, splits and subsequent equity sales by Damon. The Bridge Note Warrant contains a cashless exercise option if the warrant shares are not covered by an effective registration statement within 180 days following the consummation of the Public Company Event, and also a full ratchet price protection feature. If the Business Combination is consummated, the Bridge Note will be converted into Pubco common stock upon consummation of the Business Combination and the Bridge Note Warrant will become exercisable for Pubco common stock. As of March 31, 2024, the Bridge Note is included within the Convertible Notes balance on Damon’s historical March 31, 2024 balance sheet.

Damon has issued convertible promissory notes of an aggregate principal amount of $24,397,132 with a fair value of $36,521,711 (“Third Party Bridge Notes”) and 3,123,629 warrants (“Third Party Bridge Note Warrants”) from third parties. The Third Party Bridge Notes have terms consistent with the Bridge Note from XTI. The Third Party Bridge Notes have an interest rate of 12% per annum, payable in arrears on maturity, one year after the issuance date. Any principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. The Third Party Bridge Notes have the same terms and conversions as the tranche 4 notes outstanding as of March 31, 2024 for Damon. Each warrant related to the Third Party Bridge Note Warrants is exercisable anytime for 1 common share of Damon common stock at an exercise price of $2.7364, which is equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on the closing date of the Third Party Bridge Notes. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and condition for the subsequently issued warrants are the same as those issued by Damon during the nine months ended March 31, 2024. If the Business Combination is consummated, the Third Party Bridge Notes will be converted into Pubco common stock upon consummation of the Business Combination and the Third Party Bridge Note Warrants will become exercisable for Pubco common stock. Of the Third Party Bridge Notes and Warrants, an aggregate principal amount of $21,995,959 in notes with a fair value of $34,120,538 in fair value and 2,616,702 warrants were issued prior to March 31, 2024. The unaudited pro forma condensed combined and consolidated financial statements include a pro forma adjustment for the $2,401,173 of gross proceeds and 881,939 Third Party Bridge Notes and Warrants that were issued subsequent to March 31, 2024.

Forward Purchase Agreement

In connection with the impending Business Combination, Damon and Grafiti plan to enter into an agreement (the “Forward Purchase Agreement” or “Confirmation” or “FPA”) with (i) House of Lithium Ltd. (“Lithium”) and (ii) Braebeacon Holdings Inc. (“Braebeacon”) (with Lithium and Braebeacon collectively referred to as the “Seller”) related to an OTC Equity Prepaid Forward Transaction. In connection with the consummation of the Business Combination, Pubco will change its corporate name to “Damon Inc.”

Pursuant to the terms of the Forward Purchase Agreement, the Seller intends to purchase a variable amount of Damon shares, as such shares may be adjusted, exchanged or converted into 2,000,000 shares of Pubco pursuant to the terms of the BCA (the Number of Shares is subject to reduction only as described under the “Option Early Termination”) at an Initial Price of $12.00 (USD) for up to a total of $24 million in equity interest in Damon. At no time shall the Seller’s beneficial voting interest in Pubco exceed 9.9% of the shares outstanding in Pubco. A blocker (the “Blocker”) will be established, whereby Seller can obtain more than a 9.9% economic interest in Pubco, while maintaining below a 9.9% beneficial voting interest in Pubco. Additionally, 300,000 shares of Pubco (the “Commitment Fee Shares”), which will be issued to Sellers as soon as reasonably practicable following the Closing Date. The Commitment Fee Shares shall be deemed fully paid and nonassessable as of their date of issuance. In connection with the Forward Purchase Agreement, the settlement amount adjustment shall be a cash amount equal to the product of (x) (a) the number of shares as of the Valuation Date less (b) the number of Terminated Shares as of the Valuation Date, multiplied by (y) $1.00.

The unaudited pro forma condensed combined and consolidated financial statements include a pro forma adjustment related to the Forward Purchase Agreement. The forward purchase agreement is treated under GAAP as a derivative asset under ASC 815 and is shown at its estimated fair value of $21.5 million as an asset and equity. The Company is aware that the SEC Staff has issued comments relating to back-stop arrangements in which they concluded that the arrangement should be recorded as contra equity versus an asset. The SEC Staff viewed these arrangements to be analogous to a receivable for the sale of stock that should apply the guidance in Staff Accounting Bulletin Topic 4:E. These arrangements involved special purpose acquisition companies using an arrangement that the Company believes is not applicable to this transaction.

Grafiti Promissory Note

On May 21, 2024, Grafiti and Streeterville Capital, LLC (“Streeterville”) entered into a promissory note agreement (the “Promissory Note”) for an amount up to $6,470,000 bearing an interest rate of 10% per annum and due 12 months after the issue date. In connection with the close of the Business Combination, Streeterville will issue $5,000,000 in consideration for the Promissory Note of which $1,150,000 will be sent directly to Grafiti, $350,000 will be sent directly to Damon and $3,500,000 will be sent to an escrow account. Of the remaining $1,470,000 under the Promissory Note, $1,450,000 relates to original issue discount (“OID”) and $20,000 relates to issuance costs to cover legal, accounting, due diligence, monitoring and other transaction costs. Streeterville will be unconditionally obligated to release to Pubco the amount held in escrow upon completion of the certain Business Combination Agreement, dated as of October 23, 2023 between Grafiti, XTI, and Damon and listing of the combined company on a national securities exchange.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2024

	Grafiti (Historical)	Damon (Historical)	Subsequent Financing Transactions		Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash	$342,761	$24,010	$2,401,173	A	$(3,500,000)	G	$3,617,944
			5,000,000	B	(650,000)	G
Accounts receivable, net of allowances	50,132	—	—		—		50,132
Forward Purchase Agreement	—	—	—		21,540,000	J	21,540,000
Prepaid expenses and other current assets	56,476	195,359	—		—		251,835
Total Current Assets	$449,369	$219,369	$7,401,173		$17,390,000		$25,459,911

Property and equipment, net	2,628	1,362,847	—		—		1,365,475
Goodwill	—	—	—		65,763	K	65,763
Customer list	—	—	—		80,000	K	80,000
Premises lease deposits	—	176,293	—		—		176,293
Other assets	251	—	—		—		251
Total Assets	$452,248	$1,758,509	$7,401,173		$17,535,763		$27,147,693

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$122,204	$6,453,098	$—		$803,438	G	$7,378,740
Customer deposits	—	485,869	—		—		485,869
Current portion of operating lease liabilities	—	613,282	—		—		613,282
Current portion of finance lease liabilities	—	8,115	—		—		8,115
Deferred revenue	138,717	—	—		—		138,717
Convertible notes	—	34,120,538	2,401,173	A	(36,521,711)	C	—
Derivative warrant liabilities	—	5,565,225	—		(5,565,225)	H	—
Financial liability convertible to equity	—	3,000,000	—		(3,000,000)	D	—
Total Current Liabilities	$260,921	$50,246,127	$2,401,173		$(44,283,499)		$8,624,723
Promissory Note	—	—	6,470,000	B	—		6,470,000
Non-current portion of operating lease liabilities	—	298,259	—		—		298,259
Non-current portion of finance lease liabilities	—	181,035	—		—		181,035
Other non-current liabilities	—	18,662	—		—		18,662
Total Liabilities	$260,921	$50,744,083	$8,871,173		$(44,283,499)		$15,592,679

Stockholders’ Equity (Deficit)
Preferred Shares	$—	$71,590,087	$—		$(71,590,087)	F	$—
Common Stock - 3,600,001 shares authorized, issued and outstanding as of March 31, 2024	215,371	—	—		(215,371)	E	—
Common Stock	—	1,916,918	—		36,521,711	C	116,931,031
					3,000,000	D
					215,371	E
					71,590,087	F
					(2,000,000)	G
					5,565,225	H
					(24,044)	I
					145,763	K
Additional paid-in capital	—	9,751,751	—		21,540,000	J	31,291,751
Accumulated other comprehensive (loss) income	(3,516)	—	—		3,516	I	—
Accumulated deficit	(20,528)	(132,244,330)	(1,470,000)	B	(1,453,438)	G	(136,667,768)
					(1,500,000)	G
					20,528	I
Total Stockholders’ Equity (Deficit)	$191,327	$(48,985,574)	$(1,470,000)		$61,819,262		$11,555,015
Total Liabilities and Stockholders’ Equity	$452,248	$1,758,509	$7,401,173		$17,535,763		$27,147,693

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2024

	Grafiti (Historical)	Damon (Historical)	Subsequent Financing Transactions		Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$256,250	$—	$—		$—		$256,250
Cost of Revenues	60,758	—	—		—		60,758
Gross Profit	195,492	—	—		—		195,492

Operating Expenses:
Research and development	—	3,760,318	—		—		3,760,318
Sales and marketing	134,177	774,481	—		—		908,658
Depreciation	—	229,643	—		—		229,643
General and administrative	134,452	4,895,715	—		—		5,030,167
Amortization of intangibles	—	—	—		12,000	BB	12,000
Total Operating Expenses	268,629	9,660,157	—		12,000		9,940,786

Loss from Operations	$(73,137)	$(9,660,157)	$—		$(12,000)		$(9,745,294)

Other Income (Expense):
Change in fair value of financial liabilities	—	(12,939,830)	—		12,939,830	DD	—
Loss on debt settlement	—	(720,320)	—		—		(720,320)
Finance expense	—	(2,461,252)	(323,500)	AA	1,610,533	EE	(850,719)
Foreign exchange loss	—	176,575	—		—		176,575
Total Other Income (Expense)	$—	$(15,944,827)	$(323,500)		$14,550,363		$(1,717,964)

Loss before tax	(73,137)	(25,604,984)	(323,500)		14,538,363		(11,463,258)
Income tax provision	—	—	—		—		—
Net Loss	$(73,137)	$(25,604,984)	$(323,500)		$14,538,363		$(11,463,258)

Net Loss Per Share - Basic and Diluted
Basic and Diluted	(0.02)	(2.11)					(0.54)

Weighted Average Shares Outstanding
Basic and Diluted	3,600,001	12,135,890					21,374,213

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2023

	Grafiti (Historical)	Damon (Historical)	Subsequent Financing Transactions		Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$391,848	$—	$—		$—		$391,848
Cost of Revenues	95,220	—	—		—		95,220
Gross Profit	296,628	—	—		—		296,628

Operating Expenses:
Research and development	—	17,451,749	—		—		17,451,749
Sales and marketing	196,907	2,747,792	—		—		2,944,699
Depreciation	1,246	370,576	—		—		371,822
General and administrative	172,304	7,735,183	—		(6,900)	FF	7,900,587
Acquisition-related costs	—	—	20,000	AA	2,953,438	CC	2,973,438
Asset impairment	—	9,471,276	—		—		9,471,276
Gain from release of lease obligation, net	—	(6,167,001)	—		—		(6,167,001)
Amortization of intangibles	—	—	—		16,000	BB	16,000
Total Operating Expenses	$370,457	$31,609,575	$—		$2,962,538		$34,962,570

Loss from Operations	$(73,829)	$(31,609,575)	$—		$(2,962,538)		$(34,665,942)

Other Income (Expense):
Change in fair value of financial liabilities	—	(3,881,980)	—		3,881,980	DD	—
Finance expense	—	(1,091,697)	(2,097,000)	AA	512,183	EE	(2,676,514)
Foreign exchange loss	—	(429,356)	—		—		(429,356)
Total Other Income (Expense)	$—	$(5,403,033)	$(2,097,000)		$4,394,163		$(3,105,870)

Loss before tax	(73,829)	(37,012,608)	$(2,117,000)		1,431,626		(37,771,812)
Income tax provision	—	—	—		—		—
Net Loss	(73,829)	(37,012,608)	(2,117,000)		1,431,626		(37,771,812)

Net Loss Per Share - Basic and Diluted
Basic and Diluted	$(36,914.50)	$(3.13)					$(1.77)

Weighted Average Shares Outstanding
Basic and Diluted	2	11,829,386					21,374,213

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined and consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the spin-off and the Business Combination. The unaudited pro forma condensed combined and consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the spin-off and the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Damon and Grafiti UK.

Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet & Unaudited Pro Forma Pro Forma Condensed Combined and Consolidated Statement of Operations

The historical financial information of Damon was derived from the unaudited consolidated financial statements of Damon as of and for the nine months ended March 31, 2024 and the audited consolidated financial statements of Damon as of and for the fiscal year ended June 30, 2023, included elsewhere in this registration statement. As of and for the nine months ended March 31, 2024 and for the year ended June 30, 2023, the historical financial information of Grafiti consists of the carve-out financial statements of Grafiti UK, as Grafiti Holding, Inc. is the parent non-operating holding company of Grafiti UK and the operations of Grafiti following the carve-out from XTI.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pubco. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated financial information. As a result, the unaudited pro forma condensed combined and consolidated financial information does not assume any differences in accounting policies.

Note 3. Estimated Purchase Price Consideration

Estimated purchase price of $337,090 related to the Business Combination is comprised of the following components:

Equity consideration	$337,090
Total consideration	337,090

The estimated fair value of common stock of $337,090 included in the total equity consideration is based on the income and market approach valuations. The valuation takes the average value of the discounted cash flow analysis using the income approach, guideline trading multiples using the market approach and guideline transaction multiples using the market approach.

The Business Combination will be considered a reverse acquisition. As such, the acquisition-date fair value of the consideration transferred is calculated based on the number of equity interests Damon would have had to issue to shareholders of Grafiti to obtain the same ownership interest in Pubco. Any excess of the consideration transferred will be allocated to goodwill as shown in adjustment K.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The Company will be presenting subsequent financing transactions and transaction accounting adjustments in the unaudited pro forma condensed combined and consolidated financial information.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statement of operations are based upon the number of shares of Pubco Common Stock outstanding, assuming the Business Combination and related transactions occurred on July 1, 2022.

Pro Forma Adjustments for Subsequent Damon Financing Transactions

The pro forma adjustments for subsequent Damon financing transactions represent significant transactions completed by Damon subsequent to March 31, 2024 as follows:

A. To account for the issuance of convertible notes and 746,725 warrants with gross proceeds of $2,031,173. The convertible notes consist of funding from certain investors who were issued common share purchase warrants to subscribe for and purchase Damon common shares that were entered into subsequent to March 31, 2024 and funds were subsequently received. The convertible notes and warrants associated with the convertible notes are expected to be converted to equity at the close of the Business Combination and are subsequently accounted for with the pro forma adjustment in Note C.

B. To record proceeds, net of the OID, in the amount of $5,000,000 to Grafiti in connection with the Promissory Note dated June 26, 2024. The note bears interest at a rate of 10% and the note shall be due 18 months after the close of the Business Combination.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined and consolidated balance sheet as of March 31, 2024 are as follows:

C. To convert all of Damon’s convertible notes, inclusive of $1,610,533 of accrued interest thereon, and the related warrants issued to common equity of Pubco at the close of the Business Combination, which had a total fair value of $36,151,711.

D. Represents the conversion of Damon’s simple agreements for future equity (“SAFE”) in the amount of $3,000,000 from financial liabilities to equity.

E. To convert all Grafiti’s common stock of $215,371 to common equity of Pubco at the close of the Business Combination.

F. To convert all Damon’s Preferred Shares of $71,590,087 to common equity of Pubco at the close of the Business Combination.

G. Represents estimated non-recurring transaction costs of $6,953,438 that are expected to be incurred subsequent to March 31, 2024. The estimated transaction costs are inclusive of advisory, banking, printing, legal and accounting fees, as well as employee incentive amounts incurred in connection to the Business Combination. Total estimated transaction costs expected to be incurred by Grafiti and Damon in connection with the Business Combination are estimated to be $1,453,438 and $5,500,000, respectively. Grafiti estimated transaction costs of $803,438 to be incurred subsequent to March 31, 2024 will be paid upon the agreed upon payment terms with the third parties. Grafiti transaction costs for advisory fees of $650,000 will be paid immediately upon close of the Business Combination. Damon estimated transaction costs of $3,500,000 are expected to be paid at the close of the Business Combination and therefore is reflected as a pro forma adjustment to cash. Damon estimated transaction costs of $2,000,000 are expected to be paid at the close of the Business Combination through equity issuances.

H. Reflects the conversion of historical derivative warrant liabilities to common equity of Pubco in accordance with the amended warrant agreements.

I. Reflects the eliminations of Grafiti’s historical accumulated deficit and accumulated other comprehensive loss as an adjustment to additional paid-in capital as part of the reverse acquisition.

J. Reflects the recording of the derivative asset valued at $21,540,000 as of March 31, 2024, associated with the Forward Purchase Agreement between the Company, House of Lithium and Braebeacon.

K. Represents adjustments for the estimated preliminary purchase price allocation for the Business Combination. The preliminary calculation of total consideration is presented below as if the Business Combination was consummated on March 31, 2024:

Fair Value (in thousands)
Equity consideration	$337,090
Total consideration	$337,090

Assets acquired:
Cash and cash equivalents	$342,761
Accounts receivable	50,132
Prepaid assets and other current assets	56,476
Property and Equipment	2,628
Other assets	251
Customer list	80,000
Goodwill	65,763
Total assets acquired	598,011

Liabilities assumed:
Accounts payable	70,949
Accrued liabilities	51,255
Deferred revenue	138,717
Total liabilities assumed	260,921
Estimated fair value of net assets acquired	$337,090

In connection with the Business Combination, the Company recognized $80,000 of identifiable intangible assets and $65,763 of goodwill, which represents the excess cost over fair value of identifiable net assets acquired, pursuant to the preliminary purchase price allocation. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized. In addition, the Company recorded an adjustment to common stock of $145,763 to reflect the value of the consideration in the transaction pursuant to the preliminary purchase price allocation.

Below is a summary of intangible assets identified and acquired in the Business Combination based on the preliminary purchase price allocation:

Identified Intangible Assets	Fair Value	Useful Life (Years)
Customer list	$80,000	5
Total	$80,000

Adjustments related to Subsequent Financing Transactions of Grafiti to Unaudited Pro Forma Condensed Combined and Consolidated Statements of Operations

The adjustments related to subsequent financing transactions of Damon included in the unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended March 31, 2024 and the fiscal year ended June 30, 2023 are as follows:

AA. Represents adjustment to record the interest expense incurred on the Grafiti Promissory Note outlined in Note B for the nine months ended March 31, 2024 and the fiscal year ended June 30, 2023 of $323,500 and $647,000, respectively, as if the Promissory Note were outstanding as of July 1, 2022. The interest expense for the OID and acquisition costs for the payment of issuance costs are recorded in the fiscal year ended June 30, 2023 in the amounts of $1,450,000 and 20,000, respectively.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended March 31, 2024 and the fiscal year ended June 30, 2023 are as follows:

BB. Represents incremental adjustments to record amortization of intangible assets acquired as if the Business Combination had taken place on July 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

Identified Intangible Assets	Fair Value	Years of Amortization	For the Nine Months Ended March 31, 2024	Year Ended June 30, 2023
Customer list	$80,000	5	$12,000	$16,000
Total amortization expense			$12,000	$16,000

CC. Reflects the estimated transaction costs of $2,953,438 to be expensed as if incurred on July 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined and consolidated statement of operations. This is a non-recurring item. Below represents a summary of the expensed transaction costs associated with the Business Combination.

Third party fees (legal, accounting, investment, etc.)	$803,438
Advisory Fees	650,000
Estimated Grafiti transaction costs	1,453,438

Estimated Damon transaction costs to be expensed	1,500,000
Total costs to be expensed	2,953,438

None of the transaction costs above have been incurred as of March 31, 2024. As such, $2,953,438 was expensed on the unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2023.

DD. Represents adjustment to remove the loss due to the change in fair value related to Damon’s convertible notes and SAFE financial liabilities, as these instruments are assumed to have been converted into common equity as if the Business Combination had taken place on July 1, 2022. For the nine months ended March 31, 2024, Damon recorded a loss of $3,836,434, a gain of $99,655 for their convertible notes and SAFE financial liabilities, and a loss of $1,002,306 on warrant liabilities, respectively, for a total adjustment of $12,939,830. For the fiscal year ended June 30, 2023, Damon recorded a loss of $2,874,000, $740,030 for their convertible notes and SAFE financial liabilities and $267,950 on warrant liabilities, respectively, for a total adjustment of $3,881,980.

EE. Represents adjustment to eliminate interest expense on the convertible notes outlined in Note B for the nine months ended March 31, 2024 and the fiscal year ended June 30, 2023 of $1,610,533 and $512,183, respectively, as these instruments are assumed to have been converted into common equity as if the Business Combination had taken place on July 1, 2022.

FF. Represents the removal of Grafiti UK’s allocated management costs from XTI for the fiscal year ended June 30, 2023 of $6,900 as these costs will not be incurred by the combined company.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, the issuance of additional shares, and issuance of Forward Purchase Shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since July 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined and consolidated financial information has been prepared for the nine months ended March 31, 2024 and for the fiscal year ended June 30, 2023:

	Nine Months Ended March 31, 2024 (1)	Year Ended June 30, 2023 (1)
Pro forma net loss	$(11,463,258)	$(37,771,812)
Weighted average shares outstanding - basic and diluted	21,374,213	21,374,213
Pro forma net loss per share - basic and diluted	$(0.54)	$(1.77)
Excluded securities:(2)(3)
Options	1,657,664	1,657,664
Warrants	1,729,347	1,729,347
Shares issuable under the Forward Purchase Agreement	300,000	300,000

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”
(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.
(3)	The potentially dilutive outstanding securities of Damon to be exchanged for securities of Pubco are adjusted to reflect the exchange ratio associated with the Business Combination.